Exhibit 2.1

                IN THE UNITED STATES BANKRUPTCY COURT

                    FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - x
                              :
In re:                        :   Chapter 11
                              :
TOKHEIM CORPORATION, et al.,  :   Case No. 00-_____(____)
                              :
                  Debtors.    :   Jointly Administered
                              :
- - - - - - - - - - - - - - - x

                    DISCLOSURE STATEMENT WITH RESPECT TO
      JOINT PREPACKAGED PLAN OF REORGANIZATION OF TOKHEIM CORPORATION
                         AND ITS SUBSIDIARY DEBTORS

David S. Kurtz (IL 03126561)
Felicia Gerber Perlman (IL 06210753)
SKADDEN, ARPS, SLATE, MEAGHER
  & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285
(312) 407-0700

Gregg M. Galardi (I.D. No. 2991)
SKADDEN, ARPS, SLATE, MEAGHER
  & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware  19899-0636
(302) 651-3000

ATTORNEYS FOR DEBTORS
Dated:August 16, 2000





                             TABLE OF CONTENTS

                                                                   PAGE


I.  INTRODUCTION....................................................1
      A. Holders of Claims Entitled to Vote........................10
      B. Voting Procedures.........................................11
      C. Confirmation Hearing......................................12

II.  OVERVIEW OF THE PLAN..........................................12
      A. General Information Concerning Treatment of Claims and
         Interests.................................................13
      B. Summary of Distributions..................................13
      C. Prepetition Notes.........................................19
      D. Impaired Unsecured Claims.................................19
      E. KSOP Claims...............................................20
      F. Management Option Plan....................................21
      G. Terms of New Credit Agreement/Exit Facility...............21
      H. Terms of Securities to Be Issued Pursuant to the Plan.....22
            1. New Common Stock....................................22
            2. New Junior Warrants.................................22
            3. New Warrants........................................22
            4. Bank Warrants.......................................22
            5. New Preferred Stock.................................23
      I. Board of Directors of Reorganized Tokheim.................23
      J. Value of Reorganized Debtors..............................24
      K. Retention of Lazard.......................................24

III.  GENERAL INFORMATION..........................................25
      A. Description and History of Debtors' Business..............25
            1. The Debtors.........................................25
            2. The Business........................................25
            3. History.............................................25
            4. Industry............................................28
      B. Significant Funded Indebtedness...........................28
      C. Events Leading to Chapter 11 Filings......................30

IV.  THE ANTICIPATED CHAPTER 11 CASES..............................31
      A. Motions to Be Filed.......................................31
      B. Debtor in Possession Financing............................34
      C. Timetable for Chapter 11 Cases............................34

V.  THE PLAN OF REORGANIZATION.....................................34
      A. Overview of Chapter 11....................................35
      B. Overall Structure of the Plan.............................36
      C. Classification and Treatment of Claims and Interests......36
            1. Fee Claims..........................................37
            2. Administrative Claims...............................38
            3. Priority Tax Claims.................................39
            4. Class 1 - Non-Tax Priority Claims...................39
            5. Class 2 - Other Secured Claims......................40
            6. Class 3 - Unimpaired Unsecured Claims...............41
            7. Class 4 - Secured Lender Claims.....................41
            8. Class 5A - Impaired Unsecured Claims................42
           10. Class 6 - KSOP Claims...............................42
           11. Class 7 - Old Common Stock..........................42
           12. Class 8 - Securities Claims.........................43
           13. Class 9 - Other Old Equity..........................43
           14. Special Provision Regarding Unimpaired Claims.......43
      D. Method of Distribution Under the Plan.....................43
            1. Sources of Cash for Plan Distributions..............43
            2. Distributions for Claims or Interests Allowed as
               of the Effective Date...............................44
            3. Interest on Claims..................................44
            4. Distributions by the Reorganized Debtors............44
            5. Delivery of Distributions and Undeliverable or
               Unclaimed Distributions.............................45
            6. Record Date for Distributions.......................46
            7. Allocation of Plan Distributions Between Principal
               and Interest........................................46
            8. Means of Cash Payment...............................46
            9. Withholding and Reporting Requirements..............46
           10. Setoffs.............................................47
           11. Fractional Shares...................................47
           12. Surrender of Cancelled Securities...................48
           13. Lost, Stolen, Mutilated or Destroyed Debt
               Securities..........................................49
      E. Resolution of Disputed, Contingent and Unliquidated
         Claims....................................................49
            1. Objection Deadline; Prosecution of Objections.......49
            2. No Distributions Pending Allowance..................49
            3. Disputed Claims Reserve; Disputed Interest Reserve..50
            4. Distributions After Allowance.......................50
      F. Means for Implementation of the Plan......................51
              1.  Continued Corporate Existence and Vesting of
                  Assets in Reorganized Debtors....................51
            2. Corporate Governance, Directors and Officers and
               Corporate Action....................................52
            3. Substantive Consolidation...........................53
            4. Issuance of New Securities and Related Documents....57
            5. Issuance of New Common Stock, New Preferred
               Stock, New Junior Warrants and New Warrants.........58
            6. New Credit Agreement................................58
            7. Exit Financing......................................58
            8. Registration Rights Agreement.......................58
            9. Management Option Plan..............................58
      G. Treatment of Executory Contracts and Unexpired Leases.....59
            1. Assumption of Executory Contracts and Unexpired
               Leases..............................................59
            2. Claims Based on Rejection of Executory Contracts
               or Unexpired Leases.................................59
            3. Cure of Defaults of Assumed Executory Contracts
               and Unexpired Leases................................60
            4. Indemnification of Directors, Officers and
               Employees...........................................60
            5. Compensation and Benefit Programs...................60
      H. Confirmation and Effectiveness of the Plan................62
            1. Conditions to Confirmation..........................62
            2. Conditions to Effective Date........................62
            3. Waiver of Conditions................................64
            4. Consequences of Non-Occurrence of Effective Date....64
      I. Effect of Plan Confirmation...............................64
            1. Preservation of Rights of Action; Settlement of
               Litigation Claims...................................64
            2. Releases............................................65
            3. Discharge of Claims and Termination of Interests....67
            4. Exculpation and Limitation of Liability.............67
            5. Injunction..........................................68
            6. Termination of Subordination Rights and Settlement
               of Related Claims...................................68
      J. Summary of Other Provisions of the Plan...................70
            1. Exemption from Certain Transfer Taxes...............70
            2. Cancellation of Notes, Instruments, Debentures and
               Common Stock........................................70
            3. Effectuating Documents, Further Transactions and
               Corporate Action....................................71
            4. Bar Date for Administrative Claims..................71
            5. Severability of Plan Provisions.....................71
            6. Revocation, Withdrawal or Non-Consummation..........72
            7. Section 1145 Exemption..............................72
            8. Plan Supplement.....................................72
            9. Amendment or Modification of the Plan...............73
            10.   Jurisdiction Over the Reorganized Debtor.........73

VI.  CONFIRMATION AND CONSUMMATION PROCEDURE.......................73
      A. Solicitation of Votes.....................................74
      B. The Confirmation Hearing..................................77
      C. Confirmation..............................................78
            1. Unfair Discrimination and Fair and Equitable Tests..78
            2. Best Interests Test.................................79
            3. Feasibility.........................................81

VII.  RISK FACTORS TO BE CONSIDERED................................83
      A. Certain Bankruptcy Considerations.........................83
            1. Failure to Satisfy Vote Requirement.................83
            2. Non-Confirmation or Delay of Confirmation of the
               Plan................................................84
            3. Non-Consensual Confirmation.........................84
            4. Risk of Non-Occurrence of the Effective Date........84
            5. General Effect......................................84
            6. Effect of Tokheim's Chapter 11 Case on Relations
               with Trade Vendors..................................85
            7. Risk of Failure to Obtain Authority to Pay
               Prepetition Unsecured Claims in the Ordinary
               Course of Business..................................85
            8. Methods of Solicitation.............................85
            9. Classification and Treatment of Claims and Equity
               Interests...........................................86
      B. Factors Affecting the Value of the Securities to Be
         Issued Under the Plan.....................................88
            1. Speculative Nature..................................88
            2. Competitive Conditions..............................88
            3. Variances from Projections..........................88
            4. Disruption of Operations............................89
            5. Lack of Trading Market..............................89
            6. Dividend Policies...................................90
      C. Risks Relating to the Reorganized Debtors.................90
            1. Leverage and Debt Service...........................90
            2. Debtors' Employees..................................90
            3. New Credit Agreement................................91

VIII.  CERTAIN OTHER LEGAL CONSIDERATIONS..........................91
      A. Section 4(2) of the Securities Act........................91
      B. Section 1145 of the Bankruptcy Code.......................92
      C. Registration..............................................93

IX.  ..............................................................93
      A. General...................................................93
      B. Federal Income Tax Consequences to the Debtors............94
            1. Cancellation of Indebtedness Income.................94
            2. Net Operating Losses................................95
            3. Federal Alternative Minimum Tax.....................97
      C. Federal Income Tax Consequences to Holders of Claims......98
            1. Holders of Secured Lender Claims (Class 4)..........98
            2. Holders of Impaired Unsecured Claims (Classes 5A
               and 5B) ...........................................100
      D. Information Reporting and Backup Withholding.............101
      E. Importance of Obtaining Professional Tax Assistance......101

X.  ALTERNATIVES TO CONFIRMATION AND
   CONSUMMATION OF THE PLAN.......................................102
      A. Alternative Plan(s) of Reorganization....................102
      B. Liquidation Under Chapter 7 or Chapter 11................103

XI.  CONCLUSION AND RECOMMENDATION................................104




                                  EXHIBITS


EXHIBIT A      JOINT PREPACKAGED PLAN OF REORGANIZATION OF
               TOKHEIM CORPORATION AND ITS SUBSIDIARY
               DEBTORS

EXHIBIT B      ANNUAL REPORT ON FORM 10-K

EXHIBIT C      QUARTERLY REPORT ON FORM 10-Q

EXHIBIT D      REORGANIZATION VALUATION ANALYSIS

EXHIBIT E      LIQUIDATION ANALYSIS

EXHIBIT F      PROJECTIONS



                              I. INTRODUCTION

            Tokheim Corporation ("Tokheim" or the "Company") and the other above-captioned debtors (collectively with Tokheim, the "Debtors") submit this disclosure statement (the "Disclosure Statement") to holders of claims against the Debtors in connection with the solicitation of acceptances of the Joint Prepackaged Plan of Reorganization of Tokheim Corporation and Its Subsidiary Debtors, dated August 16, 2000, as the same may be amended (the "Plan"). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

            THE DEADLINE FOR VOTING ON THE PLAN IS 12:00 P.M. EASTERN TIME ON AUGUST 28, 2000. VOTING INSTRUCTIONS ARE SET FORTH ON PAGES 10 THROUGH 12 HEREIN.

            THE DEBTORS HAVE NOT COMMENCED CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME.

            BECAUSE NO BANKRUPTCY CASE HAS BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT WITH RESPECT TO WHETHER IT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE, 11 U.S.C. ss. 1125(a). NONETHELESS, IF CHAPTER 11 CASES SUBSEQUENTLY ARE COMMENCED, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS DISCLOSURE STATEMENT WAS IN COMPLIANCE WITH
SECTION 1126(b) OF THE BANKRUPTCY CODE, 11 U.S.C. ss. 1126(b).

            NEITHER THE SECURITIES OFFERED NOR THIS DISCLOSURE STATEMENT OR THE PLAN HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

            This Disclosure Statement describes certain aspects of the Plan, the Debtors' operations, the Debtors' projections and other related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETY.

            The Plan provides for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all creditors and equity holders and to enhance the financial viability of the Reorganized Debtors. The Plan contemplates the restructuring of all of the Debtors' senior secured debt obligations and the elimination of the Debtors' unsecured subordinated debt obligations and certain other liabilities.

            Tokheim negotiated the terms of the Plan with the lenders under the Debtors' Prepetition Credit Agreement (the "Prepetition Lenders") and an ad hoc committee of Prepetition Noteholders (the "Bondholder Committee"), many of whose members have agreed in principle to the restructuring described in the Plan. The members of the Bondholder Committee have informed the Company that they collectively hold or control approximately 40% of the outstanding principal amount of the Senior Subordinated Notes and 75% of the outstanding principal amount of the Junior Subordinated Notes. The Prepetition Lenders have retained Policano & Manzo as their financial advisors and Mayer, Brown & Platt as their legal advisors. The Bondholder Committee has retained Houlihan, Lokey, Howard & Zukin as its financial advisors and Wachtell, Lipton, Rosen & Katz as its legal advisors.

            THE BOARD OF DIRECTORS OF TOKHEIM BELIEVES THAT THE PLAN IS IN THE BEST INTEREST OF CREDITORS AND EQUITY HOLDERS. ACCORDINGLY, CREDITORS ENTITLED TO VOTE ON THE PLAN ARE URGED TO VOTE IN FAVOR OF THE PLAN.

            If the Plan becomes effective then, on the Effective Date, the Holders of Claims under the Prepetition Credit Agreement (the "Secured Lender Claims") will receive their share of the New Tranche A Term Notes and the New Tranche B Term Notes, as set forth more fully in the Plan, the New Special Notes, the New Preferred Stock and the Bank Warrants. In addition, the Holders of Senior Subordinated Notes, in full satisfaction of the Debtors' obligations under the Senior Subordinated Notes, and the Holders of General Impaired Unsecured Claims will receive their pro rata share of 4,410,000 shares of New Common Stock. The Holders of Junior Subordinated Notes will receive, in full satisfaction of the Debtors' obligations under the Junior Subordinated Notes, (i) their pro rata share of 90,000 shares of New Common Stock and (ii) their pro rata share of the New Junior Warrants. In addition, on the Effective Date, all of the issued and outstanding shares of Tokheim's Old Common Stock will be cancelled, and each Holder of Old Common Stock and any Securities Claim will receive its pro rata share of the New Warrants.

            The Debtors believe that the Plan will enable the Debtors to successfully reorganize and accomplish the objectives of chapter 11 and that acceptance of the Plan is in the best interests of the Debtors and their creditors. The Debtors urge holders of Claims entitled to vote to accept the Plan.

            THE DEBTORS INTEND TO SEEK A COURT ORDER AUTHORIZING THEM TO CONTINUE OPERATING THEIR BUSINESS IN CHAPTER 11 IN THE ORDINARY COURSE AND TO PAY THEIR EMPLOYEES, TRADE CREDITORS AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME DURING THE PENDENCY OF THEIR CHAPTER 11 CASE. THE CLAIMS OF THE DEBTORS' EMPLOYEES AND OTHER SECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.

            The Plan contemplates and is predicated upon the substantive consolidation of the Debtors only for the purpose of treating Class 4, 5A and 5B Claims under the Plan, including voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to other Classes of Claims or Interests.

            The board of directors of Tokheim held a meeting by conference call to consider the Plan. At the meeting the Plan was presented to the board, and the board was given the opportunity to ask any questions concerning the Plan from its legal and financial advisors. The directors on the board approved the Plan by a unanimous vote.

            Attached as Exhibits to this Disclosure Statement are copies of the following:

     o      The Plan (Exhibit A);

     o Annual Report on Form 10-K for the fiscal year ended November 30, 1999 (Exhibit B);

     o Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000 (Exhibit C);

     o      Reorganization Valuation Analysis (Exhibit D);

     o      Liquidation Analysis (Exhibit E);

     o      Projections (Exhibit F).

            In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the Holders of Claims entitled to vote to accept or reject the Plan.

            This Disclosure Statement does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, any securities that may be deemed to be offered hereby with respect to any creditor that is not an "accredited investor" as defined in Regulation D under the Securities Act. Any ballot submitted by any such creditor will be deemed a rejection of the Plan for purposes of determining whether requisite votes for acceptance of the Plan have been received. In any state or other jurisdiction (domestic or foreign) in which any securities that may be deemed to be offered hereby are required to be qualified for offering in such jurisdiction, no offer is hereby being made to, and the receipt of ballots will not be accepted from, residents of such jurisdiction unless and until such requirements, in the sole and final determination of the Debtors, have been fully satisfied. Until such time, any ballot submitted with respect to any such creditor will be deemed null and void and will not constitute a rejection or acceptance for purposes of determining whether requisite votes for acceptance of the Plan have been received.

            NO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER FEDERAL OR STATE SECURITIES OR "BLUE SKY" LAWS HAS BEEN FILED WITH THE SEC OR ANY OTHER AGENCY BY THE DEBTORS WITH RESPECT TO THE NEW TERM NOTES, NEW SPECIAL NOTES, NEW WARRANTS, NEW JUNIOR WARRANTS, NEW COMMON STOCK, BANK WARRANTS AND NEW PREFERRED STOCK THAT WILL BE ISSUED ON THE EFFECTIVE DATE AND THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THE SOLICITATION. THE DEBTORS ARE RELYING ON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT AND THE REGULATIONS PROMULGATED THEREUNDER AND SIMILAR STATE LAW PROVISIONS TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER OF THE NEW TERM NOTES, NEW SPECIAL NOTES, BANK WARRANTS, NEW WARRANTS, NEW JUNIOR WARRANTS, THE NEW COMMON STOCK AND NEW PREFERRED STOCK THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION.

            FOLLOWING SOLICITATION OF IMPAIRED CREDITORS' ACCEPTANCES OF THE PLAN AND THE DEBTORS' COMMENCEMENT OF CHAPTER 11 CASES, THE DEBTORS FURTHER EXPECT, PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE, TO SEEK BANKRUPTCY COURT APPROVAL OF THIS DISCLOSURE STATEMENT.

            NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE DEBTORS.

            THE ACCURACY OF THE ACCOUNTING, FINANCIAL, ECONOMIC AND OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE EXCLUSIVE RESPONSIBILITY OF THE DEBTORS.

            THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY CREDITOR DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

            THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

            THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

            EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS.

            Article VI of the Disclosure Statement specifies the deadlines, procedures and instructions for voting to accept or reject the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each Holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes.

            FOR THE CONVENIENCE OF HOLDERS OF CREDITORS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY ARTICLE VII, "RISK FACTORS TO BE CONSIDERED," OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

            SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This Disclosure Statement contains forward-looking statements within the meaning of section 27A of the Securities Act and section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of the Debtors and those preceded by, followed by or that include the word may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential, or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this Disclosure Statement, could affect the Debtors' future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

     o material adverse changes in economic conditions in the markets we serve;
     o      future regulatory actions and conditions in our operating areas;
     o      competition from others in the industry;
     o increases in labor costs and relations with union bargaining units representing our employees;
     o the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits;
     o      failure to obtain new customers or retain existing customers;
     o inability to carry out strategies to accelerate new product development programs; and
     o other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

            NO PROJECTIONS OR OTHER FORWARD-LOOKING ANALYSES CONTAINED HEREIN WERE PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. TOKHEIM'S INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. FOR ADDITIONAL INFORMATION ABOUT TOKHEIM AND ITS OPERATING AND FINANCIAL CONDITIONS, PLEASE SEE TOKHEIM'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1999 FILED WITH THE SEC AND ANNEXED AS EXHIBIT B.

A.    HOLDERS OF CLAIMS ENTITLED TO VOTE

            Pursuant to the provisions of the Bankruptcy Code, classes of claims in which the holders of claims are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims which are not entitled to receive a distribution on account of their claims are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

            The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Article VI, "Means for Implementation of the Plan - Confirmation and Effectiveness of the Plan."

            The Disclosure Statement (and the exhibits hereto), together with the accompanying form of ballot (the "Ballot"), form of master ballot (the "Master Ballot") and the related materials delivered together herewith, is being furnished for purposes of soliciting votes on the Plan to Holders of Secured Lender Claims, Impaired Unsecured Claims and Junior Subordinated Note Claims as of the Voting Record Date (as defined below). A vote to accept the Plan shall be deemed a vote to accept the Management Option Plan.

            The Debtors are not soliciting votes from Holders of Old Common Stock and will ask the Bankruptcy Court to waive the solicitation requirement with respect to Holders of such Interests, although they are impaired and will receive a distribution under the Plan, and to deem the Holders of Class 7 Old Common Stock Interests to have rejected the Plan.

            The Holders of Secured Lender Claims, Impaired Unsecured Claims and Junior Subordinated Note Claims as of August 11, 2000 (the "Voting Record Date"), are entitled to vote on the Plan. Votes on the Plan are not being solicited from Holders of Other Secured Claims, Unimpaired Unsecured Claims, KSOP Claims, Old Common Stock , Securities Claims or Other Old Equity. Holders of such Claims and Interests will be conclusively presumed to have accepted or rejected the Plan as set forth herein and in the Plan.

            Section 1129(b) permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see Section VI.C, "Confirmation and Consummation Procedure
- Confirmation." Accordingly, the Debtors intend to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 8 and 9, as well as Class 7 if the Bankruptcy Court grants the Debtors' motion to waive any obligation to solicit their votes and Class 7 is deemed to reject the Plan.

B.    VOTING PROCEDURES

            If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to:

                            TOKHEIM CORPORATION
                         c/o Logan & Company, Inc.
                              546 Valley Road
                     Upper Montclair, New Jersey 07043
                       Attn: Tokheim Balloting Center

provided, however, that, pursuant to the terms of the Plan, beneficial owners of Senior Subordinated Notes who receive a Ballot from a bank or brokerage firm (or its agent) shall return the Ballot to such bank or brokerage firm (or its agent).

            TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY LOGAN & COMPANY, INC. ("LOGAN") NO LATER THAN 12:00 P.M., PREVAILING EASTERN TIME, ON AUGUST 28, 2000 (THE "VOTING DEADLINE"). PLEASE NOTE: IF YOU RECEIVED A BALLOT FROM A BANK OR BROKERAGE FIRM, YOUR BALLOT MUST BE RETURNED TO SUCH BANK OR BROKERAGE FIRM NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON AUGUST 25, 2000 (THE "BENEFICIAL HOLDERS' VOTING DEADLINE").

            ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

            If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Tokheim Balloting Center Logan & Company, Inc. at (973) 509-3190. For additional information on voting, see Section VI.A, "Confirmation and Consummation Procedure - Solicitation of Votes."

C.    CONFIRMATION HEARING

            Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

            When the Debtors file petitions for relief under chapter 11 of the Bankruptcy Code, they will request the Bankruptcy Court schedule a Confirmation Hearing. Notice of the Confirmation Hearing will be provided to holders of Claims and Equity Interests or their representatives (the "Confirmation Notice") as set forth in an order of the Bankruptcy Court. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the notice of confirmation and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.


                      II.  OVERVIEW OF THE PLAN

            The following is an overview of certain material provisions of the Plan, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed thereto in the Plan. See
Article VII, "Risk Factors to be Considered" for a description of certain risk factors related to the Plan.

A.    GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

            The Plan provides for payment in full of Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims, Other Secured Claims and Unimpaired Unsecured Claims or such other treatment that will not impair such Holders under section 1124 of the Bankruptcy Code. Holders of KSOP Claims will be Unimpaired. The Plan also provides that (i) Holders of Secured Lender Claims will receive the New Tranche A Term Notes and the Tranche B Term Notes, as set forth in the Plan, their pro rata share of the New Special Notes, the New Preferred Stock and the Bank Warrants and (ii) Holders of Impaired Unsecured Claims will receive their pro rata share of 4,410,000 shares of New Common Stock. Holders of Junior Subordinated Note Claims will receive (i) their pro rata share of 90,000 shares of New Common Stock and (ii) their pro rata shares of the New Junior Warrants. In addition, Holders of Old Common Stock and Securities Claims (although the Debtors believe there are no Securities Claims) will receive their pro rata share of the New Warrants.

            The Debtors intend to seek to consummate the Plan and cause the Effective Date to occur by October 15, 2000. There can be no assurance, however, as to when or whether the Effective Date will occur.

            The Debtors believe that the Plan provides distributions to all Classes of Claims and Interests that reflect an appropriate resolution of the Claims and Interests, taking into account the differing nature and priority of such Claims and Interests.

B.    SUMMARY OF DISTRIBUTIONS

            Under the Plan, Claims against and Interests in the Debtors are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will be paid in full in Cash once their Claims become Allowed Claims or receive such other treatment that will not impair the Holders of such Claims under section 1124 of the Bankruptcy Code. All other Claims and all Interests will be divided into ten Classes and will receive the distributions and recoveries (if any) described in the table below.

            The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan.

            ALTHOUGH THE DEBTORS BELIEVE THAT THE ESTIMATED PERCENTAGE RECOVERY FOR HOLDERS OF CLASS 5A CLAIMS ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY USED IN THE NEGOTIATIONS OF THE PLAN, THERE IS NO ASSURANCE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN CLASS 5A WILL NOT EXCEED THE ESTIMATED AGGREGATE AMOUNT SHOWN IN THE TABLE BELOW. The actual recoveries under the Plan by the creditors in Class 5A will be dependent upon a variety of factors including, but not limited to, whether, and in what amount, contingent claims against the Debtors become non-contingent and fixed and whether, and to what extent, Disputed Claims are resolved in favor of the Debtors rather than the claimants. Accordingly, no representation can be or is being made with respect to whether the Estimated Percentage Recovery shown in the table below will be realized by the holder of an Allowed Claim in Class 5A.

Description and Amount
of Claims or Interests                         Summary of Treatment
-------------------------------------------------------------------------------

Class 1 (Non-Tax Priority Claims)         Class 1 is unimpaired by the
                                          Plan. Each holder of an Allowed
A Claim (other than an                    Non-Tax Priority Claim is
Administrative Claim or a                 conclusively presumed to have
Priority Tax Claim) that is               accepted the Plan and is not
entitled to priority in payment           entitled to vote to accept or
pursuant to section 507(a) of the         reject the Plan.
Bankruptcy Code.
                                          The legal and equitable rights of
                                          the Holders of Non-Tax Priority
                                          Claims are unaltered by the Plan.
                                          On, or as soon as reasonably
                                          practicable after (i) the
                                          Distribution Date if such Non-Tax
                                          Priority Claim is an Allowed
                                          Non-Tax Priority Claim as of the
                                          Effective Date or (ii) the date
                                          on which such Non-Tax Priority
                                          Claim becomes an Allowed Non-Tax
                                          Priority Claim, each Holder of an
                                          Allowed Non-Tax Priority Claim
                                          shall receive in full
                                          satisfaction, settlement and
                                          release of and in exchange for
                                          such Allowed Non-Tax Priority
                                          Claim at the election of the
                                          Debtors (a) Cash equal to the
                                          amount of such Allowed Non-Tax
                                          Priority Claim; (b) such other
                                          treatment as to which the Debtors
                                          or the Reorganized Debtors and
                                          the holder of such Allowed
                                          Non-Tax Priority Claim have
                                          agreed upon in writing; or (c)
                                          such Claim will be otherwise
                                          treated in any other manner such
                                          that it will not be impaired
                                          pursuant to section 1124 of the
                                          Bankruptcy Code, provided,
                                          however, any Allowed Non-Tax
                                          Priority Claim not due and owing
                                          on the Effective Date will be
                                          paid in accordance with this
                                          section when such Claim becomes
                                          due and owing.

                                          Estimated Percentage Recovery:  100%
Class 2  (Other Secured Claims)

A Claim (other than an                    Class 2 is unimpaired by the
Administrative Claim or a Secured         Plan. Each Holder of an Allowed
Lender Claim) that is secured by          Other Secured Claim is
a lien on property in which a             conclusively presumed to have
Debtor's Estate has an interest           accepted the Plan and is not
or that is subject to setoff              entitled to vote to accept or
under section 553 of the                  reject the Plan.
Bankruptcy Code, to the extent of
the value of the Claim holder's           The legal, equitable and
interest in the applicable                contractual rights of the Holders
Estate's interest in such                 of Allowed Other Secured Claims
property or to the extent of the          are unaltered by the Plan. On, or
amount subject to setoff, as              as soon as reasonably practicable
applicable, as determined                 after (i) the Distribution Date
pursuant to section 506(a) of the         if such Other Secured Claim is an
Bankruptcy Code or, in the case           Allowed Other Secured Claim on
of the setoff, pursuant to                the Effective Date or (ii) the
section 553 of the Bankruptcy             date on which such Other Secured
Code.                                     Claim becomes an Allowed Other
                                          Secured Claim, each Holder of an
                                          Allowed Other Secured Claim shall
                                          receive at the election of the
                                          Debtors in full satisfaction,
                                          settlement and release of and in
                                          exchange for such Allowed Other
                                          Secured Claim (a) Cash equal to
                                          the amount of such Allowed Other
                                          Secured Claim; (b) such other
                                          treatment as to which the Debtors
                                          or Reorganized Debtors have
                                          agreed upon in writing; or (c)
                                          such other treatment that will
                                          not impair the Holder of such
                                          claim pursuant to section 1124 of
                                          the Bankruptcy Code.

                                          Estimated Percentage Recovery:  100%

Class 3 (Unimpaired Unsecured Claims)     Class 3 is unimpaired by the
                                          Plan. Each Holder of an Allowed
Class 3 consists of all Unsecured         Unimpaired Unsecured Claim is
Non-priority Claims that are not          conclusively presumed to have
Administrative Claims, Priority           accepted the Plan and is not
Tax Claims, Non-Tax Priority              entitled to vote to accept or
Claims, Other Secured Claims,             reject the Plan.
Secured Lender Claims or Impaired
Unsecured Claims.
                                          The legal, equitable and
                                          contractual rights of the Holders
                                          of Unimpaired Unsecured Claims
                                          are unaltered by the Plan. On (i)
                                          the Distribution Date if such
                                          Unimpaired Unsecured Claim is an
                                          Allowed Unimpaired Unsecured
                                          Claim on the Effective Date or
                                          (ii) the date on which such
                                          Unimpaired Unsecured Claim
                                          becomes an Allowed Unimpaired
                                          Unsecured Claim, each Holder of
                                          an Allowed Unimpaired Unsecured
                                          Claim shall receive in full
                                          satisfaction, settlement of, and
                                          in exchange for, such Allowed
                                          Unsecured Claim, at the election
                                          of the Debtors: (a) to the extent
                                          due and owing on the Effective
                                          Date, Cash in accordance with the
                                          terms thereof; (b) to the extent
                                          not due and owing on the
                                          Effective Date, Cash when and as
                                          such Claim becomes due and owing
                                          in the ordinary course of
                                          business in accordance with the
                                          terms thereof; (c) such other
                                          treatment as to which the Holder
                                          of such Claim and the Debtors or
                                          Reorganized Debtors agree in
                                          writing; or (d) such Claim will
                                          be otherwise treated in any other
                                          manner such that it will not be
                                          impaired pursuant to section 1124
                                          of the Bankruptcy Code.

                                          Estimated Percentage Recovery:  100%

Class 4 (Secured Lender Claims)           Class 4 is impaired and therefore
                                          entitled to vote on the Plan.
Class 4 consists of all Secured
Lender Claims.                            On, or as soon as reasonably
                                          practicable after, the
                                          Distribution Date, each holder of
                                          an Allowed Class 4 Claim shall
                                          receive (i) to the extent
                                          designated by the Prepetition
                                          Agent prior to the Effective
                                          Date, its share of the New
                                          Tranche A Term Notes; (ii) its
                                          pro rata share of the Tranche B
                                          Term Notes up to such Prepetition
                                          Lenders' pro rata share of the
                                          New Term Notes minus the amount
                                          of Tranche A Term Notes received
                                          by such Prepetition Lender; (iii)
                                          its pro rata share of the New
                                          Special Notes; (iv) its pro rata
                                          share of the Bank Warrants; and
                                          (v) its pro rata share of the New
                                          Preferred Stock. All
                                          distributions on account of
                                          Secured Lender Claims shall be
                                          made to the Prepetition Agent for
                                          distribution to the Holders of
                                          Allowed Secured Lender Claims.

                                          Estimated Percentage Recovery:  100%

Class 5A (Impaired Unsecured Claims)      Class 5A is impaired and
                                          therefore entitled to vote on the
Class 5A consists of all Senior           Plan.
Subordinated Note Claims and
General Impaired Unsecured                On or as soon as reasonably
Claims.                                   practicable after (i) the
                                          Distribution Date if such
                                          Impaired Unsecured Claim is an
                                          Allowed Impaired Unsecured Claim
                                          as of the Effective Date or (ii)
                                          the date on which such Impaired
                                          Unsecured Claim becomes an
                                          Allowed Impaired Unsecured Claim,
                                          each Holder of an Allowed
                                          Impaired Unsecured Claim shall
                                          receive its pro rata share of
                                          4,410,000 shares of New Common
                                          Stock.

Estimated Amount of Allowed Claims:       Estimated Percentage Recovery:
$200 million to $240 million              9.2% to 33%

Class 5B (Junior Subordinated Note        Class 5B is impaired and therefore
Claims)                                   entitled to vote on the Plan.

Class 5B consists of all Junior           On or as soon as reasonably
Subordinated Note Claims.                 practicable after (i) the
                                          Distribution Date if such
                                          Impaired Unsecured Claim is an
                                          Allowed Impaired Unsecured Claim
                                          as of the Effective Date or (ii)
                                          the date on which such Impaired
                                          Unsecured Claim becomes an
                                          Allowed Impaired Unsecured Claim,
                                          each Holder of an Allowed
                                          Impaired Unsecured Claim shall
                                          receive (a) its pro rata share of
                                          90,000 shares of New Common Stock
                                          and (b) its pro rata share of the
                                          New Junior Warrants.

Estimated Amount of Allowed Claims:       Estimated Percentage Recovery:
$40 million                               3.2% to 5.5%

Class 6 (KSOP Claims)                     Class 6 is unimpaired by the
                                          Plan. Each Holder of an Allowed
KSOP Claims consist of any Claim          KSOP Claim is conclusively
arising from, under, or in any            presumed to have accepted the
way relating to the KSOP,                 Plan and is not entitled to vote
including the Old Preferred Stock         to accept or reject the Plan.
associated therewith.
                                          Estimated Percentage Recovery:
                                          100% of what Holders of Class 6
                                          Interests are entitled to receive
                                          under the KSOP.

Class 7 (Old Common Stock Interests)      Class 7 is impaired. If the
                                          Bankruptcy Court approves the
Old Common Stock consists of              Class 7 Solicitation Order, Class
common stock of Tokheim                   7 will be deemed to have rejected
Corporation outstanding                   the Plan and, therefore, will not
immediately prior to the Petition         be entitled to vote on the Plan.
Date, including treasury stock.           If solicitation is required, and
                                          Class 7 votes to reject the Plan,
                                          the Debtors will seek to obtain
                                          confirmation of the Plan
                                          notwithstanding such negative
                                          vote pursuant to the provisions
                                          of section 1129(b) of the
                                          Bankruptcy Code.

                                          On or as soon as reasonably
                                          practicable after (i) the
                                          Distribution Date if such Old
                                          Common Stock Interest is an
                                          Allowed Old Common Stock Interest
                                          or (ii) the date on which such
                                          Old Common Stock Interest becomes
                                          an Allowed Old Common Stock
                                          Interest, each Holder of an
                                          Allowed Old Common Stock Interest
                                          shall receive its pro rata share
                                          of the New Warrants together with
                                          the Holders of any Allowed
                                          Securities Claims.

Class 8 (Securities Claims)               Class 8 is impaired and deemed to
                                          reject the Plan.
Securities Claims consist of all
claims arising from recession of          On or as soon as practicable
a purchase or sale of a security          after (i) the Distribution Date
of the Debtors, for damages               if such Securities Claim is an
arising from the purchase or sale         Allowed Securities Claim or (ii)
of such security, or for                  the date on which such Securities
reimbursement or contribution             Claim becomes an Allowed
allowed under section 502 of the          Securities Claim, each Holder of
Bankruptcy Code on account of             an Allowed Securities Claim shall
such Claim, provided however,             receive its pro rata share of the
Claims arising pursuant to an             New Warrants together with the
executory contract assumed                Holder of Allowed Old Common
pursuant to Article VII of the            Stock Interests.
Plan shall not be Securities
Claims.                                   The Debtors do not believe there
                                          are any Securities Claims and,
                                          therefore, any Securities Claims
                                          Filed will be objected to by the
                                          Debtors.

Class 9 (Other Old Equity Interests)      Class 9 is impaired and deemed to
                                          reject the Plan.
Other Old Equity consists of the
Old Rights and Warrants.                  Holders of Class 9 Interests will
                                          receive or retain no property on
                                          account of such Interests.



C.    PREPETITION NOTES

            Pursuant to the terms of the Junior Subordinated Notes, the Junior Subordinated Notes are "subordinated in right of payment . . . to the prior payment in full in cash or Cash Equivalent of all Obligations on Senior Debt." See Junior Subordinated Note Indenture at section 10.01. Senior Debt under the Junior Subordinated Note Indenture includes the "principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy . . .) on, and all other Obligations with respect to, any Indebtedness of the Company
 . . . ." See Junior Subordinated Note Indenture at p. 10. The term
Indebtedness in the Junior Subordinated Note Indenture includes the Senior Subordinated Notes. Therefore, the Junior Subordinated Notes are subordinate to the Senior Subordinated Notes. Accordingly, to effectuate this subordination, the Junior Subordinated Notes have been placed in a separate Class which will receive a different distribution with a substantially smaller recovery. While Holders of Senior Subordinated Note Claims and General Impaired Unsecured Claims will receive their pro rata share of 4,410,000 shares of New Common Stock, Holders of Junior Subordinated Note Claims will receive (i) their pro rata share of 90,000 shares of New Common Stock and (ii) their pro rata share of the New Junior Warrants exercisable at a price of $30.00 per share to purchase 555,556 shares of New Common Stock.

D.    IMPAIRED UNSECURED CLAIMS

            The Class of Impaired Unsecured Claims consists of the Holders of Senior Subordinated Notes and a limited number of General Impaired Unsecured Claims. The Claims of the Debtors' employees and trade creditors will be Unimpaired. The Unimpaired Unsecured Claims are held by trade creditors that will continue to do business with the Debtors. The Unimpaired trade creditors are vendors that the Debtors still utilize in the ordinary course of their business and, therefore, are critical to the Debtors' operations. The General Impaired Unsecured Claims that will be Impaired are Claims that do not represent ongoing business relationships and that, in the Debtors' business judgment, can be Impaired without affecting the Debtors' business. In addition, certain Claims against the Debtors that are disputed by the Debtors are also included in the General Impaired Unsecured Claims. Litigation Claims between the Debtors and current vendors with whom the Debtors plan to continue their business relationship, and Claims involving the Debtors' employees, are classified as Unimpaired Unsecured Claims and will not be affected by the Chapter 11 Cases. All General Impaired Unsecured Claims are listed on Exhibit A to the Plan. The largest such Claim arises from a dispute between Tokheim and the Management Solutions, Inc. ("MSI"). On February 10, 1999, Tokheim terminated Rusty Elston ("Elston"), the former president of MSI, for cause, including Elston's failure to follow specific instructions given to him by Tokheim executives regarding the business operations. Pursuant to the terms of the Stock Purchase Agreement between Elston, Ronald Elston, Eric Burwell and Curt Burwell (collectively, the "MSI Claimants") and Tokheim dated December 29, 1997, Elston is entitled to no recovery if he was terminated for cause. If, however, Elston was terminated without cause, then Elston would be entitled to approximately $5 million under his employment agreement, and Elston and the three other former shareholders of MSI may be entitled to certain other contingent purchase price adjustments of approximately $8 million. Elston and the three other former shareholders filed an arbitration proceeding alleging that Elston was terminated without cause, and, therefore they are entitled to damages of up to $30 million. Tokheim counterclaimed against Elston for personal expenses paid by MSI, excess tax distributions and damage to MSI. On August 11, 2000, Tokheim, MSI and the former shareholders reached a settlement of certain of these issues. Pursuant to the settlement, the MSI Claimants have a Class 5A Claim against Tokheim in the amount of $7,000,000, subject to Tokheim's right to argue that the Claims are limited by section 502(b)(7) of the Bankruptcy Code.

E.    KSOP CLAIMS

            Pursuant to the terms of the Debtors' employee stock ownership plan ("KSOP"), the Debtors contribute shares of Old Preferred Stock to employees' retirement accounts based on the employees' salaries. When employees leave the Debtors' employment, they are entitled to convert their shares of Old Preferred Stock to shares of Old Common Stock or to receive $25.00 per share of Old Preferred Stock. The employees' rights under the KSOP will remain unaltered by the Plan. The Reorganized Debtors will continue to make the required contributions to employees' KSOP. In addition, when employees leave the Debtors' employment, they will be entitled to receive either $25.00 per share of Old Preferred Stock or, if they elect to convert their shares of Old Preferred Stock to Old Common Stock, the employees will receive the number of New Warrants which they would have been entitled to receive under the Plan if they held Old Common Stock on the Effective Date.

F.    MANAGEMENT OPTION PLAN

            On the Effective Date, pursuant to the terms of the Plan, the Reorganized Debtors will execute a Management Option Plan. Pursuant to the Management Option Plan, options to acquire an aggregate of 500,000 shares of New Common Stock will be reserved for distribution to selected members of Reorganized Tokheim's management. Douglas Pinner will receive options for an aggregate of 100,000 shares of New Common Stock at an exercise price of $10 per share which is the midpoint estimate of the value of each share of Reorganized Tokheim's common equity on the Effective Date. These options will vest over a three (3) year period with one-third (1/3) of the options vesting each year. The allocation of the remaining options will be determined by the board of directors of Reorganized Tokheim. Half of these options (for 200,000 shares) will be exercisable at $10 per share. The remainder of the options will be exercisable at a price or prices to be determined by the board of directors of Reorganized Tokheim. The terms of the Management Option Plan will be set forth more fully in the Plan Supplement.

G.    TERMS OF NEW CREDIT AGREEMENT/EXIT FACILITY

            On the Effective Date, the Debtors will enter into the New Credit Agreement governing the Exit Facility, the New Special Notes and the New Term Notes. The terms of the New Credit Agreement shall be substantially similar to the following: The Exit Lenders will provide the Reorganized Debtors an Exit Facility in the aggregate principal amount of approximately $50 million, subject to a borrowing base. The availability will be reduced to approximately $40 million on December 15, 2001 and approximately $30 million on December 15, 2002. The interest rate on the Exit Facility will be approximately prime rate plus 2.50% or LIBOR plus 4.00%. The New Tranche A Term Notes and the New Tranche B Term Notes will be issued in the aggregate principal amount of approximately $140 million plus interest accruing pursuant to the Prepetition Credit Agreement during the Chapter 11 Cases. The interest rate on the New Term Notes will be either the prime rate plus 3.50% or LIBOR plus 5.00%. In addition, pursuant to the New Credit Agreement, the Reorganized Debtors will issue the New Special Notes in the aggregate principal amount of $100 million. Interest will accrue on the New Special Notes at 16.00% compounded quarterly in kind. The New Credit Agreement will terminate by December 31, 2005. The lenders under the New Credit Agreement will have a lien on substantially all of the Reorganized Debtors' assets. The lien of the Lenders under the New Term Notes will be second to the lien of the Exit Lenders. The liens of the lenders under the New Tranche A Notes will be senior to the liens of the lenders under the New Tranche B Notes. Further, the liens of the lenders under the New Special Notes will be junior to the liens of the lenders under the New Term Notes. The Debtors reserve the right to modify the terms of the Exit Facility as set forth herein without resolicitating acceptances of the Plan.

H.    TERMS OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

      1.    NEW COMMON STOCK

            On the Effective Date, Reorganized Tokheim will issue 4,500,000 in New Common Stock pursuant to Section 4.6 of the Plan, representing 90% of the equity value of Reorganized Tokheim on the Effective Date, subject to dilution., to be distributed to Holders of Class 5A and 5B Claims on a pro rata basis.

      2.    NEW JUNIOR WARRANTS

            On the Effective Date, Reorganized Tokheim will issue New Junior Warrants with a five (5) year term to purchase an aggregate of 555,556 shares of New Common Stock at an exercise price of $30.00 per share. The New Junior Warrants will be issued to the Holders of Junior Subordinated Notes and pursuant to the terms of the New Junior Warrant Agreement.

      3.    NEW WARRANTS

            On the Effective Date, Reorganized Tokheim will issue New Warrants with a six (6) year term to purchase an aggregate of 549,451 shares of New Common Stock at an exercise price of $49.50 per share. The New Warrants will be issued to the Holders of Old Common Stock and Securities Claims, if any, and pursuant to the terms of the New Warrant Agreement.

      4.    BANK WARRANTS

            On the Effective Date, Reorganized Tokheim will issue Bank Warrants with a five (5) year term to purchase 678,334 shares of New Common Stock at an exercise price of $0.01 per share. The Bank Warrants will be issued to the Holders of Secured Lender Claims and pursuant to the terms of the Bank Warrant Agreement.

      5.    NEW PREFERRED STOCK

            On the Effective Date, Reorganized Tokheim will issue the New Preferred Stock with a liquidation preference of $100,000 and quarterly dividends at an annual rate of 16.00%. The holders of the New Preferred Stock will be entitled to elect two (2) directors to the board of directors of Reorganized Tokheim, voting as a separate class. If the Reorganized Debtors default under the New Credit Agreement, the holders of the New Preferred Stock, voting as a separate class, will be entitled to elect a majority of the directors on the board of directors of Reorganized Tokheim. The New Preferred Stock will not be detachable from the New Special Notes.

I.    BOARD OF DIRECTORS OF REORGANIZED TOKHEIM

            Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Tokheim shall be the officers of the Debtors immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Tokheim shall have nine (9) members including Douglas K. Pinner, six (6) directors designated by the Bondholder Committee and two (2) directors designated by the Prepetition Lenders. The board of directors of the Reorganized Subsidiary Debtors shall remain the same as prior to the Effective Date. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Tokheim (including those persons designated by the Bondholder Committee and the Prepetition Lenders), and, to the extent such person is an insider, other than by virtue of being a director, the nature of any compensation for such person. In addition, the Bondholder Committee, on or prior to the Confirmation Date, shall designate the length of term of each director, which length of term shall be 1, 2 or 3 years. The term of Douglas K. Pinner shall be three (3) years (but in no event longer than his term of employment). The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of Tokheim will be deemed to have resigned on the Effective Date.

J.    VALUE OF REORGANIZED DEBTORS

            In connection with formulating the Plan, the Debtors determined that it was necessary to estimate a post confirmation going concern enterprise value for the Reorganized Debtors in order to, among other things, estimate the recovery to the Debtors' Impaired Creditors. Accordingly, the Debtors directed Lazard Freres & Co, LLC ("Lazard") to prepare such a valuation. A summary of the valuation prepared by Lazard is attached as Exhibit D to the Disclosure Statement.

            As shown in the valuation, Lazard has determined pursuant to various well established valuation methods that the enterprise value of Reorganized Tokheim and its subsidiaries and affiliates is in the range of $300 million to $350 million, with a midpoint value of $325 million. Given the proposed capital structure, the equity value of Reorganized Tokheim is in the range of $25 million to $75 million, with a midpoint value of $50 million. On the Effective Date, the Debtors will issue 4,500,000 shares of New Common Stock for distribution to Holders of Class 5A and 5B Claims which represents 90% of the equity value Reorganized Tokheim (the remaining 10% of the equity value of Reorganized Tokheim is embodied in the Bank Warrants). Therefore, the estimated common equity value of Reorganized Tokheim will be $22.5 million to 67.5 million, or $5 to $15 on a per share basis with a midpoint of $10 per share. The value of the Bank Warrants will be approximately $6.8 million, or $5 to $15 per share with a midpoint of $10. The value of the New Warrants is approximately $622,000 or $1.13 per warrant share. The value of the New Junior Warrants is approximately $800,000 or $1.44 per warrant share.

K.    RETENTION OF LAZARD

            In April 2000, Tokheim retained Lazard Freres & Co. LLC ("Lazard") to provide investment banking services regarding the restructuring of Tokheim's capital structure. Lazard's services have included negotiating with the Prepetition Lenders and Prepetition Noteholders regarding the refinancing of their debt and assisting in negotiating new financing. Pursuant to a retention agreement dated as of April 19, 2000, Lazard is entitled to a monthly fee of $150,000 and a success fee equal to 1.0% of the prepetition debt obligations of the Debtors (approximately $5 million) upon the completion of a successful reorganization. After receiving 3 months of the monthly fee, however, all subsequent monthly fees will be credited to the success fee. As of August 16, 2000, Lazard has been paid $450,000.

                      III.  GENERAL INFORMATION

A.    DESCRIPTION AND HISTORY OF DEBTORS' BUSINESS

      1.    THE DEBTORS

            Tokheim operates its business through a group of affiliated entities. The Debtors, in addition to Tokheim, are: (1) Tokheim RPS, L.L.C., a Delaware limited liability corporation; (2) Tokheim Investment Corporation, a Texas corporation; (3) Management Solutions, Inc., a Colorado corporation; (4) Gasboy International, Inc., a Pennsylvania corporation; (5) Tokheim Services, L.L.C., an Indiana limited liability corporation; and (6) Sunbelt Hose & Petroleum Equipment, Inc., a Georgia corporation. Tokheim is the parent corporation of the Subsidiary Debtors and of other non-debtor U.S. and foreign corporations and entities.

      2.    THE BUSINESS

            Tokheim is a publically-traded company which, with its directly or indirectly owned domestic and foreign subsidiaries, is the world's largest designer, manufacturer and seller of electronic and mechanical petroleum marketing systems, including service station equipment, point-of-sale ("POS") systems and credit card and cash activated transactions systems. In fiscal 1999 Tokheim had revenues of $694 million. The majority of Tokheim's revenues comes from the manufacture and sale of petroleum dispensers and POS systems. Tokheim, however, also earns revenue from servicing and upgrading existing systems manufactured by Tokheim and its competitors. In 1999 Tokheim's revenues from its servicing operations were $272 million or 39% of its total revenues.

            Tokheim operates eight (8) manufacturing facilities in the United States and abroad and has a sales or service presence in over 80 countries. It operates through 138 U.S. and 114 international distributors and 298 service companies, employing approximately 1,400 field representatives. As of January 31, 2000, Tokheim employed approximately 4,500 persons.

      3.    HISTORY

            Tokheim was founded in 1898 by John J. Tokheim. The Company was originally incorporated in Iowa in 1901 as Tokheim Manufacturing Company. In 1918 Tokheim Manufacturing Company was purchased by an Indiana businessman and moved to Ft. Wayne, Indiana, where it was reincorporated under Tokheim Oil Tank and Pump Company. The Company changed its name to Tokheim Corporation in 1953. In 1954 Tokheim Corporation was listed on the New York Stock Exchange. Tokheim was delisted on July 14, 2000 for failure to meet New York Stock Exchange listing requirements.

            Through the 1980s, Tokheim established itself as a market leader and was known for excellent design and high manufacturing standards. Beginning in 1992, however, after several years of declining sales volumes and lowered profitability caused, in part, by Tokheim's entry into poorly performing non-core businesses (e.g., dental x-ray equipment and automation controls), the current management team, led by Douglas K. Pinner (the present chairman, president, and CEO of Tokheim Corporation), was brought in by the board of directors. The new management team refocused Tokheim on its core petroleum dispensing business and took other steps to stem operating losses and reestablish Tokheim as a market leader. Between 1992 and 1995, Tokheim divested itself of all non-core businesses, consolidated its North American manufacturing operations, redesigned its premier product lines and focused on its working capital management and on reducing outstanding receivables and inventory levels.

            In September 1996 Tokheim's focused strategic expansion began with the purchase of French-based Sofitam S.A. ("Sofitam") for approximately $107 million. Sofitam was the world's fifth largest petroleum dispenser manufacturing company. Sofitam's strong market presence in France and northern Africa and competitive position in southern Europe complemented Tokheim's presence in Germany and the United Kingdom. The Sofitam acquisition also included Sofitam's in house service provider Sogen S.A.

            In 1997 Tokheim acquired Management Solutions, Inc. ("MSI"). MSI is a Denver-based company that develops and distributes retail automation systems (including POS systems) to the convenience store, petroleum dispensing, and fast-food service industries. Tokheim paid MSI's stockholders an initial amount of $12 million. Tokheim is also obligated to make payments of up to $13.2 million through 2000, based on MSI's performance. Tokheim was not obligated to make any performance payments in 1998 or 1999 under the terms of the purchase agreement. Tokheim is currently in arbitration with the former shareholders of MSI. See Section II.D. "Overview of the Plan - Impaired Unsecured Claims - MSI Litigation." Tokheim's purchase of MSI, a recognized leader in integrated POS systems, accelerated Tokheim's ability to extend its strong technological position across its product lines.

            In September 1998 Tokheim completed the acquisition of the Retail Petroleum Services ("RPS") Division of Schlumberger, Ltd., for approximately $330 million in cash, notes, and warrants. RPS engages in both the manufacture and sale of petroleum dispensing equipment and the servicing of petroleum dispensing equipment manufactured by RPS and others. As a result of the acquisition of RPS, then the industry's third-largest company, Tokheim became the largest supplier of petroleum dispensing systems in Europe, Africa, Canada, and Mexico, with presences in Asia and Latin America, and the second largest supplier in the United States. Tokheim's global market share is 37%, significantly higher than its chief competitor with a 29% market share.

            In recent years, approximately 50% of Tokheim's sales revenues were derived from the sale of dispensers and related equipment, 10% from POS systems and 40% from service contracts, spare parts and work in the petroleum industry. Tokheim's customers include: (1) major oil companies ("MOCs"), which are typically large multinational companies that are vertically integrated with retail operations in both developing and emerging markets; (2) national oil companies ("Nationals"), which are non-U.S. oil companies that operate almost exclusively in a single national market; (3) jobbers, which are independent service station owners that operate under the brand name of a MOC; (4) convenience store stations, which are petroleum retailers whose sales are over 50% from merchandise rather than petroleum products; and (5) hypermarkets, a retail format (similar to a stripmall in the U.S.), pioneered in France with a growing presence in the rest of Europe. In recent years, the MOCs and the Nationals have been moving toward granting national, regional and global contracts and creating alliances with preferred suppliers. Tokheim believes that its acquisition of Sofitam and RPS, which increased its global sales and service capabilities, position it to take advantage of this trend. At present Tokheim is allied with BP Amoco (which is allied with ARCO), Shell Oil Company, Kuwait (Q8), Total/EIF/Fina and Repsol on a world wide basis. In addition, on a national basis, Tokheim is allied with various companies including Pilot Corporation (U.S.), Kwik Trip (U.S.), Travel Center America (U.S.), Uni-Mart (U.S.), United Refining (U.S.), CPC (Asia), HPCC (India), Cenex, Alon (Israel), Paz Oil (Israel), Palestine Oil, Oeg (U.K.), Texaco (Benelux), Carrafour Hyper (France), Intermarche Hyper (France), Promodes Hyper (France), Auchan Hyper (France), Safeway Hyper (U.K.), Esso (France), and Esso (Benelux).

      4.    INDUSTRY

            Tokheim competes principally against, among others, Gilbarco, Inc., Wayne (a division of Halliburton Co.), Scheidt & Bachmann GmbH and Tatsuno Corporation. Tokheim is the largest global manufacturer and servicer of petroleum dispensing equipment.

            Tokheim believes that a number of factors make it unique in the industry. These factors include the Company's: (1) global capabilities, which allow it to satisfy the complete petroleum dispensing equipment needs of customers throughout the world; (2) a service network which is the world's largest; (3) strong customer relationships; (4) broad, technologically advanced product line; and (5) a proven management team.

            The petroleum dispenser industry is driven by a number of factors including environmental regulation, technological improvements and general economic conditions. Historically, environmental regulation has been the most important driver. As regulations change - typically, becoming more stringent - MOCs and other gas station operators are forced to upgrade dispenser systems to remain in compliance. While in the United States much of the upgrading has been completed over the past decade, developed and developing foreign markets are following the U.S. regulatory lead. As a result, environmental upgrading will continue to drive much of the market in the next few years.

            Technology has been and will continue to be another major industry factor. Consumers' demand for faster and more versatile service has resulted in the development of "pay at the pump" technology. In addition, station operators' need for improved data collection and management and inventory control led to the development of new technology that would connect the pumps to the stations' business systems, including their accounting and inventory systems. The Debtors believe that continued technological development will increase sales over the next several years.

B.    SIGNIFICANT FUNDED INDEBTEDNESS

            In 1998 Tokheim entered into a credit agreement (as amended, the "Prepetition Credit Agreement") with a consortium of lenders (the "Prepetition Lenders") . The Prepetition Credit Agreement originally consisted of a six year $120 million term loan facility and a $120 million revolving working capital facility due 2004. The Prepetition Credit Agreement was amended in 1999, to among other things, change the maturity to September 30, 2003 and to provide an additional revolving loan facility in the amount of $10 million which expires on December 22, 2001.

            An additional agreement dated September 30, 1998, was entered into by the Prepetition Lenders and Tokheim for a three year $24 million loan facility to fund Tokheim's employee stock ownership plan ("ESOP"). The final payment with respect to the ESOP loan is due on May 31, 2001. As of August 28, 2000, the aggregate obligations under the ESOP loan facility will be approximately $4 million.

            The aggregate obligations under the Prepetition Credit Agreement, as of August 28, 2000, will be approximately $230 million, including $116 million on the revolving facility, including the additional revolving loan facility (both fully drawn) and a term loan balance of approximately $110 million.

            The primary obligors under the Prepetition Credit Agreement are Tokheim Corporation and Gasboy International, Inc. The other Subsidiary Debtors are guarantors under the Prepetition Credit Agreement. The Prepetition Credit Agreement is secured by (a) a first priority security interest in certain real and personal property of Tokheim Corporation and the Subsidiary Debtors, (b) a pledge of 100% of the stock of the Subsidiary Debtors, and (c) a pledge of 65% of the stock of the first tier foreign subsidiaries held by Tokheim Corporation and the other Subsidiary Debtors.

            The RPS acquisition was funded in part through the issuance of $40 million of 12.0% junior subordinated payment-in-kind notes due 2008 (the "Junior Subordinated Notes"). The Junior Subordinated Notes are unsecured obligations that are junior in payment to the Senior Subordinated Notes (defined below). As of August 28, 2000, an aggregate amount of $50 million will be outstanding under the Junior Subordinated Notes. The Junior Subordinated Notes are guaranteed by the Subsidiary Debtors.

            In January 1999 Tokheim issued approximately $200 million in 11.375% Senior Subordinated Notes due 2008, comprised of $123 million in aggregate principal amount of dollar notes (the "Dollar Notes") and Euro 75 million in aggregate principal amount (valued at approximately $75 million) of euro notes (the "Euro Notes" and, collectively with the Dollar Notes, the "Senior Subordinated Notes"). As of August 28, 2000, an aggregate amount of approximately $191 million in principal and $13 million in accrued interest was outstanding under the Senior Subordinated Notes. The Senior Subordinated Notes are guaranteed by the Subsidiary Debtors.

C.    EVENTS LEADING TO CHAPTER 11 FILINGS

            Beginning in early 1999, shortly after the RPS acquisition, Tokheim's sales slowed as a result of a decrease in sales to the MOCs. During 1999 the MOCs underwent unprecedented consolidation. With the mergers or alliances of BP Amoco and ARCO, Exxon and Mobile, Repsol and YPF, and Shell and Texaco, the number of MOCs fell from 12 to 6. During this period of consolidation, the MOCs devoted much of their resources to corporate and systems integration, divestment of redundant operations and reevaluation of global strategies, rather than capital expenditures on dispensers and POS operations. At the same time, depressed crude oil prices through out 1999 decreased MOCs' profitability and, therefore, reduced their budgeted capital expenditures for equipment. Economies in certain emerging markets, such as Venezuela, Mexico and Eastern Europe, were particularly hard hit. As a result, in significant part, of these factors, Tokheim's pro forma revenues fell from $743 million in fiscal 1998 to $694 million in fiscal 1999 and are projected to be $525 million in fiscal year 2000.

            Due to the decrease in revenues, Tokheim determined that it would not be able to make the interest payment on the Senior Subordinated Notes due on August 1, 2000. Tokheim also determined that it would be unable to meet certain financial covenants in the Prepetition Credit Agreement.

            On May 31, 2000, the Debtors were in violation of several of the financial covenants under the Prepetition Credit Agreement. Therefore, in June 2000, Tokheim sought and obtained a waiver with respect to these violations and entered into discussions with the Prepetition Lenders and the Holders of Tokheim's Senior Subordinated Notes and Junior Subordinated Notes (collectively, the "Prepetition Noteholders"). Tokheim concluded, after exploring various out of court restructuring alternatives, that the best vehicle to achieve a restructuring of its indebtedness was through a prepackaged chapter 11 process. Tokheim also concluded that to return to viability it would have to emerge from any restructuring with significantly less debt than currently on its books.

            Tokheim initially presented its restructuring proposal to representatives of both the Prepetition Lenders and the Prepetition Noteholders on June 21, 2000. After this proposal was presented, Tokheim and the Prepetition Lenders and Prepetition Noteholders entered into negotiations regarding the terms of the Plan. On July 31, 2000, Tokheim reached an agreement in principle with the Prepetition Lenders and the Prepetition Noteholders the terms of which are set forth in the attached Plan.

                IV.  THE ANTICIPATED CHAPTER 11 CASES

            If the Debtors receive the requisite votes for acceptance of the Plan, the Debtors intend to file voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. At that time, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under section 362 of the Bankruptcy Code. The Debtors will continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

            The Debtors do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from chapter 11, the Debtors on the Petition Date, in addition to filing the Disclosure Statement and the Plan, will file motions seeking the relief detailed below, among other relief, from the Bankruptcy Court. Such relief, if granted, will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the relief sought.

A.    MOTIONS TO BE FILED

APPLICATIONS FOR RETENTION OF DEBTORS' PROFESSIONALS; ORDINARY COURSE PROFESSIONALS

            The Debtors intend to seek retention of certain professionals to represent them and assist them in connection with the Chapter 11 Cases. These professionals were intimately involved with the negotiation and development of the Plan. These professionals include, among others: (i) Skadden, Arps, Slate, Meagher & Flom (Illinois), as counsel for the Debtors; (ii) Lazard Freres & Co. LLC, as investment banker for the Debtors; and (iii) PricewaterhouseCoopers LLP, as restructuring consultants to the Debtors. The Debtors also intend to seek authority to retain certain professionals to assist with the operation of Debtors' businesses in the ordinary course; these so-called "ordinary course professionals" will not be involved in the administration of the Chapter 11 Cases.

MOTION TO APPROVE NOTICE OF THE COMBINED DISCLOSURE STATEMENT AND
CONFIRMATION HEARING, AND TO SCHEDULE COMBINED DISCLOSURE STATEMENT AND CONFIRMATION HEARING TO CONFIRM JOINT PLAN OF REORGANIZATION

            The Debtors intend to seek an order scheduling a combined Confirmation Hearing and hearing on the Disclosure Statement at which time the Debtors will seek approval of the Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code on the earliest date which is convenient for the Bankruptcy Court to conduct such hearing, approximately one (1) month after the filing of the Petitions.

            Pursuant to the Bankruptcy Rules, the Debtors must provide notice of the hearing to approve the Disclosure Statement and confirmation of the Plan to creditors and equity holders. Because several classes of Claims, with a multitude of creditors, are not Impaired under the Plan and will pass through the Chapter 11 Cases unaffected, the Debtors shall request that they be authorized to provide only publication notice of the events set forth above in several newspapers of national circulation to Holders of Unimpaired Claims.

            Additionally, the Debtors will seek the Bankruptcy Court's approval of its prepetition solicitation procedures, including the Disclosure Statement used to solicit acceptances of the Plan from Holders of Class 4, 5A and 5B Claims, as well as a Bankruptcy Court Order waiving the solicitation requirement with respect to Class 7 and deeming such Class to have rejected the Plan.

MOTION TO CONTINUE USING EXISTING CASH MANAGEMENT SYSTEMS

            Because the Debtors expect the Chapter 11 Cases to be pending for less than two (2) months, and because of the administrative hardship that any operating changes would impose on them, the Debtors intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court's authorization of the continued use of the cash management system, cash flow among the Debtors would be impeded to the detriment of their estates and their creditors.

            Continued use of their existing cash management system will facilitate the Debtors' smooth and orderly transition into chapter 11, minimize the disruption of their businesses while in chapter 11 and expedite their emergence from chapter 11. As a result of set-up time and expenses, requiring the Debtors to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases. For the same reasons, requiring the Debtors to cancel their existing bank accounts and establish new accounts or requiring the Debtors to create new business forms would only frustrate the Debtors' efforts to reorganize expeditiously.

MOTION FOR AUTHORITY TO ENTER INTO DIP FINANCING FACILITY; USE OF CASH
COLLATERAL

            The Debtors believe that the DIP Financing Facility is critical to the Debtors' operations during the pendency of the Chapter 11 Cases. The Debtors thus will seek authorization to enter into the DIP Financing Facility and to use cash collateral, as that term is defined in section 363(a) of the Bankruptcy Code. See Section 4.B. of this Disclosure Statement, "The Anticipated Chapter 11 Cases - Debtor in Possession Financing."

MOTION FOR AUTHORITY TO PAY PREPETITION UNIMPAIRED UNSECURED CLAIMS

            The Debtors believe that good relationships with their Vendors are necessary to the viability of their business during the Chapter 11 Cases. Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Debtors to defer payment of Unimpaired Unsecured Claims until the Effective Date, the Debtors intend to seek authority from the Bankruptcy Court to pay Unimpaired Unsecured Claims in the ordinary course of their businesses if the claimant continues to extend trade credit to the Debtors on ordinary and customary terms. The relief sought in this motion is critical to ensure the uninterrupted flow of goods and services to the Debtors.

MOTION FOR AUTHORITY TO PAY PREPETITION EMPLOYEE WAGES AND ASSOCIATED BENEFITS

            The Debtors believe that they have a valuable asset in their work force and that any delay in paying prepetition compensation or benefits to their employees would destroy the Debtors' relationships with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of the Debtors' employees is most critical. Accordingly, the Debtors will seek authority to pay compensation and benefits which were accrued but unpaid as of the Petition Date.

MOTION FOR AN ORDER ESTABLISHING BAR DATE

            The Debtors intend to seek an order setting a date by which proofs of claims and proofs of interest must be filed in the Chapter 11 Cases with respect to Class 5A, 5B and 8 Claims and Class 7 Interests. The Debtors will attach as Exhibits to the Bar Date Motion a list of the Impaired Unsecured Claims and a list of the parties on the Debtors' stock register reflected as owning Old Common Stock. Holders of Class 5A and 5B Claims and Class 7 Interests do not need to file proofs of claim or proofs of interest unless they dispute the amounts listed of these Exhibits. The Debtors believe there are no Class 8 Securities Claims. If any creditor believes it holds a Class 8 Securities Claim, such creditor must file a proof of claim by the Bar Date or such Claim will be disallowed. Holders of Claims or Interests in Classes 1, 2, 3, 4, 5A, 5B and 9 do not need to file proofs of claim or proofs of interest.

B.    DEBTOR IN POSSESSION FINANCING

            The Debtors will enter into debtor in possession financing on terms substantially similar to those set forth herein and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent. The DIP Credit Agreement will provide up to $50 million of borrowing, subject to a borrowing base. On the Petition Date, the Debtors will request that an interim facility be approved. The interest rate on the borrowing will be prime rate plus 2.50% or LIBOR plus 4.00%. The DIP Credit Agreement will expire on the earlier of
(i) the Effective Date or (ii) December 31, 2000.

C.    TIMETABLE FOR CHAPTER 11 CASES

            Assuming that the Bankruptcy Court approves the Debtors' scheduled motion with respect to the Disclosure Statement and Confirmation Hearing, the Debtors anticipate that the Disclosure Statement and Confirmation Hearing would occur within 2 months of the Petition Date. There can be no assurance, however, that the Bankruptcy Court's orders to be entered on the Petition Date will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

                   V.  THE PLAN OF REORGANIZATION

            The primary objectives of the Plan are to (a) alter the Debtors' debt and capital structures to permit them to emerge from their Chapter 11 Cases with a viable capital structure; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors. The Plan provides for, among other things: (i) the cancellation of certain indebtedness in exchange for new debt or equity, (ii) the discharge of certain Claims and cancellation of Interests, and (iii) the compromise and settlement of certain contingent Claims and exchange of mutual releases among the Debtors and holders of Claims and Interests.

            The Debtors believe that (a) through the Plan, holders of Allowed Claims and Allowed Interests will obtain a substantially greater recovery from the estates of the Debtors than the recovery they would receive if the Debtors filed their chapter 11 petitions without approval of the Plan on a "free fall" basis, and (b) the Plan will afford the Debtors the opportunity and ability to continue its business as a viable going concern and preserve ongoing employment for the Debtors' employees.

            The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

            The Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all holders of claims against and interests in the Debtors and their Estates, the Reorganized Debtors and other parties in interest. In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

A.    OVERVIEW OF CHAPTER 11

            Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

            The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

            The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

B.    OVERALL STRUCTURE OF THE PLAN

            The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors' Claim Holders. Under the Plan, Claims against and Interests in the Debtors are divided into different classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Distribution Date, and at certain times thereafter as Claims and Interests are resolved, liquidated or otherwise allowed, the Debtors will make distributions in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and distributions to be made under the Plan are described below.

C.    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

            The Plan classifies Claims and Interests separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that Holders of certain Claims and Interests will receive types of consideration based on the different rights of the Holders of Claims and Interests in each Class. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

            Procedures for the distributions pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims or Interests in certain Classes and that could affect the amount of distributions ultimately received by such Holders, are described in Section V.D. of this Disclosure Statement, "The Plan of Reorganization - Method of Distribution Under the Plan."

            In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Fee Claims) and Priority Tax Claims have not been classified.

      1.    FEE CLAIMS

            Fee Claims are Administrative Claims under sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Cases on or prior to the Effective Date. All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

            In addition, section 503(b) of the Bankruptcy Code provides for payment of compensation to (a) creditors, indenture trustees and other entities making a "substantial contribution" to a chapter 11 case and (b) attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

            All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed no later than thirty (30) days after the Effective Date; provided, however, that the Debtors shall pay any unpaid fees and expenses of the Bondholder Committee's counsel and financial advisor on the Effective Date and such professionals need not file fee applications.

      2.    ADMINISTRATIVE CLAIMS

            Administrative Claims are Claims for costs and expenses of administration of the Cases Allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code. Such Claims include (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code; and (d) Claims under the DIP Credit Agreement.

            Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of such Debtor's business or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

            The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr.
P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, or the Reorganized Debtors, as the case may be, will have thirty (30) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

      3.    PRIORITY TAX CLAIMS

            Federal Priority Tax Claims are Claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

            The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (C) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with Section 3.1(b) of the Plan when such Claim becomes due and owing.

      4.    CLASS 1 - NON-TAX PRIORITY CLAIMS

            Non-Tax Priority Claims are Claims, other than Administrative Claims or Priority Tax Claims, that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code. Such Claims include (a) Claims for accrued employee compensation earned within ninety (90) days prior to the Petition Date to the extent of $4,300 per employee and (b) contributions to employee benefit plans arising from services rendered within one hundred eighty (180) days prior to the Petition Date, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,300, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions.

            The legal and equitable rights of the Holders of Non-Tax Priority Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim as of the Effective Date or (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Non-Tax Priority Claim have agreed upon in writing; or (C) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code, provided, however, any Allowed Non-Tax Priority Claim not due and owing on the Effective Date will be paid in accordance with Section 3.2(a) of the Plan when such Claim becomes due and owing.

      5.    CLASS 2 - OTHER SECURED CLAIMS

            Secured Claims are Claims (other than an Administrative Claim or a Secured Lender Claim) that are secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

            The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Other Secured Claim is an Allowed Other Secured Claim on the Effective Date or
(ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive at the election of the Debtors in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Secured Claim (A) Cash equal to the amount of such Allowed Other Secured Claim; (B) such other treatment as to which the Debtors or Reorganized Debtors have agreed upon in writing or
(C) such other treatment that will not impair the Holder of such claim pursuant to section 1124 of the Bankruptcy Code.

      6.    CLASS 3 - UNIMPAIRED UNSECURED CLAIMS

            Unimpaired Unsecured Claims are Unsecured Non-Priority Claims that are not Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims, Other Secured Claims, Secured Lender Claims, Junior Subordinated Note Claims or Impaired Unsecured Claims.

            The legal, equitable and contractual rights of the Holders of Unimpaired Unsecured Claims are unaltered by the Plan. On (i) the Distribution Date if such Unimpaired Unsecured Claim is an Allowed Unimpaired Unsecured Claim on the Effective Date or (ii) the date on which such Unimpaired Unsecured Claim becomes an Allowed Unimpaired Unsecured Claim, each Holder of an Allowed Unimpaired Unsecured Claim shall receive in full satisfaction, settlement of, and in exchange for such, Allowed Unsecured Claim, at the election of the Debtors: (A) to the extent due and owing on the Effective Date, Cash in accordance with the terms thereof; (B) to the extent not due and owing on the Effective Date, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (C) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (D) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

      7.    CLASS 4 - SECURED LENDER CLAIMS

            Secured Lender Claims means the Claims of the Prepetition Lenders under the Prepetition Credit Agreement.

            On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 4 Claim shall receive
(A) to the extent designated by the Prepetition Agent prior to the Effective Date, its share of the New Tranche A Term Notes; (B) its pro rata share of the Tranche B Term Notes up to such Prepetition Lenders' pro rata share of the New Term Notes minus the amount of Tranche A Term Notes received by such Prepetition Lender; (C) its pro rata share of the New Special Notes; (D) its pro rata share of the Bank Warrants; and (E) its pro rata share of the New Preferred Stock. All distributions on account of Secured Lender Claims shall be made to the Prepetition Agent for distribution to the Holders of Allowed Secured Lender Claims.

            The rights and interests of Prepetition Lenders under and with respect to the New Term Notes, the New Special Notes, the Bank Warrants and the New Preferred Stock shall be provided in and governed by the New Credit Agreement, the New Term Notes, the New Special Notes and the Bank Warrant Agreement.

      8.    CLASS 5A - IMPAIRED UNSECURED CLAIMS

            Impaired Unsecured Claim means any General Impaired Unsecured Claim or Senior Subordinated Note Claim.

            On or as soon as practicable after (i) the Distribution Date if such Impaired Unsecured Claim is an Allowed Impaired Unsecured Claim on the Effective Date or (ii) the date on which such Impaired Unsecured Claim becomes an Allowed Impaired Unsecured Claim, each Holder of an Allowed Impaired Unsecured Claim shall receive its pro rata share of 4,410,000 shares of New Common Stock.

      9.    CLASS 5B - JUNIOR SUBORDINATED NOTE CLAIMS

            Junior Subordinated Note Claims means Claims arising from or related to Junior Subordinated Notes.

            On or as soon as practicable after (i) the Distribution Date if such Junior Subordinated Note Claim is an Allowed Impaired Unsecured Claim on the Effective Date or (ii) the date on which such Junior Subordinated Note Claim becomes an Allowed Junior Subordinated Note Claim , each Holder of an Allowed Junior Subordinated Note Claim shall receive (a) its pro rata share of 90,000 shares of New Common Stock and (b) its pro rata share of New Junior Warrants.

      10.   CLASS 6 - KSOP CLAIMS

            The legal, equitable and contractual rights of the Holders of KSOP Claims will be unaltered by the Plan.

      11.   CLASS 7 - OLD COMMON STOCK INTERESTS

            On the Effective Date, the Old Common Stock shall be cancelled. On or as soon as practicable after (i) the Distribution Date if such Old Common Stock Interest is an Allowed Old Common Stock Interest as of the Effective Date or (ii) the date such Old Common Stock Interest becomes an Allowed Old Common Stock Interest, each Holder of an Allowed Old Common Stock Interest shall receive its pro rata share of the New Warrants, together with the Holders of any Allowed Securities Claims.

      12.   CLASS 8 - SECURITIES CLAIMS

            On or as soon as practicable after (i) the Distribution Date if such Securities Claim is an Allowed Securities Claim or (ii) the date on which such Securities Claim becomes an Allowed Securities Claim, each Holder of an Allowed Securities Claim shall receive its pro rata share of the New Warrants together with the Holder of Allowed Old Common Stock Interests. The Debtors do not believe there are any Securities Claims and, therefore, any Securities Claims Filed will be objected to by the Debtors.

      13.   CLASS 9 - OTHER OLD EQUITY INTERESTS

            On the Effective Date, the Other Old Equity will be cancelled and the Holders of the Other Old Equity will not receive or retain any distribution on account of the Other Old Equity.

      14.   SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

            Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

D.    METHOD OF DISTRIBUTION UNDER THE PLAN

      1.    SOURCES OF CASH FOR PLAN DISTRIBUTIONS

            Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors or the New Credit Agreement. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors' consolidated cash management systems.

      2.    DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE
DATE

            Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VIII of the Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

      3.    INTEREST ON CLAIMS

            Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims other than Secured Lender Claims as provided in the Prepetition Credit Agreement, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

      4.    DISTRIBUTIONS BY THE REORGANIZED DEBTORS

            Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. Distribution on account of Secured Lender Claims shall be made to the Prepetition Agent. Distribution on account of Senior Subordinated Note Claims and Junior Subordinated Note Claims shall be made to the Senior Subordinated Note Trustee and the Junior Subordinated Note Trustee, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

      5.    DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
DISTRIBUTIONS

            a. Delivery of Distributions in General. Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

            b.   Undeliverable and Unclaimed Distributions.

                 i. Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                 ii. After Distributions Become Deliverable. The Reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                iii. Failure to Claim Undeliverable Distributions. Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, Reorganized Debtor or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, subject to the liens of the Prepetition Lenders. Any New Common Stock held for distribution on account of such Claim shall be canceled and of no further force or effect. Any New Warrant or New Junior Warrant held for distribution on account of such Interest shall be cancelled and of no full force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any holder of an Allowed Claim or Interest.

      6.    RECORD DATE FOR DISTRIBUTIONS

            As of the close of business on the Distribution Record Date, the transfer register for the Senior Subordinated Notes, the Junior Subordinated Notes and the Old Common Stock, as maintained by the Debtors, the Senior Subordinated Trustee, the Junior Subordinated Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

      7.    ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

            To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

      8.    MEANS OF CASH PAYMENT

            Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

      9.    WITHHOLDING AND REPORTING REQUIREMENTS

            In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of New Common Stock, New Warrants, New Junior Warrants or Bank Warrants pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Any New Common Stock, New Warrants, New Junior Warrants or Bank Warrants to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 6.4(b) of the Plan.

      10.   SETOFFS

            The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

      11.   FRACTIONAL SHARES

            No fractional shares of New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants or Bank Warrants shall be distributed. When the issuance of a fractional share of New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants or Bank Warrants would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share, New Preferred Stock, New Warrant, New Junior Warrant or Bank Warrant or a rounding down of such fraction (in the case of less than .50).

      12.   SURRENDER OF CANCELLED SECURITIES

            As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest evidenced by the instruments, securities or other documentation cancelled pursuant to
Section 6.4 of the Plan, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors unless waived in writing by the Debtors or the Reorganized Debtors. Any New Common Stock and any New Warrants or New Junior Warrants to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4(b) of the Plan.

            a. Notes and Common Stock. Each Holder of a Senior Subordinated Note Claim, a Junior Subordinated Note Claim or Old Common Stock shall tender its Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock relating to such Claim or Interest to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the applicable trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock with a letter of transmittal in accordance with such instructions. All surrendered Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock shall be marked as cancelled.

            b. Failure to Surrender Cancelled Instruments. Any Holder of Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock that fails to surrender or is deemed to have failed to surrender the applicable Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock discharged and shall be forever barred from asserting any such Claim or Interest against the Reorganized Debtors or their respective property. In such cases, any New Common Stock, New Junior Warrants or New Warrants held for distribution on account of such Claim shall be disposed of pursuant to Section 6.4 of the Plan.

      13.   LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

            In addition to any requirements under the Senior Subordinated
Note Indentures, Junior Subordinated Note Indenture or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Senior Subordinated Note, Junior Subordinated Note or Old Common Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Subordinated Note, Junior Subordinated Note or Old Common Stock deliver to the Reorganized Debtors: (i) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft, mutilation or destruction; and
(ii) such security or indemnity as may be required by Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with Article VI of the Plan by a Holder of a Claim or Interest evidenced by a Senior Subordinated Note, Junior Subordinated Note or Old Common Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture or equity.

E.    RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

      1.    OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

            No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the holders of each of the Claims and Interests to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims Allowed pursuant to the Plan. Nothing contained herein, however, shall limit the Reorganized Debtors' right to object to Claims or Interests, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

      2.    NO DISTRIBUTIONS PENDING ALLOWANCE

            Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

      3.    DISPUTED CLAIMS RESERVE; DISPUTED INTEREST RESERVE

            On the Effective Date (or as soon thereafter as is practicable), the Reorganized Debtors shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, an amount of New Common Stock and New Junior Warrants calculated as if all Class 5A and 5B Claims were Allowed Class 5A and 5B Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 5A and 5B Claims would be entitled if their Claim was allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of New Warrants calculated as if all Class 7 Interests were Allowed Class 7 Interests and all Class 8 Claims were Allowed Class 8 Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 7 Interests and Disputed Class 8 Claims would be entitled if their Interest or Claim was allowed in the Disputed Interest Amount; provided, however, that the Debtors and the Reorganized Debtors shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

      4.    DISTRIBUTIONS AFTER ALLOWANCE

            The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate to the Holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Unsecured Claim to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed Claims or Interest. After a Final Order has been entered, or other Final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any New Common Stock, New Junior Warrants or New Warrants that remain in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to (i) with respect to the Disputed Claims Reserve, Holders of Allowed Class 5A and 5B Claims; and (ii) with respect to the Disputed Interest Reserve, Holders of Allowed Class 7 Interests and Allowed Class 8 Claims. All distribution made under Section 8.4 of the Plan shall be made together with any payments or distributions made on account of the distributed property, as if such Allowed Class 5 Claim or Allowed Class 7 Interest and Allowed Class 8 Claims had been Allowed on the Effective Date.

F.    MEANS FOR IMPLEMENTATION OF THE PLAN

        1 . CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED DEBTORS

            After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended under this Plan. Notwithstanding anything to the contrary in this Plan, including
Article 4.1 of the Plan as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

      2.    CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS AND CORPORATE
ACTION

            a. Certificates of Incorporation and By-laws. The certificates or articles of incorporation and by-laws of each of the Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants and Bank Warrants in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

            b. Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of the Reorganized Tokheim shall be the officers of the Debtors immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Tokheim shall have nine
      (9) members including Douglas K. Pinner, six (6) directors designated by the Bondholder Committee and two (2) directors designated by the Prepetition Lenders. The board of directors of the Reorganized Subsidiary Debtors shall remain the same as prior to the Effective Date. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Tokheim (including those persons designated by the Bondholder Committee and the Prepetition Lenders), and, to the extent such person is an insider, other than by virtue of being a director, the nature of any compensation for such person. In addition, the Bondholder Committee, on or prior to the Confirmation Date, shall designate the length of term of each director, which length of term shall be either 1, 2 or 3 years. The term of Douglas K. Pinner shall be three (3) years (but in no event longer than the term of his employment). The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of Tokheim will be deemed to have resigned on the Effective Date.

            c. Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

      3.    SUBSTANTIVE CONSOLIDATION

            a. Substantive Consolidation of the Debtors' Estates. The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the purposes of treating Class 4, 5A and 5B Claims under the Plan, including for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in the Plan or for any other purpose. On the Effective Date, (i) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 4, 5A or 5B Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guarantees with respect to Class 4, 5A or 5B Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (iii) each Class 4, 5A or 5B Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 4, 5A or 5B Claim against and a single obligation of the consolidated Debtors. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 4, 5A or 5B Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in Section 4.1 of the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims of Debtors against Debtors, and (iv) affect Interests in Subsidiary Debtors. On the Effective Date, the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied, at the option of the Reorganized Debtors by contributions, distributions or otherwise. On the Effective Date, except as otherwise expressly provided for in the Plan, the Interests in the Subsidiary Debtors shall remain outstanding.

            Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 4.1(a) of the Plan. If no objection to substantive consolidation is timely filed and served by any holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

            b.   Discussion of Substantive Consolidation

                 i. General Description. Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans. In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988). There is no statutory authority specifically authorizing substantive consolidation. The authority of a bankruptcy court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985). Nor are there statutorily prescribed standards for substantive consolidation. Instead judicially developed standards control whether substantive consolidation should be granted in any given case.

                 ii. Legal Standards for Substantive Consolidation. The propriety of substantive consolidation must be made on a case-by-case basis. E.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992). In deciding whether to consolidate, a number of earlier cases relied on the presence or absence of certain "elements" that are similar to factors relevant to piercing the corporate veil under applicable state law. E.g., In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979). More recent cases, however, while not ignoring these elements, have applied a less mechanical approach. Thus, for example, the Second Circuit Court of Appeals, in In re Augie/Restivo, concluded that the extensive list of elements and factors frequently cited and relied upon by other courts in determining the propriety of substantive consolidation are "merely variants on two critical factors," namely, "(1) whether creditors dealt with the entities as a single economic unit and 'did not rely on their separate identity in extending credit, . . .' or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors . . . ." 860 F.2d at 518. More recently the Eleventh Circuit, in Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991), viewed those elements and factors "as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit." Id. at 250. Under the Eastgroup test, a proponent of substantive consolidation must show that there is substantial identity between the entities to be consolidated and that consolidation is necessary to avoid some harm or realize some benefit. Once the proponent makes this showing, a presumption arises that creditors have not relied solely on the credit of one of the entities involved, and the burden shifts to an objecting creditor to show that (i) it has relied on the separate credit of one of the entities to be consolidated and (ii) it will be prejudiced by substantive consolidation. Eastgroup, 935 F.2d at 251; Reider v. FDIC (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994).

            Regardless of which of the "two similar but not identical tests . . . for assessing the propriety of substantive consolidation in the corporate context" is applied, In re Reider, 31 F.3d at 1107, the "elements" enumerated in the earlier cases remain relevant, but not necessarily dispositive, as to whether substantive consolidation should be granted. These elements include:

            o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

            o the presence or absence of consolidated financial statements among the entities to be consolidated;

            o the commingling of assets and business functions among the entities to be consolidated;

            o the unity of interests and ownership among the various entities;

            o the existence of parent and intercorporate guarantees on loans to the various entities; and

            o the transfer of assets to and from the various entities without formal observance of corporate formalities.

In re Vecco Constr. Indus., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980).

                 iii. Factual Basis for and Result of a Substantive Consolidation of the Debtors' Estates. The facts and circumstances surrounding the historical business operations of Tokheim and the Subsidiary Debtors support substantive consolidation in these Chapter 11 Cases. Tokheim and the Subsidiary Debtors historically have issued consolidated financial statements and filed consolidated tax returns. Management Solutions, Inc., Tokheim Investment Corporation and Tokheim Services, LLC are direct, wholly-owned subsidiaries of Tokheim; Gasboy International, Inc. and Sunbelt Hose & Petroleum Equipment, LLC are direct wholly-owned subsidiaries of Tokheim Investment Corporation; and, Tokheim RPS, L.L.C. is a direct wholly-owned subsidiary of Gasboy International, Inc. Tokheim and its Subsidiary Debtors have common officers and directors, and have shared key employees and outside professionals, including, but not limited to, employees of Tokheim who performed human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms, engineers and consultants who rendered services to all of the Debtors.

            In addition, the Debtors' cash management system is effectively centralized. While the Subsidiary Debtors maintain their own bank accounts, Tokheim reviews the cash balances of all accounts for all entities on a weekly basis and coordinates the movement of funds in excess of those needed for local operations. In addition, Tokheim has approval of all major expenditures, and funds are moved into and through Tokheim on an "as needed" basis to meet the short and long term cash requirements of all of the Debtors. As an outgrowth of this consolidated cash management system, intercompany loans routinely are made by and between Tokheim and the Subsidiary Debtors (and by and between the Subsidiary Debtors themselves) in the ordinary course of the Debtors' business. All of Tokheim's loans are guaranteed by each of the Subsidiary Debtors and used to fund the operations of all of the Debtors.

            Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund. Absent such substantive consolidation, payment of such duplicative claims would be dilutive of the amounts ultimately payable to holders of Other Allowed Class Claims against the Debtors. The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

      4.    ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTS

            On the Effective Date, the Reorganized Debtors shall issue New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants and Bank Warrants to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including without limitation, the New Credit Agreement, the New Warrant Agreement, the New Junior Warrant Agreement, the Bank Warrant Agreement, the Management Option Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

      5. ISSUANCE OF NEW COMMON STOCK, NEW PREFERRED STOCK, NEW JUNIOR WARRANTS AND NEW WARRANTS

            On or as soon as reasonably practicable after the Effective Date, Reorganized Tokheim shall issue, in accordance with the terms of the Plan, 4,500,000 shares of the New Common Stock to be distributed to Holders of Impaired Unsecured Claims. In addition, Reorganized Tokheim shall issue the New Preferred Stock to be distributed to Holders of Secured Lender Claims. The New Warrant Agreement and the Bank Warrant Agreement shall be executed and delivered by Reorganized Tokheim. The issuance of the New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants and Bank Warrants is hereby authorized without the need for any further corporate action.

      6.    NEW CREDIT AGREEMENT

            On the Effective Date, the Reorganized Debtors are authorized and directed to execute and deliver the New Credit Agreement to govern the Exit Facility, New Term Notes, and the New Special Notes.

      7.    EXIT FINANCING

            On the Effective Date, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility and to enter into and execute any notes, documents or agreements in furtherance thereof.

      8.    REGISTRATION RIGHTS AGREEMENT

            On the Effective Date, Reorganized Tokheim shall be authorized and directed to enter into the Registration Rights Agreement.

      9.    MANAGEMENT OPTION PLAN

            On the Effective Date, the Reorganized Debtors shall be authorized and directed to enter into and execute the Management Option Agreement. The Management Option Plan and Management Option Agreement may be amended or modified by the board of directors of Reorganized Tokheim in accordance with their terms and any such amendment or modification shall not require an amendment of this Plan.

G.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            1.   ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

            Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article VII of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

      2.    CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
LEASES.

            All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy court or provided for in this Plan. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Impaired Unsecured Claims subject to the provisions of Article III of the Plan, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

      3.    CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED
LEASES.

            Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

      4.    INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

            The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as Unimpaired Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. The Plan contemplates that Reorganized Tokheim will obtain sufficient directors' and officers' liability insurance to provide the necessary coverage to such former directors, officers and employees.

      5.    COMPENSATION AND BENEFIT PROGRAMS.

            Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, accidental death and dismemberment insurance plans and the SERP are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All employment contracts assumed pursuant to Section 7.5 of the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" as defined in the relevant employment contracts.

            The executive employment contracts being assumed include the contracts of four (4) executives and twelve (12) managers. The significant terms of the executives employment agreements are set forth below:

            a. Douglas K. Pinner (Chairman, President and Chief Executive Officer). The employment contract between Tokheim and Douglas K. Pinner ("Pinner") provides Pinner with a base annual salary of $483,600. In addition, Pinner is entitled to bonuses that may be made available and is eligible to participate in all benefit plans including the SERP. Pinner's employment contract will be deemed modified such that he will be entitled to 24 months of severance if he is terminated without cause. If, however, Pinner is entitled to severance as the result of a change in control, Pinner will be entitled to 36 months of severance payable in a lump sum as set forth in his employment contract.

            b. Robert L. Macdonald (Executive Vice President Finance and Chief Financial Officer). The employment contract between Tokheim and Robert L. Macdonald ("Macdonald") provides Macdonald with a base annual salary of $325,000. In addition, Macdonald is entitled to bonuses that may be made available and is eligible to participate in all benefit plans including the SERP. Macdonald is entitled to 18 months of severance if he is terminated without cause.

            c. Jacques St. Denis (Executive Vice President Operations). The employment contract between Tokheim and Jacques St. Denis ("St. Denis") provides St. Denis with a base annual salary of $288,960. In addition, St. Denis is entitled to bonuses that may be made available and is eligible to participate in all benefit plans including the SERP. St. Denis is entitled to 18 months of severance if he is terminated without cause.

            d. Norman L. Roelke (Vice President, Secretary and General Counsel). The employment contract between Tokheim and Norman Roelke ("Roelke") provides Roelke with a base annual salary of $186,000. In addition, Roelke is entitled to bonuses that may be made available and is eligible to participate in all benefit plans including the SERP. Roelke is entitled to 18 months of severance is he is terminated without cause.

H.    CONFIRMATION AND EFFECTIVENESS OF THE PLAN

      1.    CONDITIONS TO CONFIRMATION.

              The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors, the Bondholder Committee and the Prepetition Agent.

      2.    CONDITIONS TO EFFECTIVE DATE.

            a. The Effective Date shall occur on or before December 31, 2000.

            b. The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and shall provide that:

                 i. the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

                 ii. the provisions of the Confirmation Order are nonseverable and mutually dependent;

                 iii. the Reorganized Debtors are authorized to issue the New Common Stock, New Preferred Stock, New Warrants, New Bank Warrants, New
Junior Warrants and Management Options and enter into the New Credit Agreement; and

                 iv. the New Tranche A Notes, New Tranche B Notes, New Special Notes, New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants and Bank Warrants issued under the Plan in exchange for Claims against and Interests in the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Tranche A Notes, New Tranche B Notes, New Special Notes, New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants or Bank Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

            c. The Reorganized Debtors shall have credit availability under the Exit Facility, in an amount, form and substance acceptable to the Reorganized Debtors, the Bondholder Committee and the Prepetition Agent.

            d. The following agreements, in form and substance satisfactory to the Reorganized Debtors, the Bondholder Committee and the Prepetition Agent shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                 i. Amended Certificates of Incorporation and By-laws of the Reorganized Debtors;

                 ii. New Credit Agreement and all similar documents provided for therein or contemplated thereby;

                 iii. New Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

                 iv. New Bank Warrant Agreement;

                 v.  New Junior Warrant Agreement;

                 vi. Management Option Agreement; and

                 vii. Registration Rights Agreement.

            e. The Amended Certificates of Incorporation and By-laws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

            f. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

            g. The new board of directors of Reorganized Tokheim shall have been appointed.

      3.    WAIVER OF CONDITIONS.

            Each of the conditions set forth in Section 9.2 of the Plan may be waived in whole or in part by the Debtors, with consent of the Bondholder Committee and the Prepetition Agent, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

      4.    CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE.

            If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section 9.4 of the Plan, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated.

I.    EFFECT OF PLAN CONFIRMATION

      1.    PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

            a. Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, section 544 of the Bankruptcy Code), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

            b. Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

      2.    RELEASES

            a. Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to Section 10.2 of the Plan, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former directors, officers and employees of the Debtors, (other than for money borrowed from or owed to the Debtors or their subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents and professionals, (ii) the Prepetition Lenders and the Prepetition Agent, (iii) the Bondholder Committee, (iv) the DIP Lenders and agents, (v) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in (ii) - (iv) of Section 10.2(a) of the Plan, and (vi) the respective affiliates, current and former officers, directors, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in (ii) -
      (iv) of Section 10.2(a) of the Plan acting in such capacity; provided that notwithstanding the foregoing, neither the Debtors nor the Reorganized Debtors shall be deemed to release any person or entity that holds a Claim that is listed on the General Impaired Unsecured Claims List.

            b. Releases by Holders of Claims and Interests. On the Effective Date, (i) each Holder of a Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan), and the contracts, instruments, releases, agreements and documents delivered under the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents and professionals, (ii) the Prepetition Lenders, (iii) the Bondholder Committee, (iv) the DIP Lenders, (v) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in (ii) - (iv) of Section 10.2(b) of the Plan, and (vi) the respective affiliates, current and former officers, directors, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in (ii) - (iv) of
      Section 10.2(b) of the Plan acting in such capacity; provided that notwithstanding the foregoing, neither the Debtors nor the Reorganized Debtors shall be deemed to release any person or entity that holds a Claim that is listed on the General Impaired Unsecured Claims List.

            c. Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Section 10.2 of the Plan.

      3.    DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

            Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, Old Common Stock and Other Old Equity Interests shall be terminated.

      4.    EXCULPATION AND LIMITATION OF LIABILITY

            Neither the Debtors, the Bondholder Committee, the Prepetition Lenders, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      5.    INJUNCTION

            Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property on account of any such Claims or Interests and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

            By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section 10.6 of the Plan.

      6.    TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED
CLAIMS

            The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

            All Claims of Holders of Senior Debt, as defined in the Senior Subordinated Note Indentures and the Junior Subordinated Note Indenture (collectively, the "Senior Debt Holders") against the Debtors, and all rights and claims between or among the Senior Debt Holders and Senior Subordinated Note Holders or Junior Subordinated Note Holders relating in any manner whatsoever to claimed subordination rights, "make-whole" rights, rights to postpetition or default interest or similar rights, if any (collectively "Subordination-Related Rights"), shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by this Plan to holders of such Claims (i.e., Holders of Secured Lender Claims, Senior Subordinated Note Claims and Junior Subordinated Note Claims), and such rights shall be deemed waived, released, discharged and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by and/or implemented by the Plan shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim, including, but not limited to, Holders of Secured Lender Claims, Senior Subordinated Note Claims and Junior Subordinated Note Claims, by reason of any claimed Subordination-Related Rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth and described in the Plan.

            Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim including, but not limited to, a Holder of a Secured Lender Claim, Senior Subordinated Note Claim or a Junior Subordinated Note Claim may have or any distribution to be made pursuant to the Plan on account of such Claim. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, and their respective properties and holders of Claims and Interests, and is fair, equitable and reasonable.

J.    SUMMARY OF OTHER PROVISIONS OF THE PLAN

            The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

      1.    EXEMPTION FROM CERTAIN TRANSFER TAXES

            Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

      2.    CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES AND COMMON
STOCK

            On the Effective Date, except as otherwise provided for herein,
(i) the Senior Subordinated Notes, Junior Subordinated Notes, Old Common Stock, Other Old Equity, any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the Senior Subordinated Notes, Junior Subordinated Notes, Old Common Stock and Other Old Equity, and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, as the case may be, shall be discharged. As of the Effective Date, all Old Common Stock and Other Old Equity that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

      3.    EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE
ACTION

            Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

            Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

      4.    BAR DATE FOR ADMINISTRATIVE CLAIMS

            The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Claims under the DIP Credit Agreement as provided in Section 3.1 (a)(ii) of the Plan which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims not paid prior to the Confirmation Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

      5.    SEVERABILITY OF PLAN PROVISIONS

            If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      6.    REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

            The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or Consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

      7.    SECTION 1145 EXEMPTION

            Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.

      8.    PLAN SUPPLEMENT

            The Plan Supplement shall be filed with the Bankruptcy Court not later than five (5) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtor. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

      9.    AMENDMENT OR MODIFICATION OF THE PLAN

            Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with consent of the Bondholder Committee and the Prepetition Agent at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

      10.   JURISDICTION OVER THE REORGANIZED DEBTOR

            Notwithstanding the jurisdiction retained in Article XI of the Plan, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies the New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants or Bank Warrants or the rights of the Holders thereof with respect to such New Common Stock, New Preferred Stock, New Warrants, New Junior Warrants or Bank Warrants.


            VI.  CONFIRMATION AND CONSUMMATION PROCEDURE

            The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all holders of Claims or Interests in an Impaired Class, and
(h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date.

            Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.    SOLICITATION OF VOTES

            Under the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the holders of Claims or Interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and Classes of Claims and Interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. Creditors who hold disputed Claims are not entitled to vote to accept or reject the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is Impaired or Unimpaired, under the caption "The Plan of Reorganization - Summary of Distributions." Additional information regarding voting is contained in the instructions accompanying the Ballots.

            This Disclosure Statement and an appropriate Ballot are being distributed to all holders of Claims who are entitled to vote on the Plan. Because of the complexity and difficulty associated with reaching beneficial owners of publicly traded securities, many of which hold their securities in brokerage accounts and through several layers of ownership, the Debtors are distributing a Ballot (i) to each holder of record of the Senior Subordinated Notes as of the Record Date and (ii) to each bank or brokerage firm (or the agent therefor) identified by Logan as an entity through which beneficial owners hold the Senior Subordinated Notes. The banks, brokerage firms or agents shall forward a beneficial owner ballot to each beneficial owner of the Senior Subordinated Notes for voting, along with a return envelope provided by and addressed to the bank, brokerage firm or agent, so that the beneficial owner may return the completed beneficial owner ballot to that entity. The bank, brokerage firm or agent shall summarize the individual votes of its respective beneficial owners from their individual beneficial owner ballot on a master ballot and shall return such master ballot to Logan. This procedure enables the Debtors to transmit materials to the holders of their publicly traded securities and affords beneficial owners of the Senior Subordinated Notes a fair and reasonable opportunity to vote. All Ballots and Master Ballots received from the Debtors shall be returned to Logan by the Voting Deadline as indicated on the Ballots. Beneficial Holders' Ballots received from banks or brokerage firms (the "Beneficial Holder Voting Deadline"). A vote to accept the Plan shall be deemed a vote to accept the Management Option Plan.

            Classes 1, 2, 3 and 6 of the Plan are unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Classes 8 and 9 are conclusively presumed to have rejected the Plan. The Debtors intend to request that the Bankruptcy Court waive the requirement of soliciting the Holders of Old Common Stock and deem Class 7 to have rejected the Plan. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of Allowed Claims in Classes 4, 5A and 5B.

            As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims entitled to vote in that class that have timely voted to accept or reject a plan.

            A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

            The Debtors will request that the Bankruptcy Court order that any non-voting holder of a Claim who is a member of an Impaired Class entitled to vote on the Plan, but in which no votes are actually cast, will be deemed to have accepted the Plan for purposes of sections 1129(a)(8) and 1129(b) of the Bankruptcy Code.

            The Debtors will also request that the Court order that, solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Debtors or other parties in interest in any other context, each Claim within a Class of Claims to be entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth (i) on the General Impaired Unsecured Claims List if such Claim is on the General Impaired Unsecured Claims List or (ii) on the Ballot or Master Ballot; provided, however, that the Debtors reserve the right to object to the amount of any Claim set forth for voting purposes on a Ballot. If a Claim is listed in the Plan or on the General Unsecured Claims List as contingent, unliquidated or disputed, such Claim will be disallowed for voting purposes only, and not for purposes of allowance of distribution.

            The Debtors intend to seek an order of the Bankruptcy Court ordering that any creditor who seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures is directed to serve on the Debtors and File on or before the tenth (10th) day after the Petition Date, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan.

            Any Ballot that is properly completed, executed and timely returned to Logan but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, is deemed to be a vote to accept the Plan. If no votes to accept or reject the Plan are received with respect to a particular Class, such Class is deemed to have voted to accept the Plan. Whenever a creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last Ballot received before the Voting Deadline is deemed to reflect the voter's intent and thus to supersede any prior Ballots. Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote, and thus a Ballot that partially accepts and partially rejects the Plan will not be counted.

            The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected:

            a. any Ballot received after the Voting Deadline unless the Debtors have granted an extension of the Voting Deadline with respect to such Ballot;

            b. any Ballot that is illegible or contains insufficient information to permit the identification of the creditor or interest holder;

            c. any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan; and

            d. any unsigned Ballot.

            By signing and returning the Ballot, each Holder of a Class 4, Class 5A or Class 5B Claim will be representing to the Debtors that either
(a) such Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act or (b) that such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its participating in the Plan and is capable of bearing the economic risks of such investment, including a complete loss of its investment. See the Ballots for a more detailed description of "accredited investors."

            By signing and returning the Ballot, each Holder of a Class 4, Class 5A or 5B Claim will also be confirming that (i) such holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Debtors concerning the terms of the Plan, the businesses of the Debtors and other related matters,
(ii) the Debtors have made available to such holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such holder and (iii) except for information provided by the Debtors in writing, and by its own agents, such holder has not relied on any statements made or other information received from any person with respect to the Plan.

            By signing and returning the Ballot each Holder of a Class 4, Class 5A or 5B Claim also acknowledges that the securities being offered pursuant to the Plan are not being offered pursuant to a registration statement filed with the Securities and Exchange Commission and represents that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act. It is expected that when issued pursuant to the Plan such securities will be exempt from the registration requirements of the Securities Act by virtue of section 1145 of the Bankruptcy Code and may be resold by the holders thereof subject to the provisions of such section 1145.

B.    THE CONFIRMATION HEARING

            The Bankruptcy Code will schedule a hearing on the confirmation of the Plan. At that hearing the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether the Plan is feasible and whether the Plan is in the best interests of the creditors of the Debtors. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

            Section 1128(b) of the Bankruptcy Court provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

C.    CONFIRMATION

            At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan.

      1.    UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

            To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cramdown" tests for secured creditors, unsecured creditors and equity holders, as follows:

            a. Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

            b. Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

            c. Equity Interests. Either (i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

            As described above, Holders of Interests in Classes 7, 8 and 9, under section 1126(g) of the Bankruptcy Code, are presumed to have rejected the Plan. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 7, 8 and 9. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of Classes 7 and 9 Interests and Class 8 Claims, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests in Classes 7, 8 and 9 satisfies the "fair and equitable" test since there is no class junior to such non-accepting Classes that will receive or retain any property under the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against Classes 7, 8 or 9.

      2.    BEST INTERESTS TEST

            With respect to each impaired Class of Claims and Interests, confirmation of the plan requires that each Holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that Holders of Impaired Claims and Interests would receive significantly less under a chapter 7 liquidation than under the Plan. The following liquidation analysis prepared by Lazard is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation commencing on the Petition Date. The analysis is based on a number of significant assumptions that may not be realized in an actual liquidation.

            To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its chapter 11 cases were converted to chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

            The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 cases and the chapter 11 cases. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 cases. The liquidation itself would trigger certain priority claims that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

            The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive greater value under the Plan than they would in a liquidation. The Liquidation Analysis provides that in the event of a liquidation as described therein, the proceeds available for Senior Subordinated Noteholders and Holders of genreal unsecured Claims (except Junior Subordinated Noteholders, after payment of the Secured Lender Claims would be $25.2 million which, based on the estimate of Unsecured Claims, would result in a recovery of 7.7%. Junior Subordinated Noteholders would receive no distribution in a chapter 7 liquidation. Under the Plan, Holder of Unimpaired Unsecured Claims received 100% recovery and Holders of Impaired Unsecured Claims will receive 9.2% - 33%. Holders of Junior Subordinated Note Claims will receive 3.2% to 5.5% under the Plan. Therefore, Holders Unsecured Claims will receive substantially more under the Plan than in a liquidation. The Liquidation Analysis also provides that no distribution would be available to Holders of Class 7 Old Common Stock. Therefore, because the Plan provides for distributions for Class 7, such Holders of Old Common Stock will receive a greater recovery under the Plan than they would in a liquidation. Although the Debtors believe that the Plan meets the "best interests test" of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

            The liquidation analysis (the "Liquidation Analysis") is set forth as Exhibit E to the Disclosure Statement.

      3.    FEASIBILITY

            The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor. For purposes of showing that this Plan meets this feasibility standard, Tokheim and Lazard have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

            The Debtors believe that with a significantly deleveraged capital structure their business will be able to return to viability. The decrease in the amount of debt on Tokheim's balance sheet will substantially improve the Debtors' cash flow and reduce their interest expense. Based on the terms of the Plan, at emergence Tokheim will have $265 million of debt in contrast to more than $500 million of debt prior to the restructuring. In addition there will be no cash payment required on the New Special Notes until December 31, 2002.

            In addition, the conditions in the industry that contributed to Tokheim's financial problems have improved. In recent months steady increases in oil prices have eased the pressure on MOCs, and although oil industry mergers are expected to continue through 2000, Tokheim anticipates that the MOCs' capital expenditures will increase as oil prices rise or stabilize at higher prices and the MOCs' consolidation programs are completed. Therefore, Tokheim believes that the market for its petroleum dispensing equipment and related services, including in particular the service and maintenance operations of RPS, will improve dramatically in the near future. Furthermore, Tokheim has developed and is presently test-marketing the next generation of petroleum dispensing/POS systems, incorporating internet and e-business technologies that will enhance the consumer's buying experience while broadening Tokheim's revenue base.

            Tokheim also has improved its own operations, substantially reducing cost and improving efficiency. Since the RPS acquisition, Tokheim has engaged in an ambitious and successful operational consolidation program that is expected to result in $68 million in annual cost-savings when fully implemented. The program includes plant and service facility closings, elimination of operational redundancies and improved efficiencies in purchasing and manufacturing. As of November 30, 1999, 14 months after the acquisition, the company had realized $36.5 million in annualized savings. Tokheim intends to continue this program through and after emerging from chapter 11. Tokheim anticipates additional cost savings of $20 million in 2000 and $12 million in 2001.

            To support their belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Projections for Fiscal Years 2000 through 2004, as set forth in Exhibit F of the Disclosure Statement.

            The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Credit Agreement and to fund their operations.
Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

            The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not complied or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

            The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variation may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in Article VII of this Disclosure Statement entitled "Risk Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

            Tokheim is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                 VII.  RISK FACTORS TO BE CONSIDERED

            Holders of Claims against and Interests in the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. This information, however, should not be regarded as the only risks involved in connection with the Plan and its implementation.

A.    CERTAIN BANKRUPTCY CONSIDERATIONS

      1.    FAILURE TO SATISFY VOTE REQUIREMENT

            If Tokheim obtains the requisite votes to accept the Plan in accordance with the requirements of the Bankruptcy Code, the Debtors intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, Tokheim will likely file a petition for relief under chapter 11 of the Bankruptcy Code. In such event, Tokheim may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. The terms of any such alternative restructuring are not likely to be as favorable to creditors or equity holders as those proposed in the Plan.

      2.    NON-CONFIRMATION OR DELAY OF CONFIRMATION OF THE PLAN

            Even if the Plan were uncontested, it is estimated that the Plan would take approximately 1-2 months to confirm. The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. Although the Company believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

      3.    NON-CONSENSUAL CONFIRMATION

            In the event any impaired Class of Claims does not accept a plan, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class of claims has accepted the plan (with such acceptances being determined without including the vote of any "insider" in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. Because the Plan deems Classes 7, 8 and 9 to reject the Plan, these requirements must be satisfied with respect to such Classes. Tokheim believes that the Plan satisfies these requirements.

      4.    RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

            Although Tokheim believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

      5.    GENERAL EFFECT

            The filing of a bankruptcy petition by the Debtors, and the publicity attendant thereto, may adversely affect the Debtors' business. The Debtors believe that any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not confirmed as expected.

      6.    EFFECT OF TOKHEIM'S CHAPTER 11 CASE ON RELATIONS WITH TRADE
VENDORS

            The commencement of a chapter 11 case by Tokheim may adversely affect its business and cause certain trade suppliers and vendors to cease shipping goods to Tokheim. Although Tokheim believes that it has good relationships with its suppliers and trade vendors and intends to seek authority from the Bankruptcy Court on the Petition Date to pay all prepetition claims of suppliers and trade vendors on the condition that they continue to provide customary goods and services to Tokheim on customary credit and shipping terms, there can be no assurance that such suppliers and vendors will continue to provide such goods and services to Tokheim after the commencement of the Chapter 11 Cases.

      7. RISK OF FAILURE TO OBTAIN AUTHORITY TO PAY PREPETITION UNSECURED CLAIMS IN THE ORDINARY COURSE OF BUSINESS

            Under the Plan, Unimpaired Unsecured Claims are Unimpaired. In order to effectuate this treatment, the Debtors intend to seek authority from the Bankruptcy Court to continue to satisfy their obligations to unsecured creditors in the ordinary course of business, including obligations which arise prior to the filing of the Debtors' Chapter 11 Cases. If the Debtors are unable to obtain such authority, the Plan may have to be amended to provide different treatment for the Holders of Unimpaired Unsecured Claims.

      8.    METHODS OF SOLICITATION

            Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of "adequate information," as defined in section 1125 of the Bankruptcy Code. This Disclosure Statement is being presented to all Holders of Claims in impaired Classes in order to satisfy the requirements of section 1126(b) of the Bankruptcy Code.

            In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule or regulation, and such acceptance or rejection was solicited in accordance with section 1125(b) of the Bankruptcy Code.

            The Debtors are requesting that the Bankruptcy Court enter the Class 7 Solicitation Order waiving any requirement that the Debtors solicit acceptances of the Plan from Holders of Old Common Stock and, therefore, deem the Holders of Old Common Stock to have rejected the Plan. The Debtors believe there is a reasonable basis for the Bankruptcy Court to determine that deeming the Class of Old Common Stock not to have accepted the Plan is permissible under the Bankruptcy Code and the Bankruptcy Rules. The Debtors also believe that their solicitation of votes to accept or reject the Plan from Classes 4, 5A and 5B was proper under applicable nonbankruptcy law, rules and regulations. The Debtors cannot be certain, however, that their solicitation of acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, then the Debtors may have to solicit votes to accept or reject the Plan from one or more Classes of Claims or Interests that were not previously solicited. There is also a risk that confirmation of the Plan would be denied by the Bankruptcy Court.

            The Debtors believe that the use of the Disclosure Statement and of Ballots and Master Ballots for the purpose of obtaining acceptances of the Plan and the Solicitation is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in such event, Confirmation of the Plan could be delayed and possibly jeopardized.

      9.    CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

            Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Interests in, the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Debtors believe that all Claims and Interests have been appropriately classified in the Plan. The Debtors have elected to separately classify Unimpaired Unsecured Claims because these Classes are composed largely of trade creditors and litigation claims that will not be Impaired by the Chapter 11 Cases. Many of the creditors are key suppliers of products and services used by the Debtors. Accordingly, any impairment of these Claims would be detrimental to the ability of the Debtors to obtain essential trade credit and could substantially impair the ability of the Debtors to do business with trade creditors whose goods and services are essential for the Debtors.

            To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Plan to provide for whatever classification might be required for Confirmation and (ii) to use the acceptances received from any creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan's treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. The Debtors believe that under the Federal Rules of Bankruptcy Procedure the Debtors would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity holder.

            The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtors believe that they have complied with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.

            Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and Consummation of the Plan and could increase the risk that the Plan will not be consummated.

B.    FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

      1.    SPECULATIVE NATURE

            The New Common Stock, New Warrants, New Junior Warrants and the Bank Warrants are speculative securities. Under their terms, the New Warrants, New Junior Warrants and Bank Warrants are exercisable at a specified exercise price and will expire five (5) years from the Effective Date. There can be no assurance that the market value of the New Common Stock will exceed the exercise price of the New Warrants, New Junior Warrants or the Bank Warrants. The New Warrants, New Junior Warrants and the Bank Warrants will have no voting rights and no right to share in dividends, if any, paid with respect to the New Common Stock and will have no rights on liquidation of the Reorganized Debtors. There can be no assurance that the New Common Stock, New Warrants, New Junior Warrants or the Bank Warrants will have access to a liquid trading market.

      2.    COMPETITIVE CONDITIONS

            Tokheim competes with several other manufacturers and servicers of petroleum dispensing equipment. Some of Tokheim's competitors have greater financial resources than Tokheim and could use those resources to take steps that would adversely affect Tokheim's competitive position.

      3.    VARIANCES FROM PROJECTIONS

            The fundamental premise of the Plan is the deleveraging of Tokheim and the implementation and realization of Tokheim's business plan, as reflected in the Projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the petroleum industry and the ability to stabilize and grow the Reorganized Debtors' business and control future operating expenses. Tokheim believes that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

            Moreover, the estimated percentage recovery by Holders of Prepetition Notes, Secured Lender Claims, Impaired Unsecured Claims, and Junior Subordinated Note Claims is based upon Tokheim's estimate of the values of the New Common Stock, the Bank Warrants, the New Warrants, and the New Junior Warrants respectively. Because the market and economic conditions upon which such values are based are beyond the control of Tokheim, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

      4.    DISRUPTION OF OPERATIONS

            The commencement and pendency of Tokheim's chapter 11 case could adversely affect Tokheim's relationship with its customers and suppliers, as well as Tokheim's ability to retain or attract high-quality employees. In such event, weakened operating results that could give rise to variances from Tokheim's projections may occur.

      5.    LACK OF TRADING MARKET

            The New Common Stock, the New Warrants, the New Junior Warrants and the Bank Warrants are new issues of securities with no established trading market or prior trading history. There can be no assurance regarding the future development of a market for the New Common Stock, the New Warrants, the New Junior Warrants or the Bank Warrants, the ability of holders thereof to sell their New Common Stock, the New Warrants, the New Junior Warrants or the Bank Warrants or the price for which such holders may be able to sell their New Common Stock, the New Warrants, the New Junior Warrants or the Bank Warrants. If a market were to develop, the New Common Stock, the New Warrants, the New Junior Warrants and the Bank Warrants could trade at prices lower than their initial values. The trading prices of such securities will depend on many factors, including factors beyond the Reorganized Debtors' control. Furthermore, the liquidity of, and trading market for, the New Common Stock, the New Warrants, the New Junior Warrants and the Bank Warrants may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in the Reorganized Debtors' financial condition or results of operations.

      6.    DIVIDEND POLICIES

            Tokheim does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the Exit Facility may limit the ability of the Reorganized Debtors to pay dividends. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions which may prohibit their ability to invest in the New Common Stock.

C.    RISKS RELATING TO THE REORGANIZED DEBTORS

      1.    LEVERAGE AND DEBT SERVICE

            After giving effect to the reorganization contemplated under the Plan, the Reorganized Debtors will be a competitively capitalized company relative to its reorganized stockholders' equity and other leverage ratios. As of the Effective Date, on a pro forma basis after giving effect to the reorganization, the Reorganized Debtors would have had an aggregate net indebtedness of $265 million including amounts funded under the Exit Facility, capital leases, mortgages and industrial revenue bonds of which $100 million would be non-cash pay until December 31, 2002.

            The Reorganized Debtors' capitalization could have important consequences to the holders of the New Common Stock, including: (i) the Reorganized Debtors' ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired and (ii) a substantial portion of the Reorganized Debtors' cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Reorganized Debtors for other purposes.

      2.    DEBTORS' EMPLOYEES

            One of the Debtors' primary assets is their group of highly skilled professionals, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a service business which is highly dependent on their customers' and potential customers' belief that the Debtors will perform professional tasks of the highest standards over an extended period of time. Continued deterioration of the Debtors' business, or loss of a significant number of key professionals, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

      3.    NEW CREDIT AGREEMENT

            The terms of the New Credit Agreement are still subject to the negotiation of definitive documentation. There is no guaranty that the parties will reach agreement on the terms or what the terms of the New Credit Agreement will be.

              VIII.  CERTAIN OTHER LEGAL CONSIDERATIONS

A.    SECTION 4(2) OF THE SECURITIES ACT

            The Debtors have not filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") or any other federal or state securities laws with respect to the New Term Notes, New Special Notes, New Common Stock, New Warrants, New Junior Warrants and Bank Warrants that may be deemed to be offered by virtue of the solicitation. The Debtors are relying on section 4(2) and/or any other applicable section of the Securities Act and similar state law provisions, and to the extent applicable, on Regulation D and/or any other applicable regulation, similar state law provisions, to exempt from registration under the Securities Act and any applicable state securities laws the offer of any securities that may be deemed to be made pursuant to the solicitation. Section 4(2) exempts form the registration provisions of the Securities Act any transaction by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions under the Securities Act offerings of securities to "accredited investors," as such term is defined under Regulation D, and a limited number of other investors. Section 1145(a) of the Bankruptcy Code exempts from the registration provisions under the Securities Act, and any state or local law requiring registration for offer or sale of a security, certain offers or sales of securities of a debtor under a plan of reorganization, or of securities of any of its affiliates participating in a joint plan of reorganization. Based in part upon representations expected to be made by Holders in the Ballots, the Debtors believe that the offer of the New Term Notes, New Special Notes, New Common Stock, New Warrants, New Junior Warrants and Bank Warrants to the holders of Secured Lender Claims, Old Common Stock and Prepetition Notes qualifies for the exemptions from registration under the Securities Act provided by section 4(2) and for the exemptions from state law registration requirements provided by similar state law provisions, and may also qualify for the exemptions from such registration provided by Regulation D and similar state law provisions. The Debtors also believe that such offers may qualify for the exemptions from such registration provided by section 1145(a). Each holder will be requested to make representations that are set forth in the Ballot regarding its qualifications to be an offeree in a private offering exempt from registration under the Securities Act by virtue of Section 4(2) or that such holder is an "accredited investor." See
Section VI.A. "Confirmation and Consummation Procedures - Solicitation of
Votes."

B.    SECTION 1145 OF THE BANKRUPTCY CODE

            Tokheim intends to rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, the issuance of any New Common Stock, New Warrants, New Junior Warrants or Bank Warrants pursuant to the Plan to Holders of Claims and Interests in exchange for their Claims or Interests. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities from the registration requirements of the Securities Act if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization;
(ii) the recipients of the securities hold a claim against, and interest in, or a claim for administrative expense or interest in the debtor; and
(iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such an exchange for cash or property. Tokheim believes that, as the issuer of the security and a debtor under the Plan, it is entitled to the exemption from registration under section 1145(a) of the Bankruptcy Code.

            The New Common Stock, New Warrants, New Junior Warrants and Bank Warrants, subject to the exemption from registration under Bankruptcy Code section 1145(a) may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. An "underwriter" is defined as any person who (i) purchases a claim against, or an interest in, a debtor with a view toward distribution of any security issued pursuant to a plan of reorganization for the holders of such securities, (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities, (iii) offers to buy securities, if the offer to buy is made with a view toward distribution of such securities or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a control person.

C.    REGISTRATION

            Holders of securities who are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., one year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Debtors.

IX.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.    GENERAL

            THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED IN THE PLAN FOR THE DEBTORS AND FOR THE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE TO CONFIRM OR REJECT THE PLAN. THE SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), THE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECTS THAT COULD ADVERSELY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

            THE SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, AND TAX-EXEMPT ORGANIZATIONS). THE SUMMARY ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR NON-U.S. TAXATION. THE SUMMARY FURTHERMORE DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS WHO ARE NOT ENTITLED TO VOTE.

            IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE ("IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS HERETOFORE BEEN OBTAINED BY THE DEBTORS WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

B.    FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

      1.    CANCELLATION OF INDEBTEDNESS INCOME

            Under the Code, a U.S. taxpayer generally must generally include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. COD generally equals the difference between the amount of debt discharged and the fair market value of any property transferred in exchange therefor. Upon implementation of the Plan, the Debtors expect to realize a substantial amount of COD upon the exchange of Allowed Impaired Unsecured Claims for New Issued Common Stock in satisfaction of Allowed Class 5A Claims and New Issued Common Stock and New Junior Warrants in satisfaction of Class 5B Claims.

            The Debtors will not include such COD in gross income, however, if they discharge such debt while they are under the jurisdiction of a court in a title 11 case. Instead, such COD generally will generally reduce certain tax attributes of the Debtors as prescribed by the Code, including net operating losses ("NOLs"), NOL carryforwards, and tax basis in property held by a debtor (collectively, "Tax Attributes"). Reduction of tax basis in a debtor's property is limited to the excess of the aggregate tax bases of the property held by the debtor immediately after discharge over the aggregate of the debtor's liabilities immediately after the discharge. Any remaining COD will not have any further federal income tax consequences.

            The Debtors may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property prior to reducing other Tax Attributes. This election extends to the stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property, but may be made only to the extent of the aggregate adjusted bases of the Debtors' depreciable property. The Debtors have not yet determined whether to make this election.

            Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in Tax Attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

      2.    NET OPERATING LOSSES

            The Debtors have an NOL carryforward of approximately $51 million for the taxable year ending December 31, 1999, and expect to incur operating losses of approximately $40-45 million during the current taxable year. Current year NOLs and the NOL carryforward may be reduced or eliminated by COD to be realized on implementation of the Plan. If the current year NOLs and the existing NOL carryforward are not so eliminated, however, Section 382 of the Code ("Section 382") may substantially limit the Debtors' ability to use such loss carryforward in future years.

            When a corporation undergoes an "ownership change," which the Debtor will undergo pursuant to implementation of the Plan, Section 382 generally limits the ability of the corporation to utilize historic NOLs and subsequently recognized "built-in" losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change ("Annual
Section 382 Limitation"). An "ownership change" is generally defined as a more than 50 percentage point change in ownership during a three year period ending on the date on which such change in ownership is tested.

            As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate" (currently 5.79%). Any unused portion of the Annual Section 382 Limitation is generally available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

            Section 382 provides an exception to the application of the Annual Section 382 Limitation for corporations under the jurisdiction of a court in a title 11 case (the "Bankruptcy Exception"). The Bankruptcy Exception could apply to the Debtors if the Debtors' historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan were to own more than 50% of the total voting power and total value of the stock of the Debtors after such implementation. The continuity of business enterprise requirement described above would not apply to the Debtors under the Bankruptcy Exception.

            The Bankruptcy Exception could reduce the Debtors' pre-change losses and excess credits that may be carried over to a post-change year for any interest paid or accrued on any Allowed Impaired Unsecured Claims exchanged for New Issued Common Stock. The Bankruptcy Exception also provides that a second ownership change occurring during the two-year period immediately following the first ownership change would eliminate any NOL carryforwards that arose before the first ownership change.

            Section 382 provides that a corporation under the jurisdiction of a court in a title 11 case may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. The Debtors do not know whether they will qualify for the Bankruptcy Exception or, if they do so qualify, whether it would be advantageous to elect out. If the Bankruptcy Exception provides a specific benefit to the Debtors with respect to their existing NOL carryforward and current year NOLs, they may choose not to elect out. The Debtors are studying this issue and will make a timely decision on the best course of action.

            Assuming that the Debtors do not qualify for the Bankruptcy Exception or elect out as discussed above, a special rule under Section 382 applicable to corporations under the jurisdiction of a court in a title 11 case that are not subject to the Bankruptcy Exception will apply in calculating the Debtors' Annual Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of the value of the Debtor's stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of the Debtor's assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the Annual Section 382 Limitation, the Debtors' use of any NOL carryforward still may be substantially limited after the ownership change. If there is a second ownership change within two years of implementation of the Plan, the Annual
Section 382 Limitation would not be affected.

      3.    FEDERAL ALTERNATIVE MINIMUM TAX

            The Debtors project that they will continue to incur operating losses during each of the next several taxable years. Accordingly, the Debtors do not anticipate any taxable income in such taxable years. However, should the Debtors have taxable income in a given taxable year following implementation of the Plan, they may be able to offset all such taxable income with any NOL carryforward to the extent generally permitted under the Code for purposes of determining their regular tax liability. The Debtors may nonetheless be subject in such a taxable year to the alternative minimum tax ("AMT"), which generally equals the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds its regular tax liability, because of differences in the way AMTI is calculated as compared to regular taxable income.

            The Code calculates AMTI pursuant to specific rules that eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance is the AMT limitation permitting a corporation to offset only 90% of its AMTI by any available NOL carryforward (as computed for AMT purposes). This AMT limitation generally applies on a group basis to consolidated groups. Thus, in any year in which 20% of the Debtors' AMTI exceeded their regular tax liability, the Debtors would be subject to AMT, regardless of the size of any NOL carryforward they might have. Any AMT incurred by the Debtors in such a taxable year generally would be allowable as a non-refundable credit against the Debtors' regular federal income tax liability in future taxable years when they are no longer subject to AMT.

C.    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

      1.    HOLDERS OF SECURED LENDER CLAIMS (CLASS 4)

            a. Exchange of Allowed Secured Lender Claims. The Debtors do not believe that the Allowed Secured Lender Claims will be classified as securities for federal income tax purposes. A Holder will therefore be required to recognize gain or loss for federal income tax purposes equal to the difference between its adjusted tax basis in its Allowed Secured Lender Claims and the fair market value of its pro rata share of (i) the New Term Notes, (ii) the New Special Notes,
      (iii) the New Preferred Stock, and (iv) the Bank Warrants. The Holder will take a basis in each of the Bank Warrants and New Preferred Stock equal to their respective fair market values and take a basis in each New Term Note and New Special Note equal to the issue price thereof, as determined under OID provisions of the Code. Holders will have a holding period for each of the above-described instruments as determined by reference to the date of the above-described exchange.

            If the Allowed Secured Lender Claims were classified as securities for federal income tax purposes, then the above-described exchange would be respected as a tax-free reorganization in which no gain or loss would be recognized to the extent that the aggregate principal amount of the New Term Notes, New Special Notes, New Preferred Stock, and Bank Warrants does not exceed the principal amount of the Allowed Secured Lender Claims. A Holder would take a basis in each of the New Term Notes, New Special Notes, New Preferred Stock, and Bank Warrants equal to the proportion that their respective fair market values (or issue price, in the case of the New Term Notes and New Special Notes) bears to the Holder's basis in the Allowed Secured Lender Claims. The Holder would have a holding period for such instruments determined by reference to the holding period for its Allowed Secured Lender Claims.

            b. Tax Consequences of the Exercise, Sale or Exchange, or Expiration of Bank Warrants. The Bank Warrants may be classified as stock for federal income tax purposes because of the nominal strike price. If the Bank Warrants are so classified, then the exchange of Bank Warrants for New Issued Common Stock would not have any federal income tax consequences and the holding period of such New Issued Common Stock would be determined by reference to the date a Holder acquired its Bank Warrants.

            If the Bank Warrants are not classified as stock for federal income tax purposes, a Holder thereof would not recognize gain or loss upon the exercise of such instruments for shares of New Issued Common Stock. The Holder instead would take a basis in each share of New Issued Common Stock equal to the sum of the exercise price for such share plus a ratable portion of the Holder's basis in the Bank Warrant. The Holder's holding period for New Issued Common Stock would begin on the day after the Bank Warrants are exercised.

            Upon a taxable sale or exchange of a Bank Warrant not otherwise classified as stock for federal income tax purposes, a Holder would recognize gain or loss equal to the difference between the amount realized and the Holder's basis in the Bank Warrant. If such a Bank Warrant were to lapse without having been exercised or sold or exchanged, the Holder thereof would recognize a loss equal to its basis in such Bank Warrant. The character of a Holder's gain or loss generally would depend upon whether such Holder would hold the New Issued Common Stock underlying the Bank Warrant as a capital asset.

            c. Tax Consequences of Holding New Special Notes and the Sale, Exchange, or Retirement Thereof. The New Special Notes will be treated for federal income tax purposes as having been issued with OID because additional New Special Notes paid thereon will not be treated as payments of interest. Any additional New Special Notes paid with respect to a New Special Note instead will be aggregated with such New Special Note and treated as a single integrated debt instrument for purposes of computing and accruing OID. The amount of such OID will be determined by using a constant yield to maturity method that reflects the compounding of interest and a Holder will include such OID in income as it accrues, regardless of the Holder's method of accounting for tax purposes.

            In general, the amount of OID for a New Special Note will equal the "stated redemption price at maturity" of such New Special Note over its "issue price." The stated redemption price at maturity of a New Special Note will equal the sum of all payments required to be made on the New Special Note and on all additional New Special Notes to be paid thereon through the maturity date of the New Special Note. The issue price of the New Special Notes will be determined under the principles of Section 1274 of the Code. A Holder's aggregate adjusted basis in each integrated debt instrument consisting of New Special Notes and additional New Special Notes paid thereon will initially equal the issue price of the New Special Note and will thereafter increase as OID is included in income.

            Upon the sale, exchange, or retirement of a New Special Note or an additional New Special Note, a Holder will recognize gain or loss equal to the difference between the amount realized upon such sale, exchange, or retirement and the portion of such Holder's adjusted tax basis allocable (as described below) to such New Special Note or additional New Special Note. The character of a Holder's gain or loss will depend upon whether such instruments are held as capital assets by the Holder. Unless a Holder disposes of a New Special Note together with all additional New Special Notes paid thereon, such Holder must allocate the adjusted tax basis of the integrated debt instrument consisting of a New Special Note and all additional New Special Notes paid thereon among the instruments retained and the instruments disposed of (based on their respective principal amounts) in order to determine gain or loss recognized on the instruments disposed of and OID with respect to the instruments retained.

      2.    HOLDERS OF IMPAIRED UNSECURED CLAIMS (CLASSES 5A AND 5B)

            The federal income tax consequences to Holders of the exchange of Allowed Impaired Unsecured Claims for New Issued Common Stock depends on whether such Claims are classified as "securities" for federal income tax purposes. The Debtors believe that the Senior Subordinated Notes, which are Class 5A Claims, and Junior Subordinated Notes, which are Class 5B Claims, will be treated as securities for federal income tax purposes and that the General Impaired Unsecured Claims, which are Class 5A Claims, will not be treated as securities for federal income tax purposes.

            Assuming that the Senior Subordinated Notes and Junior Subordinated Notes are treated as securities for federal income tax purposes, the exchange of Senior Subordinated Notes for New Issued Common Stock and Junior Subordinated Notes for New Issued Common Stock and New Junior Warrants, respectively, will be respected as a tax-free reorganization in which no gain or loss is recognized. A Holder of Senior Subordinated Notes will take a basis in each share of New Issued Common Stock equal to a ratable portion of such Holder's basis in its Senior Subordinated Notes. A Holder of Junior Subordinated Notes will allocate its basis in such Junior Subordinated Notes between its New Issued Common Stock and New Junior Warrants based on the relative fair market values thereof.

            A Holder receiving New Issued Common Stock in exchange for Senior Subordinated Notes will have a holding period in such New Issued Common Stock determined by reference to a Holder's holding period for its Senior Subordinated Notes. Similarly, a Holder receiving New Issued Common Stock and New Junior Warrants in exchange for Junior Subordinated Notes will have a holding period therein determined by reference to such Holder's holding period for its Junior Subordinated Notes. If the Senior Subordinated Notes and Junior Subordinated Notes are not treated as securities for federal income tax purposes, Holders of these instruments will incur federal income tax consequences as discussed below with respect to Holders of General Unsecured Claims.

            The exchange of General Unsecured Claims for New Issued Common Stock will be a taxable exchange in which a Holder will realize gain or loss on the difference between the fair market value of the New Issued Common Stock and the Holder's basis, if any, in its Allowed Impaired Unsecured Claims. Holders will take a basis in their New Issued Common Stock equal to the fair market value thereof and will have a holding period in such New Issued Common Stock determined by reference to the date of such exchange.

D.    INFORMATION REPORTING AND BACKUP WITHHOLDING

            Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reported by the payor (the Debtors) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a Holder of a Claim may be subject to backup withholding at a rate of thirty-one percent (31%) with respect to distributions or payments made pursuant to the Plan, unless the Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

E.    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

            THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                X.  ALTERNATIVES TO CONFIRMATION AND
                      CONSUMMATION OF THE PLAN

            The Debtors believe that the Plan affords holders of Claims and Interest the potential for the greatest recovery and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations among the Debtors, the Prepetition Lenders and the Bondholder Committee.

            If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan of reorganization or (b) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.

A.    ALTERNATIVE PLAN(S) OF REORGANIZATION

            If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors would file their chapter 11 petitions and attempt to formulate and propose a different plan or plans or reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtor' businesses or an orderly liquidation of assets. The Debtors do not have sufficient liquidity to negotiate a new out-of-court restructuring.

             The Debtors' business could suffer from increased costs, erosion of customer confidence and liquidity difficulties if they remained debtors in possession during a lengthy chapter 11 process while trying to negotiate a plan of reorganization.

            The Debtors believe that the Plan, as described herein, the result of extensive negotiations between the Debtors and various creditor constituencies, enables creditors to realize the greatest possible value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.    LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

            If no plan is confirmed, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

            The Debtors believe that in a liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

            The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially.

            Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors anticipate is provided by the Plan.

                 XI.  CONCLUSION AND RECOMMENDATION

            The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.

            Consequently, the Debtors urge all holders of Claims to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 12:00 p.m., prevailing Eastern Time, on August 28, 2000.

Dated:August 16, 2000

                              Respectfully submitted,

                              TOKHEIM CORPORATION.
                              (for itself and on behalf of the Subsidiary
                              Debtors)

                              By:  /s/ Douglas K. Pinner
                                   ---------------------------------------
                              Name:  Douglas K. Pinner
                              Title: President, Chairman and Chief Executive
                                     Officer

                              COUNSEL:

                               /s/ David S. Kurtz
                              --------------------------------------
                              David S. Kurtz (IL 03126561)
                              Felicia Gerber Perlman (IL 06210753)
                              SKADDEN, ARPS, SLATE, MEAGHER
                                & FLOM (ILLINOIS)
                              333 West Wacker Drive
                              Chicago, Illinois  60606
                              (312) 407-0700


                              Gregg M. Galardi (I.D. No. 2991)
                              SKADDEN, ARPS, SLATE, MEAGHER
                                 & FLOM LLP
                              One Rodney Square
                              P.O. Box 636
                              Wilmington, Delaware  19899-0636
                              (302) 651-3000

                              ATTORNEYS FOR DEBTORS



                                 EXHIBIT A
                JOINT PREPACKAGED PLAN OF REORGANIZATION OF
               TOKHEIM CORPORATION AND ITS SUBSIDIARY DEBTORS





                IN THE UNITED STATES BANKRUPTCY COURT

                    FOR THE DISTRICT OF DELAWARE
- - - - - - - - - - - - - - - - - - - x

In re:                                :

TOKHEIM CORPORATION, et al.,          :   Chapter 11

                                      :   Case No. 00-     (   )

                           Debtors.   :   Jointly Administered

- - - - - - - - - - - - - - - - - - - x



                  JOINT PREPACKAGED PLAN OF REORGANIZATION
             OF TOKHEIM CORPORATION AND ITS SUBSIDIARY DEBTORS

David S. Kurtz (IL 03126561)
Felicia Gerber Perlman (IL 06210753)
SKADDEN ARPS SLATE MEAGHER
  & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285
(312) 407-0700

Gregg M. Galardi (I.D. No. 2991)
SKADDEN, ARPS, SLATE, MEAGHER
  & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware  19899-0636
(302) 651-3000

ATTORNEYS FOR DEBTORS
Dated:       August 16, 2000



                                INTRODUCTION

            Tokheim Corporation ("Tokheim" or the "Company"), and the other above-captioned debtors (collectively with Tokheim, the "Debtors"), propose the following joint prepackaged plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors' history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of the Plan, and certain related matters including, among other things, the securities to be issued under the Plan and the proposed substantive consolidation of the Debtors' cases for certain limited purposes. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this plan prior to its substantial consummation.


                              ARTICLE I

              DEFINED TERMS AND RULES OF INTERPRETATION

            Defined Terms: As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

            1.1 ADMINISTRATIVE CLAIM means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code; and (d) Claims under the DIP Credit Agreement.

            1.2 ALLOWED means an Allowed Claim or Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

            1.3 ALLOWED CLAIM means a Claim: (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtors or Reorganized Debtors; or (iii) pursuant to the terms of this Plan.

            The term "Allowed Claim" shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

            1.4 ALLOWED INTEREST means any interest that: (a) is registered as of the Distribution Record Date in a stock register maintained by or on behalf of the Debtors and (b) is not a Disputed Interest.

            1.5 AMENDED CERTIFICATES OF INCORPORATION AND BY-LAWS means the Reorganized Debtors' certificates of incorporation and by-laws, as amended by the Plan.

            1.6 BALLOT means each of the ballot forms distributed to each holder of an Impaired Claim on which the holder is to indicate acceptance or rejection of this Plan.

            1.7 BANK WARRANTS means the 5 year warrants to purchase an aggregate of 678,334 shares of New Common Stock at an exercise price of $.01 per share, to be issued pursuant to, and exercised in accordance with, the terms of the Bank Warrant Agreement, which terms shall be substantially similar to those set forth in the New Credit Agreement and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent.

            1.8 BANK WARRANT AGREEMENT means the warrant agreement governing the issue of the Bank Warrants, the material terms of which are described in the Disclosure Statement. A copy of the Bank Warrant Agreement will be filed with the Plan Supplement.

            1.9 BANKRUPTCY CODE means title 11, United States Code, as now in effect or hereafter amended.

            1.10 BANKRUPTCY COURT means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

            1.11 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

            1.12 BAR DATE means the bar date for Filing proofs of claim or proofs of interest in the Chapter 11 Cases.

            1.13 BONDHOLDER COMMITTEE means the ad hoc committee of Prepetition Noteholders.

            1.14 BUSINESS DAY means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

            1.15 CASH means legal tender of the United States of America and equivalents thereof.

            1.16 CHAPTER 11 CASES means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by Debtors in the Bankruptcy Court.

            1.17 CLAIM means a "claim," as defined in section 101(5) of the Bankruptcy Code.

            1.18 CLAIMS OBJECTION DEADLINE means the last day for Filing objections to Claims or Interests, which day shall be the later of (a) the Effective Date or (b) sixty (60) days after the Filing of a proof of claim or interest for, or request for payment of, such Claim or Interest or such other date as the Bankruptcy Court may order.

            1.19 CLASS means a category of holders of Claims or Interests, as described in Article II hereof.

            1.20 CLASS 7 SOLICITATION ORDER means a Final Order of the Bankruptcy Court or other court of competent jurisdiction providing that Class 7 is deemed to have rejected the Plan and is not entitled to vote on the Plan.

            1.21 COLLATERAL means any property or interest in property of the Debtors' Estates that is subject to a valid and enforceable lien to secure a Claim.

            1.22 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

            1.23 CONFIRMATION HEARING means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

            1.24 CONFIRMATION ORDER means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

            1.25 DEBTOR(S) means, individually, Tokheim or any of the Subsidiary Debtors and, collectively, all of the above-captioned debtors and debtors in possession.

            1.26 DELAWARE GENERAL CORPORATE LAW means title 8 of the Delaware Code, in effect as of the date hereof.

            1.27 DIP CREDIT AGREEMENT means the $50 million debtor in possession credit facility to be entered into by Tokheim, as borrower, the Subsidiary Debtors, as guarantors, and those entities identified as "Lenders" therein, as amended, modified or supplemented in form and substance approved by the Bondholder Committee and the Prepetition Lenders, with terms substantially similar to the terms set forth herein and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent.

            1.28 DIP LENDERS means those entities identified as "Lenders" in the DIP Credit Agreement and their respective successors and assigns.

            1.29 DISBURSING AGENT means the Reorganized Debtor, or any party designated by the Reorganized Debtors, to serve as disbursing agent under the Plan.

            1.30 DISCLOSURE STATEMENT means that certain disclosure statement (including all exhibits and schedules thereto) dated August 16, 2000, relating to this Plan, that was distributed to Holders of Secured Lender Claims and Impaired Unsecured Claims in reliance on the exemption specified in Section 4(2) of the Securities Act.

            1.31 DISPUTED CLAIM means: (a) any Claim as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order and (b) any Securities Claim.

            1.32 DISPUTED CLAIM AMOUNT means: (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claim in accordance with section 502(c) of the Bankruptcy Code; (b) the amount set forth in a timely Filed proof of claim; or (c) with respect to a Securities Claim, $0.

            1.33 DISPUTED CLAIMS RESERVE means the reserve of New Common Stock and New Junior Warrants established and maintained by the Reorganized Debtors for Holders of Classes 5A and 5B Claims on account of Disputed Class 5A and 5B Claims.

            1.34 DISPUTED INTEREST means an Interest as to which the Debtors interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or any Interest otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

            1.35 DISPUTED INTEREST AMOUNT means, with respect to a Disputed Interest, the number of shares set forth in a timely Filed proof of interest.

            1.36 DISPUTED INTEREST RESERVE means the reserve of New Warrants established and maintained by the Reorganized Debtors for Holders of Class 7 Interests and Class 8 Claims on account of Disputed Class 7 Interests and Class 8 Claims.

            1.37 DISTRIBUTION DATE means the date, within 30 days after the Effective Date, upon which the initial distributions will be made to holders of Allowed Claims and Allowed Interests.

            1.38  DISTRIBUTION RECORD DATE means the Confirmation Date.

            1.39 EFFECTIVE DATE means the Business Day the Plan becomes effective as provided in Article IX hereof.

            1.40 ESTATE(S) means, individually, the estate of Tokheim or any of the Subsidiary Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

            1.41  EXCHANGE ACT means the Exchange Act of 1934, as amended.

            1.42 EXIT FACILITY means that certain exit revolving credit facility in the aggregate principal amount of $50 million to be provided to the Reorganized Debtors, on the Effective Date governed by the New Credit Agreement with terms substantially similar to the terms set forth herein and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent.

            1.43 EXIT LENDERS means those entities identified as "Lenders" with respect to the Exit Facility in the New Credit Agreement and their respective successors and assigns.

            1.44 FEE CLAIM means an Administrative Claim under section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

            1.45 FILE, FILED OR FILING means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

            1.46 FINAL ORDER means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

            1.47 GENERAL IMPAIRED UNSECURED CLAIM means an unsecured claim listed on the General Impaired Unsecured Claims List.

            1.48 GENERAL IMPAIRED UNSECURED CLAIMS LIST means the list of General Impaired Unsecured Claims attached hereto as Exhibit A, as may be amended or supplemented from time to time with the consent of the Bondholder Committee.

            1.49 HOLDER means an entity holding a Claim or Interest and, with respect to Senior Subordinated Note Claims and Junior Subordinated Note Claims, the beneficial holder as of the applicable Voting Record Date or any authorized agent who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instruction.

            1.50 IMPAIRED means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

            1.51 IMPAIRED UNSECURED CLAIM means any General Impaired Unsecured Claim or Senior Subordinated Note Claim.

            1.52 INTERCOMPANY CLAIM means (a) any account reflecting intercompany book entries by one (1) Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.

            1.53 INTEREST means the legal, equitable, contractual and other rights of the holders of Old Equity, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and
(d) share-appreciation rights.

            1.54  IRC means the Internal Revenue Code of 1986, as amended.

            1.55 IRS means Internal Revenue Service of the United States of America.

            1.56 JUNIOR SUBORDINATED NOTE means the 12% Junior Subordinated Notes due 2008 issued by Tokheim under the Junior Subordinated Note Indenture.

            1.57 JUNIOR SUBORDINATED NOTE CLAIM means a claim arising from or related to the Junior Subordinated Notes, which Claim shall be Allowed in an amount equal to $40 million plus interest accrued as of the Petition Date as agreed by the Debtors and the Bondholder Committee.

            1.58 JUNIOR SUBORDINATED NOTEHOLDERS means the Holders of Junior Subordinated Note Claims.

            1.59 JUNIOR SUBORDINATED NOTE INDENTURE means the Indenture dated as of September 30, 1998, between Tokheim, as issuer, the Subsidiary Debtors, as guarantors, and the Harris Trust and Savings Bank, as trustee, relating to the Junior Subordinated Notes, as amended from time to time.

            1.60 JUNIOR SUBORDINATED NOTE TRUSTEE means the trustee under the Junior Subordinated Note Indenture.

            1.61 KSOP means the Retirement Savings Plan for Employees of Tokheim Corporation and Subsidiaries, effective July 1, 1989, as amended.

            1.62 KSOP CLAIM means any Claim arising from, under, or in any way relating to, the KSOP including the Old Preferred Stock associated therewith.

            1.63 LITIGATION CLAIMS means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any person.

            1.64 MANAGEMENT OPTION AGREEMENT means the Stock Option Agreement to be entered into by the Reorganized Debtors and Management Option Plan Participants, in form and substance reasonably satisfactory to the Bondholder Committee and the Prepetition Agent, pursuant to which Management Options will be granted.

            1.65 MANAGEMENT OPTION PLAN means a stock option plan to be adopted by the board of directors of the Reorganized Debtors on the Effective Date.

            1.66 MANAGEMENT OPTIONS means the options to be issued by the Reorganized Debtors to the Management Option Plan Participants to purchase 500,000 shares of New Common Stock pursuant to the terms of the Management Option Agreement to be entered into under the Management Option Plan.

            1.67 MANAGEMENT OPTION PLAN PARTICIPANTS means the employees of the Reorganized Debtors entitled to participate in the Management Option Plan.

            1.68 MASTER BALLOT means the ballot distributed to holders of record of the Prepetition Notes to record the votes of the beneficial holders of the Prepetition Notes.

            1.69 NEW COMMON STOCK means the common stock of Reorganized Tokheim to be authorized pursuant to Section 4.6 of the Plan.

            1.70 NEW CREDIT AGREEMENT means that certain credit agreement governing the Exit Facility, the New Term Notes and the New Special Notes between Tokheim, Gasboy International, Inc., Tokheim-Sofitam S.A., Tokheim-Sofitam Applications S.A., Tokheim Services France and Tokheim U.K. Limited as borrowers, those entities identified as "Guarantors" in the New Credit Agreement, the Exit Lenders and the Prepetition Lenders with terms substantially similar to the terms set forth herein and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent.

            1.71 NEW JUNIOR WARRANT AGREEMENT means the warrant agreement governing the issue of the New Junior Warrants, the material terms of which are described in the Disclosure Statement. A copy of the New Junior Warrant Agreement will be attached to the Plan Supplement.

            1.72 NEW JUNIOR WARRANTS means the five (5) year warrants to purchase an aggregate of 555,556 shares of New Common Stock at an exercise price of $30.00 per share to be issued pursuant to, and exercisable in accordance with the terms of the New Junior Warrant Agreement.

            1.73 NEW PREFERRED STOCK means the preferred stock of Tokheim issued to the Prepetition Lenders with an aggregate liquidation preference of $100,000 and quarterly dividends at an annual rate of 16.00%. The holders of the New Preferred Stock shall be entitled to elect two (2) directors to the board of directors of Reorganized Tokheim, voting as a separate class. If the Reorganized Debtors default under the New Credit Agreement, the holders of the New Preferred Stock, voting as a separate class, will be entitled to elect a majority of the directors on the board of directors of Reorganized Tokheim. The New Preferred Stock shall not be detachable from the New Special Notes. The terms of the New Preferred Stock will be set forth in the New Credit Agreement and shall otherwise be in form and substance satisfactory to the Debtors, the Bondholder Committee and the Prepetition Agent.

            1.74 NEW SPECIAL NOTES means the 16% secured notes due 2005 of the Reorganized Debtors in the aggregate principal amount of $100 million, to be issued and distributed pursuant to the Plan on the Effective Date to the Prepetition Lenders and governed by the terms of the New Credit Agreement.

            1.75 NEW TERM NOTES means, collectively, the New Tranche A Term Notes and the New Tranche B Term Notes.

            1.76 NEW TRANCHE A TERM NOTES means the secured tranche A term notes issued to certain Prepetition Lenders by the Reorganized Debtors in aggregate principal amount not to exceed $50 million to be issued and distributed pursuant to the Plan on the Effective Date to certain of the Prepetition Lenders and governed by the terms of the New Credit Agreement. The aggregate amount of the New Tranche A Term Notes to be received by each of the Prepetition Lenders will be designated by the Prepetition Agent prior to the Effective Date.

            1.77 NEW TRANCHE B TERM NOTES means the secured tranche B term notes issued to certain Prepetition Lenders by the Reorganized Debtors in an aggregate principal amount equal to the New Tranche B Term Note Amount to be issued and distributed pursuant to the Plan on the Effective Date and governed by the terms of the New Credit Agreement.

            1.78 NEW TRANCHE B TERM NOTES AMOUNT means an amount equal to the aggregate amount payable to the Prepetition Lenders pursuant to the Prepetition Credit Agreement on the Effective Date minus the sum of (a) the aggregate principal amount of the New Tranche A Term Notes plus (b) the aggregate principal amount of the New Special Notes.

            1.79 NEW WARRANT AGREEMENT means the warrant agreement governing the issue of the New Warrants, the material terms of which are described in the Disclosure Statement. A copy of the New Warrant Agreement will be attached to the Plan Supplement.

            1.80 NEW WARRANTS means the six (6) year warrants to purchase an aggregate of 549,451 shares of New Common Stock at an exercise price of $49.50 per share to be issued pursuant to, and exercisable in accordance with the terms of the New Warrant Agreement.

            1.81 NON-TAX PRIORITY CLAIM means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

            1.82 OLD BANK WARRANTS means the warrants issued to the Prepetition Lenders to purchase up to 16.50% of the Old Common Stock pursuant to a Warrant and Registration Agreement dated as of October 22, 1999.

            1.83 OLD COMMON STOCK means the common stock outstanding immediately prior to the Petition Date, including treasury stock.

            1.84 OLD EQUITY means, collectively, the Old Common Stock, the Old Preferred Stock and the Other Old Equity.

            1.85 OLD JUNIOR PREFERRED STOCK means the Series A Junior Participating Preferred Stock authorized by the articles of incorporation of Tokheim, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

            1.86 OLD PREFERRED STOCK means the ESOP Convertible Voting Preferred Stock outstanding immediately prior to the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

            1.87 OLD RIGHTS AGREEMENT means the Rights Agreement granting the right to acquire Old Junior Preferred Stock, dated as of January 22, 1997, as amended.

            1.88 OLD RIGHTS AND WARRANTS means all options, warrants, call, rights, puts, awards or other agreements to acquire the Old Common Stock and Old Junior Preferred Stock outstanding immediately prior to the Petition Date including, but not limited to, the Schlumberger Limited Warrants, the Old Bank Warrants and the Old Rights Agreement.

            1.89  OTHER OLD EQUITY means the Old Rights and Warrants.

            1.90 OTHER SECURED CLAIM means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

            1.91 PETITION DATE means the date on which the Debtors file their Petitions for relief commencing the Chapter 11 Cases.

            1.92 PLAN means this chapter 11 plan of reorganization, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time.

            1.93 PLAN SUPPLEMENT means the compilation of documents and form of documents specified in the Plan to be filed as set forth in Section
12.9 hereof.

            1.94 PREPETITION AGENT means the agent under the Prepetition Credit Agreement.

            1.95 PREPETITION CREDIT AGREEMENT means the credit agreement dated as of December 14, 1998, among Tokheim as borrower, the Subsidiary Debtors as guarantors, and the entities identified as the "Lenders" therein, as amended.

            1.96 PREPETITION LENDERS means the entities identified as "lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

            1.97 PREPETITION NOTEHOLDERS means collectively the Junior Subordinated Noteholders and the Senior Subordinated Noteholders.

            1.98 PREPETITION NOTES means collectively the Junior Subordinated Notes and the Senior Subordinated Notes.

            1.99 PRIORITY TAX CLAIM means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

            1.100 PROFESSIONAL means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

            1.101 REGISTRATION RIGHTS AGREEMENT means an agreement to be entered into between Reorganized Tokheim and certain Holders of Prepetition Notes with respect to rights of registration as to the New Common Stock, substantially in the form to be included in the Plan Supplement.

            1.102 REORGANIZED DEBTORS means the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

            1.103 REORGANIZED TOKHEIM means Tokheim, on or after the Effective Date.

            1.104 SCHEDULES means the schedules of assets and liabilities, the list of Holders of Interests and the statements of financial affairs, if any, Filed by the Debtors pursuant to Section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further modified, amended or supplemented in accordance with Fed. R. Bankr. P. 1009 or Orders of the Bankruptcy Court.

            1.105 SCHLUMBERGER LIMITED WARRANTS means the warrants issued to Schlumberger Limited to purchase up to 19.9% of the Old Common Stock pursuant to a Warrant Agreement dated as of September 30, 1998.

            1.106 SECURED LENDER CLAIM means individually, a Claim of a Prepetition Lender under the Prepetition Credit Agreement and, collectively, the Claims of the Prepetition Lenders under the Prepetition Credit Agreement, including Claims for principal, accrued but unpaid interest through the Effective Date and fees and expenses incurred by the Prepetition Lenders. The Secured Lender Claim shall be allowed in an amount equal to the amount of principal and accrued but unpaid interest outstanding as of the Effective Date as agreed by the Debtors and the Prepetition Agent.

            1.107 SECURITIES ACT means the Securities Act of 1933, 15 U.S.C. ss. 77c-77aa, as now in effect or hereafter amended.

            1.108 SECURITIES CLAIMS means a claim arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, provided however, Claims arising from executory contracts assumed pursuant to Article VII hereof shall not be Securities Claims.

            1.109 SENIOR SUBORDINATE NOTE CLAIMS means a claim arising from or related to the Senior Subordinated Notes which claim shall be Allowed in the amount of principal plus interest accrued but unpaid as of the Petition Date as agreed by the Debtors and the Bondholders Committee.

            1.110 SENIOR SUBORDINATED NOTEHOLDERS means the Holders of the Senior Subordinated Note Claims.

            1.111 SENIOR SUBORDINATED NOTE INDENTURES means the Indentures dated as of January 27, 1999, between Tokheim, as issuer, the Subsidiary Debtors, as guarantors, and U.S. Bank Trust National Association, as trustee, relating to the Senior Subordinated Notes as amended from time to time.

            1.112 SENIOR SUBORDINATED NOTES means the 11.375% Senior Subordinated Notes due 2008 issued by Tokheim under the Senior Subordinated
Note Indentures.

            1.113 SENIOR SUBORDINATED NOTE TRUSTEE means the trustee under the Senior Subordinated Note Indenture.

            1.114 SERP means the Supplemental Executive Retirement Plan, effective April 28, 1999.

            1.115 SOLICITATION ORDER means the order entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan.

            1.116 SUBSIDIARY DEBTORS means, individually or collectively, a Debtor or Debtors other than Tokheim, as applicable.

            1.117 SUBSIDIARY INTERESTS means, collectively, the issued and outstanding shares of stock of the Subsidiary Debtors, as of the Petition Date.

            1.118 SUBSTANTIVE CONSOLIDATION ORDER means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases, as provided in Section 4.1 of the Plan.

            1.119 UNIMPAIRED CLAIM means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

            1.120 UNIMPAIRED UNSECURED CLAIM means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Secured Lender Claim, Impaired Unsecured Claim, Junior Subordinated Note Claim or Intercompany Claim.

            1.121 VOTING DEADLINE means August 28, 2000.

            1.122 VOTING RECORD DATE means August 11, 2000.

            Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;
(c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.


                                 ARTICLE II

                   CLASSIFICATION OF CLAIMS AND INTERESTS

            All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

            This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

            2.1   UNCLASSIFIED CLAIMS (not entitled to vote on the Plan).

                  (a)  Administrative Claims.

                  (b)  Priority Tax Claims.

            2.2 UNIMPAIRED CLASSES OF CLAIMS (deemed to have accepted the Plan and, therefore, not entitled to vote).

                  (a) Class 1: Non-Tax Priority Claims. Class 1 consists of all Non-Tax Priority Claims.

                  (b) Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims.

                  (c) Class 3: Unimpaired Unsecured Claims. Class 3 consists of all Unimpaired Unsecured Claims.

                  (d) Class 6: KSOP Claims. Class 6 consists of all Claims arising from, under, or relating in any way to, the KSOP including the Old Preferred Stock associated therewith.

            2.3   IMPAIRED CLASSES OF CLAIMS (entitled to vote on the Plan).

                  (a) Class 4: Secured Lender Claims. Class 4 consists of all Secured Lender Claims.

                  (b) Class 5A: Impaired Unsecured Claims. Class 5A consists of all Senior Subordinated Note Claims and General Impaired Unsecured Claims.

                  (c) Class 5B: Junior Subordinated Note Claims. Class 5B consists of all Junior Subordinated Note Claims.

            2.4 IMPAIRED CLASS OF INTERESTS (if the Bankruptcy Court enters the Class 7 Solicitation Order, Class 7 will be deemed to have rejected the Plan and, therefore, not be entitled to vote to accept or reject the Plan; Classes 8 and 9 are not entitled to vote on the Plan and are deemed to have rejected the Plan).

                  (a) Class 7: Old Common Stock Interests. Class 7 consists of all Interests directly arising from, under, or relating in any way to, Old Common Stock Interests.

                  (b) Class 8: Securities Claims. Class 8 consists of all Securities Claims.

                  (c) Class 9: Other Old Equity. Class 9 consists of all Interests directly arising from, under or relating in any way to the Old Rights and Warrants.


                                ARTICLE III

                     TREATMENT OF CLAIMS AND INTERESTS

            3.1   UNCLASSIFIED CLAIMS.

                  (a) Administrative Claims. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (a) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of such Debtor's business or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

                       (i) Professional Fees. All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed no later than thirty (30) days after the Effective Date; provided, however, that the Debtors shall pay any unpaid fees and expenses of Bondholder Committee's counsel and financial advisor on the Effective Date and such professionals shall not need to file fee applications.

                       (ii) Claims Under the DIP Credit Agreement. On the Effective Date, all amounts outstanding under the DIP Credit Agreement shall be paid in full (A) in Cash or (B) as provided in the DIP Credit Agreement and the New Credit Agreement.

                  (b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or
(C) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; further provided, any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with this section when such Claim becomes due and owing.

            3.2   UNIMPAIRED CLASSES OF CLAIMS.

                  (a) Class 1. Non-Tax Priority Claims. The legal and equitable rights of the Holders of Non-Tax Priority Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim as of the Effective Date or (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Non-Tax Priority Claim have agreed upon in writing; or (C) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code, provided, however, any Allowed Non-Tax Priority Claim not due and owing on the Effective Date will be paid in accordance with this section when such Claim becomes due and owing.

            Any default with respect to any Non-Tax Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                  (b) Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On, or as soon as reasonably practicable after (i) the Distribution Date if such Other Secured Claim is an Allowed Other Secured Claim on the Effective Date or (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive at the election of the Debtors in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Secured Claim (A) cash equal to the amount of such Allowed Other Secured Claim; (B) such other treatment as to which the Debtors or Reorganized Debtors have agreed upon in writing; or (C) such other treatment that will not impair the Holder of such claim pursuant to section 1124 of the Bankruptcy Code.

            Any default that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                  (c) Class 3: Unimpaired Unsecured Claims. The legal, equitable and contractual rights of the Holders of Unimpaired Unsecured Claims are unaltered by the Plan. On (i) the Distribution Date if such Unimpaired Unsecured Claim is an Allowed Unimpaired Unsecured Claim on the Effective Date or (ii) the date on which such Unimpaired Unsecured Claim becomes an Allowed Unimpaired Unsecured Claim, each Holder of an Allowed Unimpaired Unsecured Claim shall receive in full satisfaction, settlement of, and in exchange for, such Allowed Unsecured Claim, at the election of the Debtors: (A) to the extent due and owing on the Effective Date, Cash in accordance with the terms thereof; (B) to the extent not due and owing on the Effective Date, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (C) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (D) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

            Any default with respect to any Unimpaired Unsecured Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                  (d) Class 6: KSOP Claims. The legal, equitable and contractual rights of the Holders of KSOP Claims will be unaltered by the Plan.

            3.3   IMPAIRED CLASSES OF CLAIMS.

                  (a) Class 4: Secured Lender Claims. On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 4 Claim shall receive (A) to the extent designated by the Prepetition Agent prior to the Effective Date, its share of the New Tranche A Term Notes; (B) its pro rata share of the Tranche B Term Notes up to such Prepetition Lenders' pro rata share of the New Term Notes minus the amount of Tranche A Term Notes received by such Prepetition Lender; (C) its pro rata share of the New Special Notes; (D) its pro rata share of the Bank Warrants; and (E) its pro rata share of the New Preferred Stock. All distributions on account of Secured Lender Claims shall be made to the Prepetition Agent for distribution to the Holders of Allowed Secured Lender Claims.

            The rights and interests of Prepetition Lenders under and with respect to the New Term Notes, the New Special Notes, the Bank Warrants and the New Preferred Stock shall be provided in and governed by the New Credit Agreement, the New Term Notes, the New Special Notes and the Bank Warrant Agreement.

                  (b) Class 5A: Impaired Unsecured Claims. On or as soon as practicable after (i) the Distribution Date if such Impaired Unsecured Claim is an Allowed Impaired Unsecured Claim on the Effective Date or (ii) the date on which such Impaired Unsecured Claim becomes an Allowed Impaired Unsecured Claim, each Holder of an Allowed Impaired Unsecured Claim shall receive its pro rata share of 4,410,000 shares of New Common Stock.

                  (c) Class 5B: Junior Subordinated Note Claims. On or as soon as practicable after (i) the Distribution Date if such Junior Subordinated Note Claim is an Allowed Junior Subordinated Note Claim on the Effective Date or (ii) the date on which such Junior Subordinated Note Claim becomes an Allowed Junior Subordinated Note, each Holder of an Allowed Junior Subordinated Note Claim shall receive (a) its pro rata share of 90,000 shares of New Common Stock and (b) its pro rata share of the New Junior Warrants.

            3.4   IMPAIRED CLASS OF INTERESTS.

                  (a) Class 7: Old Common Stock Interests. On the Effective Date, the Old Common Stock shall be cancelled. On or as soon as practicable after (i) the Distribution Date if such Old Common Stock Interest is an Allowed Old Common Stock Interest as of the Effective Date or (ii) the date such Old Common Stock Interest becomes an Allowed Old Common Stock Interest, each Holder of an Allowed Old Common Stock Interest shall receive its pro rata share of the New Warrants together with the Holders of any Allowed Securities Claims.

                  (b) Class 8: Securities Claims. On or as soon as practicable after (i) the Distribution Date if such Securities Claim is an Allowed Securities Claim or (ii) the date on which such Securities Claim becomes an Allowed Securities Claim, each Holder of an Allowed Securities Claim shall receive its pro rata share of the New Warrants together with the Holder of Allowed Old Common Stock Interests. The Debtors do not believe there are any Securities Claims and, therefore, any Securities Claims Filed will be objected to by the Debtors.

                  (c) Class 9: Other Old Equity. On the Effective Date, the Other Old Equity will be cancelled and the Holders of Other Old Equity shall not receive or retain any distribution on account of such Other Old Equity Interests under the Plan.

            3.5 SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.


                                 ARTICLE IV

                    MEANS FOR IMPLEMENTATION OF THE PLAN

            4.1 SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS.

                  (a) Substantive Consolidation. The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors solely for the purposes of treating Class 4, 5A and 5B Claims under the Plan, including for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose, on the Effective Date, (i) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 4, 5A or 5B Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guarantees with respect to Class 4, 5A or 5B Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors, and (iii) each Class 4, 5A or 5B Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 4, 5A or 5B Claim against and a single obligation of the consolidated Debtors. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 4, 5A or 5B Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 4.1, such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, (ii) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation,
(iii) affect Intercompany Claims of Debtors against Debtors, and (iv) affect Interests in Subsidiary Debtors. On the Effective Date, the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied, at the option of the Reorganized Debtors by contributions, distributions or otherwise. On the Effective Date, except as otherwise expressly provided for in the Plan, the Interests in the Subsidiary Debtors shall remain outstanding.

                  (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 4.1(a) hereof. If no objection to substantive consolidation is timely filed and served by any holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

            4.2 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date the Reorganized Debtors shall continue to exist as separate corporate entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended under this Plan. Notwithstanding anything to the contrary in this Plan, including Section 4.1 hereof as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

            4.3 CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS AND
CORPORATE ACTION.

                  (a) Certificates of Incorporation and By-laws. The certificates or articles of incorporation and by-laws of each of the Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants and Bank Warrants in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

                  (b) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of Reorganized Tokheim shall be the officers of the Debtors immediately prior to the Effective Date. On the Effective Date, the board of directors of Reorganized Tokheim shall have nine (9) members including Douglas K. Pinner, six (6) directors designated by the Bondholder Committee and two (2) directors designated by the Prepetition Lenders. The board of directors of the Reorganized Subsidiary Debtors shall remain the same as prior to the Effective Date. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Tokheim (including those persons designated by the Bondholder Committee and the Prepetition Lenders), and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. In addition, the Bondholder Committee, on or prior to the Confirmation Date, shall designate the length of term of each director, which length of term shall be either 1, 2, or 3 years. The term of Douglas K. Pinner shall be three (3) years (but in no event longer than his term of employment). The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of Tokheim will be deemed to have resigned on the Effective Date.

                  (c) Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

            4.4 CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES AND COMMON STOCK. On the Effective Date, except as otherwise provided for herein, (i) the Senior Subordinated Notes, Junior Subordinated Notes, Old Common Stock, Other Old Equity, any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the Senior Subordinated Notes, Junior Subordinated Notes, Old Common Stock, Other Old Equity and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, as the case may be, shall be discharged. As of the Effective Date, all Old Common Stock and Other Old Equity that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

            4.5 ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTATION. On the Effective Date, the Reorganized Debtors shall issue New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants and Bank Warrants to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including without limitation, the New Credit Agreement, the New Junior Warrant Agreement, the New Warrant Agreement, the Bank Warrant Agreement, the Management Option Agreement and any other agreement entered into in connection with the foregoing, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto.

            4.6 ISSUANCE OF NEW COMMON STOCK, NEW PREFERRED STOCK AND WARRANTS. On or as soon as reasonably practicable after the Effective Date, Reorganized Tokheim shall issue, in accordance with the terms of the Plan, 4,500,000 shares of the New Common Stock to be distributed to Holders of Impaired Unsecured Claims. In addition, Reorganized Tokheim shall issue the New Preferred Stock to be distributed to Holders of Secured Lender Claims. The New Junior Warrant Agreement, New Warrant Agreement and the Bank Warrant Agreement shall be executed and delivered by Reorganized Tokheim. The issuance of the New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants and Bank Warrants is hereby authorized without the need for any further corporate action.

            4.7 NEW CREDIT AGREEMENT. On the Effective Date, the
Reorganized Debtors are authorized and directed to execute and deliver the New Credit Agreement to govern the Exit Facility, the New Term Notes and the New Special Notes.

            4.8 EXIT FINANCING. On the Effective Date, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility and to enter into and execute any notes, documents or agreements in furtherance thereof.

            4.9 REGISTRATION RIGHTS AGREEMENT. On the Effective Date, Reorganized Tokheim shall be authorized and directed to enter into the Registration Rights Agreement.

            4.10 MANAGEMENT OPTION PLAN. On the Effective Date, the Reorganized Debtors shall be authorized and directed to enter into and execute the Management Option Agreement. The Management Option Plan and Management Option Agreement may be amended or modified by the board of directors of Reorganized Tokheim in accordance with their terms and any such amendment or modified shall not require an amendment of this Plan.

            4.11 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors or the New Credit Agreement. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors' consolidated cash management systems.

            4.12 EXEMPTION FROM CERTAIN TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.


                                 ARTICLE V

                    ACCEPTANCE OR REJECTION OF THE PLAN

            5.1 CLASSES ENTITLED TO VOTE. Classes 4, 5A and 5B are entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected limited substantive consolidation of the Debtors' Estates and Chapter 11 Cases. If the Class 7 Solicitation Order is entered, Class 7 will be deemed to have rejected the Plan and therefore will not be entitled to vote to accept or reject the Plan. By operation of law, Classes 8 and 9 are deemed to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Therefore Classes 1, 2, 3, and 6 are deemed to have accepted the Plan.

            5.2 ACCEPTANCE BY IMPAIRED CLASSES. An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

            5.3 CRAMDOWN. The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 7, 8 and 9 which are deemed to have rejected the Plan.


                                 ARTICLE VI

                     PROVISIONS GOVERNING DISTRIBUTIONS

            6.1 DISTRIBUTIONS FOR CLAIMS OR INTERESTS ALLOWED AS OF THE EFFECTIVE DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VIII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

            6.2 INTEREST ON CLAIMS. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, other than Secured Lender Claims as provided in the Prepetition Credit Agreement, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

            6.3 DISTRIBUTIONS BY REORGANIZED DEBTORS. Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. Distribution on account of Secured Lender Claims shall be made to the Prepetition Agent. Distribution on account of Senior Subordinated Note Claims and Junior Subordinated Note Claims shall be made to the Senior Subordinated Note Trustee and the Junior Subordinated Note Trustee, respectively. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

            6.4 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

                  (a) Delivery of Distributions in General. Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001.

                  (b)  Undeliverable and Unclaimed Distributions.

                       (i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                       (ii) After Distributions Become Deliverable. The Reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                       (iii) Failure to Claim Undeliverable Distributions.
      Any holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, Reorganized Debtor or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary subject to the liens of the Prepetition Lenders. Any New Common Stock held for distribution on account of such Claim shall be canceled and of no further force or effect. Any New Warrant or New Junior Warrant held for distribution on account of such Interest shall be cancelled and of no full force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any holder of an Allowed Claim or Interest.

            6.5 RECORD DATE FOR DISTRIBUTIONS. As of the close of business on the Distribution Record Date, the transfer register for the Senior Subordinated Notes, the Junior Subordinated Notes and the Old Common Stock, as maintained by the Debtors, the Senior Subordinated Trustee, the Junior Subordinated Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims and Interests who are Holders of such Claims or Interest, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

            6.6 COMPLIANCE WITH TAX REQUIREMENTS. Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes.

            6.7 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

            6.8 MEANS OF CASH PAYMENT. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or
(b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

            6.9 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants or Bank Warrants pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations. Any New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants or Bank Warrants to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 6.4 hereof.

            6.10 SETOFFS. The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

            6.11 FRACTIONAL SHARES. No fractional shares of New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants or Bank Warrants shall be distributed. New Junior Warrants, New Warrants or Bank Warrants would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share, New Preferred Stock share, New Junior Warrants, New Warrant or Bank Warrant or a rounding down of such fraction (in the case of less than .50).

            6.12 SURRENDER OF CANCELLED INSTRUMENTS OF SECURITIES. As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section 6.4 hereof, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors unless waived in writing by the Debtors or the Reorganized Debtors. Any New Common Stock and any New Junior Warrants or New Warrants to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4(b) hereof.

                  (a) Notes and Common Stock. Each Holder of a Senior Subordinated Note Claim, a Junior Subordinated Note Claim or Old Common Stock shall tender its Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock relating to such Claim or Interest to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors or the applicable trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock with a letter of transmittal in accordance with such instructions. All surrendered Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock shall be marked as cancelled.

                  (b) Failure to Surrender Cancelled Instruments. Any Holder of Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock that fails to surrender or is deemed to have failed to surrender the applicable Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock required to be tendered hereunder within one year after the Effective Date shall have its Claim or Interest and its distribution pursuant to the Plan on account of such Senior Subordinated Notes, Junior Subordinated Notes or Old Common Stock discharged and shall be forever barred from asserting any such Claim or Interest against the Reorganized Debtors or their respective property. In such cases, any New Common Stock, New Junior Warrants or New Warrants held for distribution on account of such Claim shall be disposed of pursuant to Section 6.4 hereof.

            6.13 LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES. In addition to any requirements under the Senior Subordinated Note Indentures, Junior Subordinated Note Indenture or any other applicable agreement, any Holder of a Claim or Interest evidenced by a Senior Subordinated Note, Junior Subordinated Note or Old Common Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Subordinated Note, Junior Subordinated Note or Old Common Stock deliver to the Reorganized Debtors: (i) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Interest. Upon compliance with this Article VI by a Holder of a Claim or Interest evidenced by a Senior Subordinated Note, Junior Subordinated Note or Old Common Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture or equity.


                                ARTICLE VII

                      TREATMENT OF EXECUTORY CONTRACTS
                            AND UNEXPIRED LEASES

            7.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

            7.2 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy court or provided for in this Plan. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Impaired Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

            7.3 CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

            7.4 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as Unimpaired Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

            7.5 COMPENSATION AND BENEFIT PROGRAMS. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, accidental death and dismemberment insurance plans and the SERP are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All employment contracts assumed pursuant to this Section 7.5 shall be deemed modified such that the transactions contemplated by the Plan shall not be a "change of control" as defined in the relevant employment contracts.


                                ARTICLE VIII

                     PROCEDURES FOR RESOLVING DISPUTED,
                     CONTINGENT AND UNLIQUIDATED CLAIMS

            8.1 OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims and Interests with the Bankruptcy Court and serve such objections upon the holders of each of the Claims and Interests to which objections are made, provided, however, the Debtors and Reorganized Debtors shall not object to Claims Allowed pursuant to the Plan. Nothing contained herein, however, shall limit the Reorganized Debtors' right to object to Claims or Interests, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

            8.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest.

            8.3 DISPUTED CLAIMS RESERVE; DISPUTED INTEREST RESEROn. the Effective Date (or as soon thereafter as is practicable), the Reorganized Debtors shall establish the Disputed Claims Reserve and the Disputed Interest Reserve by withholding from the initial distribution (i) with respect to the Disputed Claims Reserve, an amount of New Common Stock and New Junior Warrants calculated as if all Class 5A and 5B Claims were Allowed Class 5A and 5B Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 5A and 5B Claims would be entitled if their Claim was allowed in the Disputed Claim Amount; and (ii) with respect to the Disputed Interest Reserve, an amount of New Warrants calculated as if all Class 7 Interests were Allowed Class 7 Interests and all Class 8 Claims were Allowed Class 8 Claims; in an amount equal to one hundred percent (100%) of the distributions to which Holders of Disputed Class 7 Interests or Disputed Class 8 Claims would be entitled if their Interest or Claim was allowed in the Disputed Interest or Disputed Claim Amount; provided, however, that the Debtors and the Reorganized Debtors shall have the right to file a motion seeking to modify any Disputed Claim Amounts or Disputed Interest Amounts.

            8.4 DISTRIBUTIONS AFTER ALLOWANCE. The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve or Disputed Interest Reserve, as appropriate to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Interest, as soon as practicable after the date such Disputed Claim or Interest becomes an Allowed Claim or Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Interest under the Plan if the Disputed Claim or Interest had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts or Disputed Interest Amounts previously reserved with respect to such Disputed Unsecured Claim to the extent that additional amounts are available therefor from the Disputed Claims Reserve or the Disputed Interest Reserve, as appropriate, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims or Interest. After a Final Order has been entered, or other Final resolution has been reached, with respect to each Disputed Claim or Disputed Interest, any New Common Stock, New Junior Warrants or New Warrants that remain in the Disputed Claims Reserve or Disputed Interest Reserve, as applicable, shall be distributed as applicable, pro rata, to
(i) with respect to the Disputed Claims Reserve, Holders of Allowed Class 5A and 5B Claims; and (ii) with respect to the Disputed Interest Reserve, Holders of Allowed Class 7 Interests and Allowed Class 8 Claims. All distribution made under this Section 8.4 shall be made together with any payments or distributions made on account of the distributed property, as if such Allowed Class 5A or 5B Claim or Allowed Class 7 Interest and Allowed Class 8 Claims had been Allowed on the Effective Date.


                                 ARTICLE IX

                 CONFIRMATION AND CONSUMMATION OF THE PLAN

            9.1 CONDITIONS TO CONFIRMATION. The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Bondholder Committee and the Prepetition Agent.

            9.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date:

                  (a) The Effective Date shall occur on or before December 31, 2000.

                  (b) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and shall provide that:

                       (i) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

                       (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

                       (iii) the Reorganized Debtors are authorized to issue the New Common Stock, New Preferred Stock, New Junior
      Warrants, New Warrants, New Bank Warrants and Management Options and enter into the New Credit Agreement; and

                       (iv) the New Tranche A Notes, New Tranche B Notes, New Special Notes, New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants and Bank Warrants issued under the Plan in exchange for Claims against and Interests in the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Tranche A Notes, New Tranche B Notes, New Special Notes, New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants or Bank Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

                  (c) The Reorganized Debtors shall have credit availability under the Exit Facility, in an amount, form and substance acceptable to the Reorganized Debtors, the Bondholder Committee and the Prepetition Agent.

                  (d) The following agreements, in form and substance satisfactory to the Reorganized Debtors, the Bondholder Committee and the Prepetition Agent and shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                       (i) Amended Certificates of Incorporation and By-laws of the Reorganized Debtors;

                       (ii) New Credit Agreement and all similar documents provided for therein or contemplated thereby;

                       (iii) New Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

                       (iv) New Bank Warrant Agreement;

                       (v) New Junior Warrant Agreement;

                       (vi) Management Option Agreement; and

                       (vii) Registration Rights Agreement.

                  (e) The Amended Certificates of Incorporation and By-laws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

                  (f) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                  (g) The new board of directors of Reorganized Tokheim shall have been appointed.

            9.3 WAIVER OF CONDITIONS. Each of the conditions set forth in section 9.2 above may be waived in whole or in part by the Debtors, with consent of the Bondholder Committee and the Prepetition Agent, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

            9.4 CONSEQUENCES OF NON-OCCURRENCE OF EFFECTIVE DATE. If the Effective Date does not occur within ninety (90) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims and Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and
(c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated.


                                 ARTICLE X

                        EFFECT OF PLAN CONFIRMATION

            10.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

            10.2  RELEASES.

                  (a) Releases by the Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to this Section 10.2, the Chapter 11 Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents and professionals,
(ii) the Prepetition Lenders and the Prepetition Agent, (iii) the Bondholder Committee, (iv) the DIP Lenders and agents, (v) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (ii) - (iv) of this
Section 10.2(a), and (vi) the respective affiliates, current and former officers, directors, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in subclauses (ii) - (iv) of this
Section 10.2(a) acting in such capacity; provided that notwithstanding the foregoing, neither the Debtors nor the Reorganized Debtors shall be deemed to release any person or entity that holds a Claim that is listed on the General Impaired Unsecured Claims List.

                  (b) Releases by Holders of Claims and Interests. On the Effective Date, (i) each Holder of a Claim or Interest that voted to accept the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all other Holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agent and professionals,
(ii) the Prepetition Lenders, (iii) the Bondholder Committee, (iv) the DIP Lenders, (v) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (ii) - (iv) of this Section 10.2(b), and (vi) the respective affiliates, current and former officers, directors, employees, agents, members, shareholders and professionals (including the current and former officers, directors, employees, agents, members, shareholders and professionals of the released professionals) of the entities released in subclauses (ii) - (iv) of this Section 10.2(b) acting in such capacity; provided that notwithstanding the foregoing, no Holder of a Claim or Interest shall be deemed to have released any person or entity who holds a Claim that is listed on the General Impaired Unsecured Claims List.

                  (c) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this Section
10.2 of the Plan.

            10.3 DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Old Common Stock and Other Old Equity Interests shall be terminated.

             10.4 PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS.

                  (a) Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not file, commence or pursue any claim, right or cause of action under sections 544 through 550 of the Bankruptcy Code; provided, however, that notwithstanding any statute of limitations (including, without limitation, section 544 of the Bankruptcy Code), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors); and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

                  (b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

            10.5 EXCULPATION AND LIMITATION OF LIABILITY. Neither the Debtors, the Bondholder Committee, the Prepetition Lenders, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

            10.6 INJUNCTION. (a) Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

                  (b) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section 10.6.

            10.7 TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

            10.8 TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS. (a) The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

                  (b) All Claims of holders of Senior Debt, as defined in the Senior Subordinated Note Indentures and the Junior Subordinated Note Indenture (collectively, the "Senior Debt Holders") against the Debtors, and all rights and claims between or among the Senior Debt Holders and the Senior Subordinated Note Holders or the Junior Subordinated Note Holders relating in any manner whatsoever to claimed subordination rights, "make-whole" rights, rights to postpetition or default interest or similar rights, if any (collectively "Subordination-Related Rights"), shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by this Plan to holders of such Claims (i.e., Holders of Secured Lender Claims, Senior Subordinated Note Claims and Junior Subordinated Note Claims), and such rights shall be deemed waived, released, discharged and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by and/or implemented by this Plan shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim, including, but not limited to, Holders of Secured Lender Claims, Senior Subordinated Note Claims and Junior Subordinated Note Claims, by reason of any claimed Subordination-Related Rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth and described in this Plan.

                  (c) Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim including, but not limited to, a Holder of a Secured Lender Claim, Senior Subordinated Note Claim or a Junior Subordinated Note Claim, may have or any distribution to be made pursuant to the Plan on account of such Claim. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, and their respective properties and holders of Claims and Interests, and is fair, equitable and reasonable.


                                 ARTICLE XI

                         RETENTION OF JURISDICTION

            Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

                  (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                  (b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

                  (c) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  (d) Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

                  (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                  (f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

                  (h) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

                  (i) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

                  (j) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                  (k) Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

                  (l) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                  (m) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

                  (n) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (o) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

                  (p) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

                  (q) Hear and determine disputes with respect to compensation of the Reorganized Debtors' professional advisors;

                  (r) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

                  (s) Enter an order closing the Chapter 11 Cases.


                                ARTICLE XII

                          MISCELLANEOUS PROVISIONS

            12.1 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

            12.2 CORPORATE ACTION. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

            12.3 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

            12.4 BAR DATES FOR ADMINISTRATIVE CLAIMS. The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Claims under the DIP Credit Agreement as provided in Section 3.1(a)(ii) hereof, which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims not paid prior to the Confirmation Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr.
P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

            12.5 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

            12.6 AMENDMENT OR MODIFICATION OF THE PLAN. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with consent of the Bondholder Committee and the Prepetition Agent at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

            12.7 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

            12.8 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

            12.9 PLAN SUPPLEMENT. The Plan Supplement shall be filed with the Bankruptcy Court not later than five (5) days prior to the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtor. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

            12.10 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or Consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

            12.11 NOTICE. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:


            TOKHEIM CORPORATION
            P.O. Box 360
            10501 Corporate Drive
            Fort Wayne, IN 46801
            Telephone:  (219) 470-4600
            Facsimile:   (219) 470-4887
            Attn:  Douglas K. Pinner

            with copies to:

            SKADDEN ARPS SLATE
               MEAGHER & FLOM (ILLINOIS)
            333 West Wacker Drive
            Chicago, Illinois  60606-1285
            Telephone:  (312) 407-0700
            Facsimile:   (312) 407-0411
            Attn:  David S. Kurtz, Esq.


            12.12 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

            12.13 TAX REPORTING AND COMPLIANCE. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors, and the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

            12.14 SCHEDULES. All exhibits and schedules to the Plan and the Plan Supplement are incorporated and are a part of the Plan as if set forth in full herein.

            12.15 SECTION 1145 EXEMPTION. Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.

            12.16 JURISDICTION OVER THE REORGANIZED DEBTORS. Notwithstanding the jurisdiction retained in Article XI hereof, from and after the Effective Date, the Bankruptcy Court shall not have the power to issue any order which modifies the New Common Stock, New Preferred Stock, New Junior Warrants, New Warrants or Bank Warrants or the rights of the Holders thereof with respect to such New Common Stock, New Warrants, New Preferred Stock, New Junior Warrants or Bank Warrants.

            12.17 FILING OF ADDITIONAL DOCUMENTS. On or before substantial consummation of the Plan, the Debtors shall File such agreements and other documents, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:  August 16, 2000

                                   Respectfully submitted,
                                   TOKHEIM CORPORATION
                                   (for itself and on behalf of the Subsidiary
                                   Debtors)


                                   By:/s/ Douglas K. Pinner
                                      -------------------------------
                                   Name:  Douglas K. Pinner
                                   Title: President, Chairman and
                                          Chief Executive Officer

                                   Counsel:


                                   /s/ David S. Kurtz
                                   ----------------------------------
                                   David S. Kurtz (IL 03126561)
                                   Felicia Gerber Perlman (IL 06210753)
                                   SKADDEN ARPS SLATE MEAGHER
                                     & FLOM (ILLINOIS)
                                   333 West Wacker Drive
                                   Chicago, Illinois  60606-1285
                                   (312) 407-0700


                                   Gregg M. Galardi (I.D. No. 2991)
                                   SKADDEN, ARPS, SLATE, MEAGHER
                                     & FLOM LLP
                                   One Rodney Square
                                   P.O. Box 636
                                   Wilmington, Delaware  19899-0636
                                   (302) 651-3000

                                   ATTORNEYS FOR DEBTORS


                                 EXHIBIT A
                   GENERAL IMPAIRED UNSECURED CLAIM LIST


                             TABLE OF CONTENTS

                                                                    PAGE

INTRODUCTION.........................................................2

ARTICLE I

   DEFINED TERMS AND RULES OF INTERPRETATION.........................2
         1.1  Administrative Claim...................................2
         1.2  Allowed................................................3
         1.3  Allowed Claim..........................................3
         1.4  Allowed Interest ......................................3
         1.5  Amended Certificates of Incorporation and By-Laws......3
         1.6  Ballot.................................................3
         1.7  Bank Warrants .........................................3
         1.8  Bank Warrant Agreement ................................3
         1.9  Bankruptcy Code........................................4
         1.10 Bankruptcy Court.......................................4
         1.11 Bankruptcy Rules.......................................4
         1.12 Bar Date...............................................4
         1.13 Bondholder Committee...................................4
         1.14 Business Day...........................................4
         1.15 Cash...................................................4
         1.16 Chapter 11 Cases.......................................4
         1.17 Claim .................................................4
         1.18 Claims Objection Deadline..............................4
         1.19 Class..................................................5
         1.20 Class 7 Solicitation Order ............................5
         1.21 Collateral.............................................5
         1.22 Confirmation Date......................................5
         1.23 Confirmation Hearing...................................5
         1.24 Confirmation Order.....................................5
         1.25 Debtor(s)..............................................5
         1.26 Delaware General Corporate Law.........................5
         1.27 DIP Credit Agreement...................................5
         1.28 DIP Lenders............................................6
         1.29 Disbursing Agent.......................................6
         1.30 Disclosure Statement...................................6
         1.31 Disputed Claim.........................................6
         1.32 Disputed Claim Amount..................................6
         1.33 Disputed Claims Reserve................................6
         1.34 Disputed Interest .....................................6
         1.35 Disputed Interest Amount...............................6
         1.36 Disputed Interest Reserve .............................7
         1.37 Distribution Date......................................7
         1.38 Distribution Record Date...............................7
         1.39 Effective Date.........................................7
         1.40 Estate(s)..............................................7
         1.41 Exchange Act...........................................7
         1.42 Exit Facility .........................................7
         1.43 Exit Lenders ..........................................7
         1.44 Fee Claim..............................................7
         1.45 File, Filed or Filing..................................7
         1.46 Final Order............................................8
         1.47 General Impaired Unsecured Claim.......................8
         1.48 General Impaired Unsecured Claims List ................8
         1.49 Holder ................................................8
         1.50 Impaired...............................................8
         1.51 Impaired Unsecured Claim...............................8
         1.52 Intercompany Claim.....................................8
         1.53 Interest...............................................9
         1.54 IRC....................................................9
         1.55 IRS....................................................9
         1.56 Junior Subordinated Note ..............................9
         1.57 Junior Subordinated Note Claim ........................9
         1.58 Junior Subordinated Noteholders........................9
         1.59 Junior Subordinated Note Indenture.....................9
         1.60 Junior Subordinated Note Trustee.......................9
         1.61 KSOP...................................................9
         1.62 KSOP Claim.............................................9
         1.63 Litigation Claims.....................................10
         1.64 Management Option Agreement...........................10
         1.65 Management Option Plan................................10
         1.66 Management Options....................................10
         1.67 Management Option Plan Participants ..................10
         1.68 Master Ballot.........................................10
         1.69 New Common Stock .....................................10
         1.70 New Credit Agreement..................................10
         1.71 New Junior Warrant Agreement..........................10
         1.72 New Junior Warrants...................................11
         1.73 New Preferred Stock...................................11
         1.74 New Special Notes ....................................11
         1.75 New Term Notes........................................11
         1.76 New Tranche A Term Notes .............................11
         1.77 New Tranche B Term Notes .............................11
         1.78 New Tranche B Term Notes Amount.......................12
         1.79 New Warrant Agreement ................................12
         1.80 New Warrants..........................................12
         1.81 Non-Tax Priority Claim................................12
         1.82 Old Bank Warrants.....................................12
         1.83 Old Common Stock......................................12
         1.84 Old Equity............................................12
         1.85 Old Junior Preferred Stock............................12
         1.86 Old Preferred Stock...................................13
         1.87 Old Rights Agreement .................................13
         1.88 Old Rights and Warrants...............................13
         1.89 Other Old Equity......................................13
         1.90 Other Secured Claim...................................13
         1.91 Petition Date.........................................13
         1.92 Plan..................................................13
         1.93 Plan Supplement.......................................13
         1.94 Prepetition Agent.....................................13
         1.95 Prepetition Credit Agreement .........................14
         1.96 Prepetition Lenders ..................................14
         1.97 Prepetition Noteholders ..............................14
         1.98 Prepetition Notes ....................................14
         1.99 Priority Tax Claim....................................14
         1.100 Professional.........................................14
         1.101 Registration Rights Agreement........................14
         1.102 Reorganized Debtors .................................14
         1.103 Reorganized Tokheim..................................14
         1.104 Schedules............................................14
         1.105 Schlumberger Limited Warrants........................15
         1.106 Secured Lender Claim ................................15
         1.107 Securities Act.......................................15
         1.108 Securities Claims....................................15
         1.109 Senior Subordinate Note Claims.......................15
         1.110 Senior Subordinated Noteholders......................15
         1.111 Senior Subordinated Note Indentures .................15
         1.112 Senior Subordinated Notes............................15
         1.113 Senior Subordinated Note Trustee.....................16
         1.114 SERP.................................................16
         1.115 Solicitation Order...................................16
         1.116 Subsidiary Debtors...................................16
         1.117 Subsidiary Interests.................................16
         1.118 Substantive Consolidation Order......................16
         1.119 Unimpaired Claim ....................................16
         1.120 Unimpaired Unsecured Claim ..........................16
         1.121 Voting Deadline......................................16
         1.122 Voting Record Date ..................................16

ARTICLE II

   CLASSIFICATION OF CLAIMS AND INTERESTS...........................17
         2.1  Unclassified Claims...................................18
         2.2  Unimpaired Classes of Claims..........................18
         2.3  Impaired Classes of Claims............................18
         2.4  Impaired Class of Interests...........................19

ARTICLE III

   TREATMENT OF CLAIMS AND INTERESTS................................19
         3.1  Unclassified Claims...................................19
         3.2  Unimpaired Classes of Claims..........................20
         3.3  Impaired Classes of Claims............................22
         3.4  Impaired Class of Interests...........................23
         3.5  Special Provision Regarding Unimpaired Claims.........23

ARTICLE IV

   MEANS FOR IMPLEMENTATION OF THE PLAN.............................24
         4.1  Substantive Consolidation for Purposes of
              Treating Impaired Claims..............................24
         4.2  Continued Corporate Existence and Vesting of
              Assets in the Reorganized Debtors.....................25
         4.3  Corporate Governance, Directors and Officers
              and Corporate Action..................................26
         4.4  Cancellation of Notes, Instruments, Debentures and
              Common Stock..........................................27
         4.5  Issuance of New Securities and Related Documentation..27
         4.6  Issuance of New Common Stock, New Preferred Stock
              and Warrants.  .......................................28
         4.7  New Credit Agreement.  ...............................28
         4.8  Exit Financing.  .....................................28
         4.9  Registration Rights Agreement.........................28
         4.10 Management Option Plan................................28
         4.11 Sources of Cash for Plan Distributions................29
         4.12 Exemption from Certain Transfer Taxes.................29

ARTICLE V

   ACCEPTANCE OR REJECTION OF THE PLAN..............................29
         5.1  Classes Entitled to Vote..............................29
         5.2  Acceptance by Impaired Classes........................29
         5.3  Cramdown..............................................30

ARTICLE VI

   PROVISIONS GOVERNING DISTRIBUTIONS...............................30
         6.1  Distributions for Claims or Interests Allowed as
              of the Effective Date.................................30
         6.2  Interest on Claims....................................30
         6.3  Distributions by Reorganized Debtors..................30
         6.4  Delivery of Distributions and Undeliverable
              or Unclaimed Distributions............................31
         6.5  Record Date for Distributions.........................32
         6.6  Compliance with Tax Requirements......................32
         6.7  Allocation of Plan Distributions Between
              Principal and Interest................................32
         6.8  Means of Cash Payment.................................33
         6.9  Withholding and Reporting Requirements................33
         6.10 Setoffs...............................................33
         6.11 Fractional Shares.  ..................................34
         6.12 Surrender of Cancelled Instruments of Securities......34
         6.13 Lost, Stolen, Mutilated or Destroyed Debt Securities..35

ARTICLE VII

   TREATMENT OF EXECUTORY CONTRACTS
   AND UNEXPIRED LEASES.............................................35
         7.1  Assumption of Executory Contracts and Unexpired
              Leases................................................35
         7.2  Claims Based on Rejection of Executory
              Contracts or Unexpired Leases.........................36
         7.3  Cure of Defaults of Assumed Executory
              Contracts and Unexpired Leases........................36
         7.4  Indemnification of Directors, Officers and Employees..36
         7.5  Compensation and Benefit Programs.....................37

ARTICLE VIII

   PROCEDURES FOR RESOLVING DISPUTED,
   CONTINGENT AND UNLIQUIDATED CLAIMS...............................37
         8.1  Objection Deadline; Prosecution of Objections.........37
         8.2  No Distributions Pending Allowance....................38
         8.3  Disputed Claims Reserve; Disputed Interest Reserve....38
         8.4  Distributions After Allowance.........................38

ARTICLE IX

   CONFIRMATION AND CONSUMMATION OF THE PLAN........................39
         9.1  Conditions to Confirmation............................39
         9.2  Conditions to Effective Date..........................39
         9.3  Waiver of Conditions..................................41
         9.4  Consequences of Non-Occurrence of Effective Date......41

ARTICLE X

   EFFECT OF PLAN CONFIRMATION......................................42
         10.1 Binding Effect........................................42
         10.2 Releases..............................................42
         10.3 Discharge of Claims and Termination of Interests......44
              10.4Preservation of Rights of Action; Settlement of
                  Litigation Claims.................................44
         10.5 Exculpation and Limitation of Liability...............45
         10.6 Injunction............................................45
         10.7 Term of Bankruptcy Injunction or Stays................46
         10.8 Termination of Subordination Rights and Settlement
              of  Related Claims....................................46

ARTICLE XI

   RETENTION OF JURISDICTION........................................47

ARTICLE XII

   MISCELLANEOUS PROVISIONS.........................................50
         12.1 Effectuating Documents and Further Transactions.......50
         12.2 Corporate Action......................................50
         12.3 Exemption from Transfer Taxes.........................50
         12.4 Bar Dates for Administrative Claims...................51
         12.5 Payment of Statutory Fees.............................51
         12.6 Amendment or Modification of the Plan.................51
         12.7 Severability of Plan Provisions.......................51
         12.8 Successors and Assigns................................52
         12.9 Plan Supplement.......................................52
         12.10Revocation, Withdrawal or Non-Consummation............52
         12.11Notice................................................52
         12.12Governing Law.........................................53
         12.13Tax Reporting and Compliance..........................53
         12.14Schedules.............................................54
         12.15Section 1145 Exemption................................54
         12.16Jurisdiction over the Reorganized Debtors.............54
         12.17Filing of Additional Documents........................54



                              EXHIBIT B
                      ANNUAL REPORT ON FORM 10-K


                               EXHIBIT C
                     QUARTERLY REPORT ON FORM 10-Q


                               EXHIBIT D
                   REORGANIZATION VALUATION ANALYSIS

            Tokheim has been advised by Lazard Freres ("Lazard"), its financial advisor, with respect to the reorganization value of Reorganized Tokheim on a going concern basis. Solely for purposes of the Plan, the estimated range of reorganization value of Reorganized Tokheim was assumed to be approximately $300 million to $350 million (with a midpoint value of $325 million) as of an assumed Effective Date of September 30, 2000.

            THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF SEPTEMBER 30, 2000, REFLECTS WORK PERFORMED BY LAZARD FRERES ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF TOKHEIM AVAILABLE TO LAZARD FRERES AS OF AUGUST 8, 2000.

            Based upon the assumed range of the reorganization value of Reorganized Tokheim of between $300 million and $350 million and an assumed total debt (including capital, capitalized operating lease obligations and preferred stock) of approximately $275 million, Tokheim has employed an imputed estimate of the range of equity value for Reorganized Tokheim between $25 million and $75 million, with a mid-point value of $50 million. Assuming a distribution of 5,000,000 shares of New Common Stock pursuant to the Plan, the imputed estimate of the range of equity value on a per share basis for Reorganized Tokheim is between $5.00 and $15.00 per share, with a midpoint value of $10.00 per share.

            For purposes of determining reorganization value, Lazard Freres assumed that the impact on the equity value of Reorganized Tokheim from the issuance of warrants and the Management Options would be minimal.

            The foregoing estimate of the reorganization value of Reorganized Tokheim is based on a number of assumptions, including a successful reorganization of Tokheim's business and finances in a timely manner, the implementation of Reorganized Tokheim's business plan, the achievement of the forecasts reflected in the Projections, market conditions as of August 8, 2000 continuing through the assumed Effective Date of September 30, 2000, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.


            IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE OF REORGANIZED TOKHEIM, LAZARD FRERES: (I) REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF TOKHEIM FOR RECENT YEARS AND INTERIM PERIODS; (II) REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF TOKHEIM INCLUDING FINANCIAL PROJECTIONS, PREPARED AND PROVIDED BY MANAGEMENT RELATING TO ITS BUSINESS AND ITS PROSPECTS; (III) MET WITH CERTAIN MEMBERS OF SENIOR MANAGEMENT OF TOKHEIM TO DISCUSS TOKHEIM'S OPERATIONS AND FUTURE PROSPECTS;
(IV) REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES WHICH LAZARD FRERES DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESS OF TOKHEIM; (V) CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS; AND (VI) CONDUCTED SUCH OTHER STUDIES, ANALYSIS INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE. ALTHOUGH LAZARD FRERES CONDUCTED A REVIEW AND ANALYSIS OF TOKHEIM'S BUSINESS, OPERATING ASSETS AND LIABILITIES AND REORGANIZED TOKHEIM'S BUSINESS PLANS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL (I) FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY TOKHEIM, AND (II) PUBLICLY AVAILABLE INFORMATION, INCLUDING TO THE EXTENT RELEVANT PRECEDENT TRANSACTIONS. IN ADDITION, LAZARD FRERES DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF TOKHEIM WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

            ESTIMATES OF THE REORGANIZATION VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

            IN THE CASE OF REORGANIZED TOKHEIM, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD FRERES REPRESENT THE HYPOTHETICAL REORGANIZATION ENTERPRISE VALUE OF REORGANIZED TOKHEIM. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF REORGANIZED TOKHEIM THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

            THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF REORGANIZED TOKHEIM SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER TOKHEIM, LAZARD FRERES, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

            Reorganized Tokheim may, in its discretion, seek to list the New Common Stock for trading. There can be no assurance, however, that the stock will be so listed and, if so listed, that an active trading market would develop.

VALUATION METHODOLOGY

            Lazard performed a variety of analyses and considered a variety of factors in preparing the valuation of Tokheim. While several generally accepted valuation techniques for estimating Tokheim's enterprise value were used, Lazard primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis. Lazard placed different weights on each of these analyses and made judgements as to the relative significance of each analysis in determining Tokheim's indicated enterprise value range. Lazard's valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to Tokheim's enterprise value.

COMPARABLE PUBLIC COMPANY ANALYSIS

            A comparable public company analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation. Comparable public company analysis is generally a historic or "backward looking" technique. It relies on the price that an investor is willing to pay in the public markets for securities of similar publicly traded companies and is indicative of Tokheim's current and future prospects as well as the rate of return required on the investment.

            A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations and technology employed in production. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which when coupled with other approaches, presents a foundation for determining firm value.

            As the largest "pure play" manufacturer of retail gasoline dispensers in the world, it was challenging to identify comparable companies. Its major competitors are either subsidiaries of large conglomerates, smaller --recently acquired companies, or foreign and/or privately held corporations. In order to identify comparable companies to Tokheim, it was necessary to focus on the technology that Tokheim brings to market. The production of gasoline dispensers involves three components: dispensing and measuring pump technology, point of sales technology or electronics and equipment service. Lazard selected six comparable companies as a result of examining over 150 different potential candidates.

DISCOUNTED CASH FLOW APPROACH ("DCF")

            The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to Tokheim.

            This approach relies on the company's ability to project future cash flows with some degree of accuracy. Since Tokheim's projections reflect significant assumptions made by Tokheim's management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of Tokheim's projections.

PRECEDENT TRANSACTIONS ANALYSIS

            Precedent transaction analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry sales multiples for companies in similar lines of businesses to Tokheim. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to Tokheim. These multiples are then applied to Tokheim's key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

            Precedent transaction analysis explains other aspects of value. Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value that manifest itself in a precedent transaction analyses include:

      o Circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest)
      o The market environment is not identical for transactions occurring at different periods of time
      o Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage)

Since precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its usage in Tokheim's valuation.

            THE ESTIMATES OF THE REORGANIZATION VALUE DETERMINED BY LAZARD FRERES REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED TOKHEIM ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR REORGANIZED TOKHEIM ASSOCIATED WITH LAZARD FRERES' VALUATION ANALYSIS.



                                 EXHIBIT E
                            LIQUIDATION ANALYSIS



TOKHEIM CORPORATION
Liquidation Analysis

($ in thousands)                       Unaudited Book       Hypothetical
                                         Value as of         Percentage     Estimated           Note
                                          May 2000            Recovery        Value          Reference
                                          (Note A)          Percentage                       (See Below)
                                       -----------------------------------------------------------------
                                             [1]                [2]       [1] * [2] = [3]

   Cash and Cash Equivalents               $13,255              100%         $13,255            B

   Accounts Receivable, Net                 53,317               77%          41,054            C

   Inventory                                31,867               59%          18,802            D

   Fixed Assets, Net                        36,596               78%          28,545            E

   Intercompany Long Term Assets           313,051               51%         160,000            F

   Other Assets                            143,295                3%           5,000            G

                                         ----------                        ---------

      Total Assets                        $591,381                         $266,656
                                         ==========                        =========


Assets and Other Items Available for Distribution                          $266,656
                                                                           =========

Costs Associated with Liquidation:                                                              H

   Costs Associated with Wind Down                                           (7,800)
   Chapter 7 Trustee Fees                                                    (5,333)
   Chapter 7 Professional Fees                                               (1,500)
                                                                           ---------

      Costs Associated with Liquidation                                     (14,633)
                                                                           ---------

NET ESTIMATED LIQUIDATION PROCEEDS AVAILABLE FOR                            252,022
DISTRIBUTION


                                                                                                I

Less:  Total Secured Claims                226,841                          226,841
                                                                           ---------

Net Estimated Liquidation Proceeds Available
After Secured Claims                                                         25,181

Less:  Pre-Petition Priority Claims          1,500                            1,500             J
                                                                           ---------

Net Estimated Liquidation Proceeds Available
for Unsecured Creditors                                                      23,681

Less:  Pre-Petition Unsecured Claims       307,519                          307,519             K
                                                                          ---------

NET ESTIMATED DEFICIENCY TO UNSECURED                                     ($283,838)
CLAIMS
                                                                          ==========

   Hypothetical Recovery in a                                  7.7%
   liquidation(%)


            The Liquidation Analysis was prepared by Lazard Freres and relies on certain projected future events and necessarily relies on certain estimates and assumptions in order to arrive at a hypothetical liquidation value for the Debtors and their affiliates. Although developed and considered reasonable by management and Lazard Freres, the estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Tokheim and its management, and upon assumptions with respect to the liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF TOKHEIM WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. Furthermore, the Debtor does not have available any current appraisals of its assets to incorporate herein, nor can it judge with any degree of certainty the impact of forced liquidation asset sales on the in-use market value of the related assets.

            The Liquidation Analysis assumes a liquidation period of six months during which a two-phase approach to the liquidation would occur.

            Phase I would entail a three month period in which contracts, leases, inventory, property and equipment, and employees at all operating units would be transferred through sale or otherwise to other contract food service providers or liquidated and/or terminated as appropriate. Unit level operations would be expected to substantially cease in any event within the three month period. This time period would allow for an orderly transfer of work load to competitors and could be expected to minimize litigation from customers for breach of contract.

            Phase II would entail a three month wrap-up period following cessation of operations. Tokheim's remaining assets including receivables, property and equipment, and miscellaneous assets would be collected and/or liquidated. Certain corporate personnel, such as those in financial, treasury and management information system areas would be retained as necessary to support the completion of the liquidation process. It is also assumed that the foreign operations would be sold as a going concern during this time period.

            The following notes describe the significant assumptions reflected in the Liquidation Analysis.

Note A - Book Values as of May 2000

            The book values used in this Liquidation Analysis are the unaudited book values as of May 2000, and are assumed to be representative of Tokheim's assets and liabilities as of the Effective Date.

Note B - Cash and Cash Equivalents

            The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents held at each of the divisions would be 100% collectable, and would be offset by the Company's current float.

Note C - Accounts Receivable

            The accounts receivable balance is comprised of trade and inter-company receivables. The recovery represents a blended rate of collections based upon aging of the receivables and type of receivable.

Note D - Inventory

            The inventory balance includes raw materials, work-in-progress, finished goods and spare parts. The assumed recovery is based on management's knowledge of the detailed asset composition and general market conditions and represents a blended valuation based upon the inventory type.

Note E - Fixed Assets, Net

            Fixed Assets consist primarily of plant equipment, furniture & fixtures, office equipment and leasehold improvements. The Debtor does not have current appraisals for its property, plant and equipment. For purposes of the Liquidation Analysis, the Debtor has assumed recovery rates based on its knowledge of property, plant and equipment assets and general market conditions. It is important to note that much of the property, plant and equipment owned by the Debtor are considered unique and solely suited for the production of fuel dispensers. It is believed that there are limited other uses for these assets. Due to the limited number of competitors, reduced profitability and general immobility of the fixed assets, the Debtor believes that there would not be widespread demand for its plant, property and equipment.

Note F - Intercompany Long-Term Assets

            Intercompany Long Term Assets include investments in subsidiaries that are comprised of notes receivables from and equity investments in foreign subsidiaries. It is assumed that any value in a liquidation scenario would be received through the sale of these foreign subsidiaries on a going concern basis. Based on this assumption the valuation ascribed to this asset for liquidation purposes is derived based upon the low end of the valuation range included in the Reorganized Valuation Analysis attached to the Disclosure Statement as Exhibit D.

Note G - Other Assets

      Other Assets includes certain investments, prepaid expenses and goodwill. Investments includes Key-man insurance, CVS split life insurance and deferred compensation, which are listed on the Debtors books at net book value. Due to the liquid nature of these assets the liquidation value is assumed to be 100% of the realizable value.

            Prepaid expense consists of group insurance, interest, advertising and maintenance inventory. Due to the liquid nature of these assets it has been assumed that 70% of these expense balances, as of the petition date, will be reimbursed to the Debtor and available for distribution to creditors. The cost of new insurance policies has been included in the estimated wind-down costs.

            Goodwill is adjusted to zero and has no value in a liquidation scenario.

Note H - Costs Associated with Liquidation

            During Phase I, contracts, leases, inventory, property and equipment, and employees would be transferred or liquidated through sale or during the initial three-month period. During this period, it is assumed that the uncertainty caused by the liquidation process would result in diminished profitability. Management estimates that unit operations would be expected to generate a loss of approximately $2.8 million during this three-month period. It is also assumed that the severance costs would total approximately $5.0 million throughout the liquidation period.

            Chapter 7 Trustee Fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 2% of the total cash generated during the liquidation.

            Chapter 7 Professional Fees include legal and accounting fees incurred during the liquidation period.

Note I - Secured Creditor Claims

            It is assumed that approximately $226,840 of secured Claims exist as of May 31, 2000.

Note J - Administrative and Priority Claims

            For purposes of the Liquidation Analysis, management has assumed $1.5 million in administrative and priority claims as we have assumed a Chapter 7 liquidation plan without a Chapter 11 reorganization process.

Note K - Pre-Petition Unsecured Claims

            Unsecured Creditors are estimated based on the Debtor's books and records as of May 31, 2000 and include the following:


               DESCRIPTION

Senior Subordinated Notes               $     193,337

Junior Subordinated PIK Notes                  47,762

Trade Payables                                 21,575

Accrued Expenses                               26,566

Intercompany Claims                             2,286

Postretirement Benefits                        15,993
                                       --------------

TOTAL                                   $     307,519



            The Debtor has not calculated lease rejection claims and other potential claims as a result of the liquidation. However, at this time it does not appear that any such claim would materially effect the recovery to the pre-petition unsecured claims.



                               EXHIBIT F
                             PROJECTIONS


                      REORGANIZED TOKHEIM CORPORATION
                    PRO FORMA CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 2000
                                (UNAUDITED)


                                                        Reorganization
                                                          Adjustments
                                          Estimated       ---------------            Pro Forma
  ($ in thousands)                     Pre-confirmation     Debt                     Reorganized
                                        Balance Sheet       Discharge  Fresh-Start   Balance Sheet
                                       -----------------------------------------------------------
ASSETS

Current assets:
     Cash and cash equivalents            $10,000                -       -            $ 10,000
     Accounts receivable, net             116,726                -       -             116,726
     Inventory, net                        84,740                -       -              84,740
     Other current assets                  11,253                -       -              11,253
                                         ------------------------------------------------------
     Total current assets                 222,719                -       -             222,719

     Investments                            6,704                -       -               6,704
     Property, plant and equipment, net    70,068                -       -              70,068
     Intangibles, net                     254,113                -     (44,859)        209,254
     Other non-current assets              46,367                -     (45,858)            510
                                         ------------------------------------------------------
     Total non-current assets             377,252                -     (90,717)        286,536

Total assets                             $599,972                -    ($90,717)       $509,255
                                         ======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities Not Subject to Compromise
     Accounts payable                     $64,548                -       -             $64,548
     Other current liabilities             84,197             (416)      -              83,781
     Postretirement benefits               16,866                -       -              16,866
     DIP/revolver financing                 2,873                -       -               2,873
     Bank credit agreement                229,247         (229,247)      -                   0
     Term debt (new)                            -          140,000       -             140,000
     Senior trust note (new)                    -          100,000       -             100,000
     Guaranteed ESOP obligation             2,238                -      (2,238)              0
     Cap leases/overdrafts/other           18,644            2,134       -              20,778
                                         -----------------------------------------------------
     Total current liabilities            418,613           12,470      (2,238)        428,846

Liabilities Subject to Compromise
     Senior subordinated notes            193,337         (193,337)      -                -
     Junior subordinated PIK notes         50,671          (50,671)      -                -
                                         -----------------------------------------------------
     Total liabilities subject
       to compromise                      244,007         (244,007)      -                -

Total liabilities                         662,620         (231,537)     (2,238)        428,846

Preferred equity                           17,448            2,238       -              19,686

Common stockholders equity               (80,097)          235,492     (94,672)         60,724

Total stockholders equity                (62,649)          237,730     (94,672)         80,410

Total liabilities and stockholders'
  equity                                 599,972             6,193     (96,909)        509,255
                                         ======================================================




                      REORGANIZED TOKHEIM CORPORATION

                    PRO FORMA CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 2000
                                (UNAUDITED)

                                     ----------    ----------------------------------------------------------
($ in thousands)                      PRO FORMA               REORGANIZED TOKHEIM CORPORATION
                                     ----------    ----------------------------------------------------------
                                    September 30,    November 30     November 30,  November 30  November 30,
                                       2000            2001           2002             2003       2004
-------------------------------------------------   ---------------------------------------------------------

ASSETS

Current assets:
Cash and cash equivalents              $10,000      $18,692           $18,692        $18,692       $18,692
Accounts receivable, net               116,726      132,705           141,280        148,344       155,761
Inventory, net                          84,740       94,492            86,342         91,349        96,607
Other current assets                    11,253       10,113            10,113         10,113        10,113
                                    ----------   --------------      -----------    ----------    --------
Total current assets                   222,719      256,002           256,427        268,498       281,173

Investments                              6,704        6,878             6,878          6,878         6,878
Property, plant and
  equipment,net                         70,068       68,667            61,472         49,474        36,423
Intangibles, net                       209,254      209,254           209,254        209,254       209,254
Other non-current assets                   510          510               510            510           510
                                    ----------   --------------      -----------    ----------    --------
Total non-current assets               286,536      285,308           278,113        266,115       253,064

Total assets                          $509,255     $541,310          $534,540       $534,613      $534,237
                                    ==========   ==============      ===========    ==========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities Not Subject to
  Compromise
Accounts payable                       $64,548      $72,824           $78,613        $82,535       $86,653
Other current liabilities               83,781      103,646           112,146        112,214       103,783
Postretirement benefits                 16,866       16,900            16,900         17,407        17,929
DIP/revolver financing                   2,873        8,237             7,848         17,920        30,331
Bank credit agreement                        -            -                 -              -             -
Term debt (new)                        140,000      140,000           140,000        140,000       140,000
Senior trust note (new)                100,000      100,000            75,000         50,000        25,000
Guaranteed ESOP obligation                   -            -                 0              0             0
Cap leases/overdrafts/other             20,778       19,562            18,918         18,727        18,855
Total liabilities subject
  to comprise                          428,846      461,169           449,425        438,803       422,551

Liabilities Subject to
  Compromise
Senior subordinated notes                  -            -                 -             -             -
Junior subordinated PIK notes              -            -                 -             -             -
                                       --------------------------------------------------------------------
Total liabilities subject to
   compromise                              -            -                 -             -             -

Total liabilities                      428,846      461,169           449,425        438,803       422,551

Preferred equity                        19,686       19,686            19,686         19,686        19,686

Common stock equity                     60,724       60,724            60,724         60,724        60,724
Retained earnings                           -          (268)            4,705         15,401        31,276
Treasury stock at cost                      -           -                 -             -             -
                                      ----------------------------------------------------------------------
Total common
  stockholders equity                   60,724        60,456           65,429         76,125        92,000

Total stockholders equity               80,410        80,142           85,115         95,811       111,686

Total liabilities and
  stockholders' equity                 509,255      $541,310         $534,540       $534,614      $534,238
                                      ======================================================================



                      REORGANIZED TOKHEIM CORPORATION
                  PROJECTED CONSOLIDATED INCOME STATEMENTS
                                (UNAUDITED)

                          ------------ --------------------------------------------
($ in thousands)           PRO FORMA         REORGANIZED TOKHEIM CORPORATION
                          -----------  --------------------------------------------
                           November     November   November   November   November
                           30, 2000     30, 2001   30, 2002   30, 2003   30, 2004
-------------------------------------  --------------------------------------------

Net sales                    $525,159    $566,121    $594,427   $624,148   $655,356
Cost of goods sold            339,467     360,959     378,648    397,580    417,459
                          -----------  --------------------------------------------
    Contribution margin       185,692     205,162     215,779    226,568    237,896

Selling, general and
administrative                156,823     147,875     146,188    150,770    155,996
Depreciation and amortization  23,731      19,497      20,945     21,998     23,051
Other operating expenses        3,542       2,916           0          0          0
                          -----------  --------------------------------------------
Total period expenses         184,095     170,288     167,133    172,768    179,047

Operating income (loss)         1,597      34,874      48,646     53,800     58,850

Restructuring/professional
  fees                         17,000           0           0          0          0
Other (income)/expense, net    (1,270)          0           0          0          0
Interest expense               47,064      37,947      37,691     33,974     31,057
Currency exchange (gain)/loss    (470)          0           0          0          0
                          -----------  --------------------------------------------

Earnings before taxes         (60,727)     (3,073)     10,955     19,826     27,793
 Provision for income taxes    (1,550)        500       5,982      9,131     11,917
                          -----------  --------------------------------------------
Earnings from continuing
operations                    (59,177)     (3,573)      4,973     10,696     15,876

Change in method of
accounting                          0           0           0          0          0
Extraordinary (gains)
/losses extinguishment
of debt                      (297,814)          0           0          0          0
                          -----------  --------------------------------------------

Net earnings                 $238,637    ($3,573)      $4,973    $10,696    $15,876
                          ===========  ============================================

Depreciation and
  amortization                 23,731     19,497       20,945     21,998     23,051

EBITDA                         31,074     57,287       69,591     75,798     81,901




                      REORGANIZED TOKHEIM CORPORATION
                  PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW
                                (UNAUDITED)

        ($ in thousands)                       REORGANIZED TOKHEIM CORPORATION
----------------------------------------------------------------------------------------
                                            November   November    November   November
                                            30, 2001    30, 2002   30, 2003   30, 2004
---------------------------------------------------------------------------------------


CASH FLOWS FROM OPERATIONS:
Net Income (loss)                           ($3,573)     $4,973    $10,696   $15,876
Depreciation & Amortization                  19,497      20,945     21,998    23,051
Working Capital and Other                     6,578      13,864     (7,451)  (16,337)
                                          ---------------------------------------------
                                             22,502      39,782     25,243    22,589

CASH FLOWS FROM INVESTING:
Purchase of Capital Equipment               (16,778)    (13,750)   (10,000)  (10,000)
                                          --------------------------------------------
                                            (16,778)    (13,750)   (10,000)  (10,000)

CASH FLOWS FROM FINANCING:
Debt Repaid                                    (969)    (25,644)   (25,315)  (25,000)
Revolver Borrowings (Repayments)             (4,755)       (388)    10,072    12,411
                                          --------------------------------------------
                                             (5,724)    (26,032)   (15,243)  (12,589)
                                          --------------------------------------------

Increase (Decrease) in Cash                       -           -          -         -
Cash & Cash Equivalents Beginning of Period  18,692      18,692     18,692    18,692
Cash & Cash Equivalents at End of Period    $18,692     $18,692    $18,692   $18,692
                                          ============================================



                            TOKHEIM CORPORATION
                           FINANCIAL PROJECTIONS

OVERVIEW

REORGANIZED TOKHEIM'S BUSINESS

      Reorganized Tokheim will continue to be the world's largest producer of petroleum dispensing devices throughout the world. Reorganized Tokheim will continue to manufacture and service electronic and mechanical petroleum dispensing systems including: petroleum dispensers and pumps; retail automation systems (such as point-of-sale systems), dispenser payment or "pay-at-the-pump"" terminals, replacement parts, and upgrade kits. The financial projections assume no acquisitions or divestitures during the projection period. The projections assume an Effective Date of September 30, 2000.

ACCOUNTING ASSUMPTIONS

            The projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors' independent accountant, PricewaterhouseCoopers LLP, has neither compiled nor examined the accompanying financial projections. However, the Company and Lazard have attempted to prepare the financial projections throughout the projection period in a manner consistent with GAAP.

ECONOMIC ASSUMPTIONS

      The overall economic assumptions assume a 3% annual inflation rate.

INCOME STATEMENT

REVENUE

            The revenue projections are based on the following key assumptions:

                              (i) FY 2000 - Current trends experienced throughout FY 2000 continue through the end of the year. An additional volume reduction has been included in the third quarter of 2000 due to the negative impact on the business as a result of the restructuring.

                              (ii) FY 2001 - A 7.8% increase in revenues has been projected based upon 3% inflation, 2% real growth and an additional increase during the third quarter to offset the negative impact on the business as a result of the restructuring.

                              (iii) FY 2002 - 2004 - A 5.0% increase has been projected based upon 3% inflation and 2% real growth.

CONTRIBUTION MARGIN

            Contribution Margin is projected to improve from approximately 35.4% in FY 2000 to 36.6% in FY 2002 and thereafter. This improvement is due in large part cost cutting initiatives placed into effect in FY 2000.

OPERATING EXPENSES

            A significant portion of the Company's operating expenses are "fixed" in nature and relate to the operations. As a result, total operating expenses (excluding depreciation and amortization) are projected to increase primarily due to inflationary pressures and are offset by the cost savings initiatives placed into effect in FY 2000. Management believes that its infrastructure is fully adequate to service the projected revenue levels.

INTEREST EXPENSE

            Interest expense is calculated based on the following interest rates: (i) revolving credit facility at a rate of Prime + 250 basis points,
(ii) term loan facility at a rate of Prime + 350 basis points, and (iii) Special Loan at 16% compounding quarterly, payable-in-kind (non-cash) throughout the projection period. For the purpose of these projections, Prime was assumed to be 9.5%.

OTHER ITEMS

            Restructuring expenses include: (i) fees related to professionals retained by the Company, its secured lenders and its subordinated bondholders and (ii) financing transaction fees related to implementing the Plan.

BALANCE SHEET

SIGNIFICANT BALANCE SHEET ADJUSTMENT ITEMS

            The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement to which this exhibit is attached. The effect of the Plan will be the conversion of the Senior Subodinated Note Claims totaling approximately $211 million (together with interest accrued but unpaid as of the petition date), the Junior Subordinated Note Claims totaling approximately $50.7 million and the General Impaired Unsecured Claims into substantially all of the primary equity of Reorganized Tokheim.

            "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with SOP 90-7. "Fresh start" reporting requires that the reorganization value of Reorganized Prime be allocated to its assets in conformity with Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," for transactions reported on the basis of the purchase method. Any reorganization value less than the fair value of specific tangible or identified intangible assets is to be allocated back to its non-current tangible assets after offsetting the intangible assets. The reorganization value used in preparing the Pro Forma Consolidated Balance Sheet of Reorganized Tokheim as of the Effective Date was assumed to be in a range of $315.0 million to $335.0 million, with a midpoint value of $325.0 million. Based upon the assumed total debt (including capital lease obligations) of approximately $250.0 million, the estimated implied range of equity value of Reorganized Tokheim is between $65.0 million and $85.0 million, with a midpoint value of approximately $75.0 million for purposes of "fresh start" reporting. The reorganization value is subject to adjustment to reflect any fluctuation in these projections on which the valuation is based. The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in these projections.

ACCOUNTS RECEIVABLE

            Accounts receivable are projected based upon days outstanding and are projected to remain consistent with FY 2000 year-to-date and prior year actual financial results.

INVENTORY

            Inventory is projected based upon inventory turns per year and is projected to remain consistent with FY 2000 year-to-date and prior year actual financial results.

PROPERTY, PLANT & EQUIPMENT, NET

            Property, plant & equipment, net is projected to decrease slightly as capital expenditures are projected to be below annual depreciation. Capital expenditures are projected to be $17.5 million in FY 2000 decreasing to $16.8 million in FY 2001 and $13.8 in 2002 before reaching $10.0 million thereafter. The majority of these expenditures represent capital improvements to facilities and replacement parts in the operating facilities.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

            Upon exit from Chapter 11, it is assumed the Company will be receiving normal and customary trade credit terms. Accrued liabilities are projected to remain at historical levels and include such items as accrued wages and benefits and accrued interest on the Special Loan.

LONG TERM DEBT

            Upon exit from Chapter 11 on the Effective Date (which is defined as September 30, 2000), the Company will have drawn approximately $2.9 million of the $50.0 million available under the revolving credit facility. The revolving credit facility has two step-down provisions of $10 million each on December 15, 2001 and December 15, 2002, respectively.

            The Company will have approximately $140.0 million in a secured term loan outstanding on the Effective Date.

            The Company will also have approximately $100 in a Special Loan outstanding as of the Effective Date. Annual installments of $25.0 million plus accrued interest are due beginning December 31, 2002.

            The Company also contemplates having approximately $15.0 million of Other Debt consisting primarily of foreign overdraft facilities to fund the working capital needs of the Company' s European operations.